EXHIBIT 2.1

CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED PURSUANT TO RULE 24B-2 AND ARE SUBJECT TO A CONFIDENTIAL TREATMENT REQUEST. COPIES OF THIS EXHIBIT CONTAINING THE OMITTED INFORMATION HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. THE OMITTED PORTIONS OF THIS DOCUMENT ARE MARKED WITH A [***].

STOCK PURCHASE AGREEMENT
by and between
VITAL SIGNS, INC.
and
MERIT MEDICAL SYSTEMS, INC.
Dated as of November 26, 2012

ARTICLE 1. DEFINITIONS	1
1.1 Certain Definitions	1
1.2 Cross Reference Table	6
1.3 Other Definitional and Interpretive Matters	9
1.4 Disclosure Schedules and Exhibits	10
ARTICLE 2. PURCHASE AND SALE OF ACQUIRED SHARES	10
2.1 Purchase and Sale of Acquired Shares	10
ARTICLE 3. CLOSING; PURCHASE PRICE; PURCHASE PRICE ADJUSTMENT	10
3.1 Time and Place of Closing	10
3.2 Purchase Price	11
3.3 Purchase Price Adjustment	11
3.4 Withholding Tax	12
ARTICLE 4. REPRESENTATIONS AND WARRANTIES OF SELLER WITH RESPECT TO THE COMPANY	12
4.1 Organization	12
4.2 Capitalization of the Company	13
4.3 Noncontravention	13
4.4 Authorization from Others	13
4.5 Intellectual Property	13
4.6 Contracts	15
4.7 Litigation and Orders	16
4.8 Financial Statements	16
4.9 Compliance with Laws; Permits	16
4.10 Absence of Certain Activities	17
4.11 Employees	17
4.12 Taxes	19
4.13 Real Property	20
4.14 Environmental Matters	20
4.15 Assets	21
4.16 Bank Accounts	21
4.17 Brokers and Finders; Success Fees	21
4.18 Inventory	21
4.19 Accounts Receivable	21
4.20 Customers and Suppliers	21
4.21 Powers of Attorney	22
4.22 Certain Business Relationships with the Company	22
4.23 No Other Representations or Warranties	22
ARTICLE 5. REPRESENTATIONS AND WARRANTIES OF SELLER WITH RESPECT TO SELLER	22
5.1 Organization	22
5.2 Authority of Seller	22
5.3 Noncontravention	22
5.4 Authorization from Others	22

1

(Continued)

ARTICLE 6. REPRESENTATIONS AND WARRANTIES OF BUYER	23
6.1 Organization	23
6.2 Authority of Buyer	23
6.3 Noncontravention	23
6.4 Authorization from Others	23
6.5 Litigation and Orders	23
6.6 Brokers and Finders; Success Fees	24
6.7 Financing	24
6.8 Solvency	24
6.9 Due Diligence	24
6.10 Investment Intent	24
6.11 No Outside Reliance	24
ARTICLE 7. CONDITIONS	25
7.1 Conditions to the Obligations of Buyer	25
7.2 Conditions to the Obligations of Seller	26
7.3 Conditions to Obligations of All Parties	28
7.4 Waiver of Conditions	28
ARTICLE 8. PRE-CLOSING COVENANTS	28
8.1 General	28
8.2 Operation of the Company	28
8.3 Governmental Approach	29
8.4 Access	30
8.5 Consents	30
8.6 Notice of Developments	30
8.7 No Solicitation of Other Bids	31
8.8 Financing	31
8.9 Confidentiality	32
8.10 Resignations	32
8.11 Additional Information	32
ARTICLE 9. POST-CLOSING COVENANTS	33
9.1 Access to Records	33
9.2 Tax Matters	33
9.3 Excluded Names	36
9.4 Further Assurances	36
9.5 Intercompany Payables and Receivables	37
9.6 Insurance	37
9.7 Confidentiality	38
ARTICLE 10. EMPLOYEES	38
10.1 Employment and Benefit Plan Matters	38
10.2 Seller Employee Benefit Plans	40
10.3 Company Employee Benefit Plans	40
10.4 Impermissibility; Good Faith	40

(Continued)

10.5 Restrictive Covenants Relating to Employees	41
10.6 Cooperation and Assistance	41
10.7 Employee Data Protection	41
ARTICLE 11. INDEMNIFICATION	42
11.1 Survival	42
11.2 Indemnification by Seller	42
11.3 Indemnification by Buyer	43
11.4 Indemnification Proceeds	43
11.5 Procedure	44
11.6 Limitation on Liability	45
ARTICLE 12. TERMINATION	46
12.1 Termination	46
12.2 Effect of Termination	47
ARTICLE 13. MISCELLANEOUS	47
13.1 Assignment	47
13.2 Transfer Taxes	48
13.3 Expenses	48
13.4 Press Releases and Communications	48
13.5 Notices	48
13.6 Entire Agreement; Modifications	49
13.7 Waiver	50
13.8 Governing Law	50
13.9 Severability	50
13.10 Counterparts	50
13.11 Third Party Beneficiaries	50
13.12 Remedies	50
13.13 No Recourse	51
13.14 Consent to Jurisdiction	52
13.15 Waiver of Jury Trial	52
13.16 Time of the Essence	52
13.17 Provision Respecting Legal Representation	53

EXHIBITS

Exhibit A	Transition Services Agreement
Exhibit B	Trademark License Agreement
Exhibit C	Restrictive Covenant Agreement

STOCK PURCHASE AGREEMENT
This STOCK PURCHASE AGREEMENT (as amended, modified or supplemented in accordance with the terms hereof, this “Agreement”) is entered into as of November [__], 2012, by and between Vital Signs, Inc., a New Jersey corporation (“Seller”), and Merit Medical Systems, Inc., a Utah corporation (“Buyer”), (Seller and Buyer, each a “Party” and together, the “Parties”).
RECITALS
WHEREAS, Seller is the owner of all of the issued and outstanding shares (the “Acquired Shares”) of Thomas Medical Products, Inc., a Pennsylvania corporation (the “Company”).
WHEREAS, Seller desires to sell, and Buyer desires to purchase, the Acquired Shares on the terms and subject to the conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the mutual covenants, conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in order to consummate such purchase and sale and in consideration of the mutual agreements set forth herein, the Parties agree as follows:
Article 1.
DEFINITIONS
1.1    Certain Definitions. For the purposes of this Agreement, the following terms shall have the meanings set out below whenever used in this Agreement (including the Recitals above as well as the Schedules and Exhibits hereto):
“Action” means any action, complaint, claim, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before any Governmental Authority (as defined below).
“Affiliate” means, with respect to a Party at any time, another Person, directly or indirectly, through one or more intermediaries, controlled by, under common control with or which controls, such Party. As used in this definition, “control” (including with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to cause the direction of management policies of a Person, whether through the ownership of equity or partnership or other ownership interests, by Contract or otherwise. For clarification, the Parties agree that, for purposes of this Agreement, the Company will not be an Affiliate of Seller or any of its Affiliates following the Closing.
“Affiliated Group” means, as to any taxable period, any affiliated group of corporations within the meaning of Code Section 1504 or any similar group under any similar provision of state, local or foreign Tax Law (other than any such group of which Buyer or any of its Affiliates is a member) of which the Company is a member during such period.
“Antitrust Laws” means collectively, the HSR Act and any other Laws, including any Laws applicable to Buyer, Seller or the Company under the Laws of any applicable jurisdiction that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Assets” means any asset, property, right, title or interest, whether tangible or intangible, real or personal.
“Business Assets” means collectively all of the Assets of the Company other than the Assets set forth on Schedule 1.1(a).
“Business Day” means a day other than Saturday or Sunday or any other day on which banks in New York City are required to or may be closed.
“Code” means the Internal Revenue Code of 1986, as amended.
“Confidential Information” means (a) any information that is confidential, proprietary or generally not available to the public about Seller, its Affiliates and any of their businesses, operations, clients, customers, prospects, personnel, properties, processes and products, financial, technical, commercial and other information (regardless of the form or format of the information (written, verbal, electronic or otherwise) or the manner or media in or through which it is furnished to or otherwise obtained by Buyer or its Affiliates or Representatives), and (b) all notes, analyses, compilations, studies or other material prepared by Buyer, its Affiliates, or their Representatives derived from, reflecting or incorporating, in whole or in part, on any such information provided or made available by Seller or its Affiliates or by their Representatives. “Confidential Information” shall not include information that (i) is or becomes generally available to the public through no direct or indirect act or omission by Buyer or any of its Affiliates or Representatives, or (ii) is already known by, or is or becomes lawfully available to, Buyer or its Affiliates from a source, other than Seller or its Affiliates or Representatives, who is not prohibited from disclosing such portions to Buyer or its Affiliates by any contractual, legal or fiduciary obligation.
“Confidentiality Agreement” means the Confidentiality Agreement dated September 4, 2012, by and between Merit Medical Systems, Inc. and General Electric Company.
“Contract” means any agreement, contract, instrument, commitment, lease, guaranty, indenture, license, obligation, undertaking, sales order (including delivery orders, purchase orders and change orders), teaming agreement, joint venture, basic ordering agreement, pricing agreement, letter contract, option, warrant or other arrangements or understandings between two or more Persons or by one Person in favor of another Person, as well as any bids or proposals, which if accepted would result in a binding Contract.
“Disclosure Schedules” means all of the disclosure schedules provided for in this Agreement.
“Effective Time” means 11:59 P.M. New York time on the Closing Date.
“Employee Benefit Plans” means, collectively, each “employee pension benefit plan”, as defined in Section 3(2) of ERISA, each “employee welfare benefit plan”, as defined in Section 3(1) of ERISA, and each agreement, plan, program, fund, policy, Contract or arrangement (whether written or unwritten) providing compensation, benefits, pension, retirement, superannuation, profit sharing, stock bonus, stock option, stock purchase, phantom or stock equivalent, bonus, thirteenth month, incentive, deferred compensation, hospitalization, medical, dental, vision, vacation, life insurance, death benefit, sick pay, disability, severance, termination indemnity, redundancy pay, educational assistance, holiday pay, housing assistance, moving expense reimbursement, fringe benefit or similar employee benefits.
“Environmental Law” means any Law relating to pollution or protection of or prevention of harm to either the environment or employee health and safety. Such laws include, but are not limited to, the use, generation, processing, handling, transportation, treatment, storage, disposal, release or, threat of release or discharge of Hazardous Materials.
“Environmental Permits” means all Permits required to lawfully operate the Company’s business and issued by any Governmental Authority pursuant to applicable Environmental Law.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended on or prior to the date hereof.
“Excluded Employee” means any Business Employee set forth on Schedule 4.11(a) with an asterisk (“*”) next to his or her name.
“Excluded Names” means, subject to Section 9.3, all rights in, relating to, or for the use or exploitation of, any trademark, service mark, brand name, certification mark, trade name, corporate name, domain name or other indication of source or origin, that is comprised of, includes, is based on, relates to or is likely to be confused with the terms “General Electric,” “General Electric Healthcare,” “GE Health,” “GE Healthcare,” “General Electric Health,” or “GE,” as well as any of the marks or terms set forth on Schedule 1.1(b) or any other similar term or derivative thereof.
“GAAP” means U.S. generally accepted accounting principles applied by Seller or the Company with respect to the Company’s business on a consistent basis.
“Governmental Authority” means any government or governmental or regulatory entity, body thereof or political subdivision thereof, whether federal, state, provincial, local, municipal or foreign, or any agency, instrumentality or authority thereof or any other entity exercising executive, legislative, judicial, regulatory or administrative functions or pertaining to government, including any department, board, commission, court or tribunal.
“Hazardous Materials” means (a) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead paint, mold vapors or polychlorinated biphenyls; and (b) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is defined, listed or otherwise identified or regulated as hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under, any Environmental Law.
“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended on or prior to the date hereof, and the regulations promulgated by the Secretary of the U.S. Department of Health and Human Services thereto.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Income Tax Return” means any Tax Return that relates to Income Taxes.
“Income Taxes” means Taxes (a) imposed on, or with reference to, net income or gross receipts, or (b) imposed on, or with reference to, multiple bases including net income or gross receipts.
“IRS” means the United States Internal Revenue Service.

“Laws” means any applicable United States federal, state or local constitution, law, statute, ordinance, code, rule, regulation, requirement, order, decree, announcement or other binding action or requirement of any Governmental Authority.
“Liability” means any liability or obligation of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.
“Lien” means any charge, claim, community property interest, pledge, conditional sale, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind having substantially the same economic effect as the foregoing, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership, but excluding intellectual property licenses.
“Material Adverse Effect” means any change, effect, event, circumstance or development that, individually or when taken together with all other such similar or related changes, effects, circumstances or developments, has had, or would reasonably be expected to have, a material adverse effect on the Assets, liabilities, results of operations, or financial condition of the Company, taken as a whole, excluding in each case the impact of any changes, effects, events, circumstances or developments arising from or relating to any of the following, alone or in combination: (a) changes or effects that generally affect the industry in which the Company operates, (b) changes in securities markets or general economic (including changes in interest rates), regulatory or political conditions in the United States of America or in any country in which the Company operates (including terrorism or the escalation of any war whether declared or undeclared or other hostilities), (c) changes in any Laws affecting the Company or regulatory, political, economic or business conditions (or, in each case, any interpretation thereof) after the date hereof, (d) the failure of the Company to meet any internal projections or forecasts (it being understood that other than as specifically excluded herein, the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect, (e) any effect resulting from any publicly available statement made by Buyer or any of its Affiliates concerning the Company, or any employees, customers or suppliers of the Company, or otherwise relating to the transactions contemplated by the Transaction Documents, (f) actions by taken or omitted to be taken at the request or with the express consent of Buyer, or any change that Seller can demonstrate resulted from Buyer unreasonably withholding, delaying or conditioning its consent in violation of Section 8.2(a) with respect to any action requiring Buyer’s consent thereunder, (g) the compliance by Seller or the Company with the terms of the Transaction Documents or the taking of any action required, permitted or contemplated by the Transaction Documents or (h) acts of God, natural disasters or calamities; provided, however, that any change, effect, event, circumstance, or development referred to in subparagraphs (a), (b), (c) or (h) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur only to the extent that such change, effect, event, circumstance or development has a disproportionate effect on the Company compared to other participants in the industry in which the Company conducts its business.
“Net Working Capital” means, as of the Effective Time, the current assets less the current liabilities of the Company as set forth on and established in accordance with Schedule 1.1(c).
“Order” means any order, award, decision, injunction, judgment, decree, ruling, subpoena, writ, assessment, verdict or arbitration award entered by or with any Governmental Authority.

“Ordinary Course of Business” means an action taken or not taken with respect to the operation of the business of the Company that is consistent with past practices of the Company during the twenty-four (24) months prior to the date hereof (including with respect to quantity, nature, magnitude and frequency) and is taken in the ordinary course of the normal day-to-day operation of the business of the Company.
“Permits” means any approvals, authorizations, consents, licenses, variances, plans, permissions, directives, permits, registrations, qualifications or certifications required by a Governmental Authority.
“Permitted Liens” means (a) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or the validity of which is being contested in good faith by appropriate proceedings and for which, in each instance, there are adequate accruals or reserves on the Interim Balance Sheet, if so required by GAAP; (b) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the Ordinary Course of Business for amounts which are not delinquent and which are not, individually or in the aggregate, material to the operation of the business of the Company; (c) zoning, entitlement, building and other land use regulations imposed by Governmental Authorities having jurisdiction over the Leased Real Property which are not, individually or in the aggregate, material to the Company; (d) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the Leased Real Property which do not materially impair occupancy or use of the Leased Real Property for the purposes for which it is currently used or proposed to be used in connection with the operation of the business of the Company; (e) public roads and highways; (f) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar Laws; (g) purchase money Liens and Liens securing rental payments under capital lease arrangements; (h) other Liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money; (i) other Liens which are not, individually or in the aggregate, material to the operation of the business of the Company; and (j) with respect to the Acquired Shares, Liens imposed by securities Laws or the Organizational Documents.
“Person” means any individual, corporation, limited or general partnership, limited liability partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, a foreign equivalent of any of the foregoing or government or any Governmental Authority.
“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion through the end of the Closing Date of any Straddle Period.
“Representative” means, with respect to any Person, any director, officer, member, owner, partner, employee, agent or advisor (including attorneys, accountants, consultants, bankers and financial advisors).
“Seller’s Knowledge” means the actual knowledge of any of the officers of the Company listed on Schedule 1.1(d), in each case after reasonable inquiry.
“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (b) if a limited liability company, partnership, association, or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association, or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any general partner of such partnership or a majority of the voting interests of the equity ownership of the limited liability company or other business entity.
“Target Closing Date Net Working Capital” means $10,646,000.
“Tax” means any and all federal, state, provincial, local, foreign and other taxes, levies, fees, imposts, duties, and similar governmental charges (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto), including taxes imposed on, or measured by income, gross receipts, franchise, profits, license, payroll, employment, withholding, excise, severance, stamp, occupation, premium, windfall profits, customs, duties, capital stock, social security (or similar), unemployment, healthcare, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, ad valorem, capital gains, goods and services, branch, utility, production and compensation taxes.
“Tax Returns” means all returns for all Taxes required to be filed with any Taxing Authority including reports, statements, declarations, elections, schedules, forms (including estimated Tax or information returns and reports), claims for refund and similar documents, including any supplement or attachment thereto and any amendment thereof.
“Taxing Authority” means any Governmental Authority responsible for the administration or imposition of any Tax.
“Transaction Documents” means, collectively, this Agreement, the Transition Services Agreement and the Trademark License Agreement, as each may be amended, modified or supplemented in accordance with their respective terms.
“United States” or “U.S.” means the United States of America.
1.2    Cross Reference Table. The following terms defined elsewhere in this Agreement in the Sections set forth below shall have the respective meaning therein defined:

Defined Term	Section
338(h)(10) Election	9.2(i)
Acquired Shares	Recitals
Action	1.1
Affiliate	1.1
Affiliated Group	1.1
Agreement	Preamble
Allocation Statement	9.2(d)
Antitrust Approvals	8.3(a)
Antitrust Filings	8.3(a)
Antitrust Laws	1.1
Approved Indemnification Claim	11.5(c)
Arbiter	3.3(b)
Assets	1.1
Basket Amount	11.4(a)(i)
Business Assets	1.1

Business Day	1.1
Business Employees	4.11(a)
Buyer	Preamble
Buyer Claims	11.2
Buyer Indemnified Parties	11.2
Buyer Pre-Closing Tax Returns	9.2(d)
Buyer Related Parties	13.12(d)
Closing	3.1
Closing Date	3.1
Closing Date Net Working Capital	3.3(a)
Closing Report	3.3(a)
COBRA	4.11(j)
Code	1.1
Company	Recitals
Company Employee Benefit Plan	4.11(d)
Company Intellectual Property	4.5(a)
Confidential Information	1.1
Confidentiality Agreement	1.1
Contract	1.1
Debt Commitment Letter	6.7
Debt Financing	6.7
Determination Date	3.3(b)
Disclosure Schedules	1.1
Dispute Notice	11.5(c)
Dispute Period	11.5(c)
Effective Time	1.1
Employee Agreements	10.1(d)
Employee Benefit Plans	1.1
End Date	12.1(b)
Environmental Law	1.1
Environmental Permits	1.1
ERISA	1.1
Excluded Employee	1.1
Excluded Names	1.1
Final Closing Date Net Working Capital	3.3(b)
Final Closing Report	3.3(b)
Financial Statements	4.8(a)
Financing Providers	6.7
Fundamental Reps	11.1
GAAP	1.1
GE Personal Data	10.7(a)
Governmental Authority	1.1

Hazardous Materials	1.1
HIPAA	1.1
HSR Act	1.1
Inactive Business Employees	10.1(a)
Income Tax Return	1.1
Income Taxes	1.1
Indemnification Claim	11.5(a)
Indemnified Party	11.5(a)
Indemnifying Party	11.5(a)
Initial Purchase Price	3.2
Intellectual Property	4.5(a)
Intellectual Property Registrations	4.5(b)
Intercompany Balances	9.5
Interim Balance Sheet	4.8(a)
Interim Balance Sheet Date	4.8(a)
IRS	1.1
Laws	1.1
Leased Real Property	4.13
Liability	1.1
Licensed Intellectual Property	4.5(d)
Lien	1.1
Loss	11.2
Material Adverse Effect	1.1
Material Contracts	4.6(a)
Moelis	4.17
Net Working Capital	1.1
Order	1.1
Ordinary Course of Business	1.1
Parties	Preamble
Party	Preamble
Permits	1.1
Permitted Liens	1.1
Person	1.1
Pre-Closing Income Tax Returns	9.2(c)
Pre-Closing Tax Period	1.1
Purchase Price	3.2
Real Property Leases	4.13
Representative	1.1
Restricted Employees	10.5
Restrictive Covenant Agreement	7.1(d)(iv)
Review Period	3.3(b)
Securities Act	6.10

Seller	Preamble
Seller Claims	11.3
Seller Employee Benefit Plan	4.11(d)
Seller Indemnified Parties	11.3
Seller Tax Contest Claim	9.2(f)
Seller’s Knowledge	1.1
Straddle Period	9.2(g)
Subsidiary	1.1
Target Closing Date Net Working Capital	1.1
Tax	1.1
Tax Contest Claim	9.2(f)
Tax Returns	1.1
Taxing Authority	1.1
Third Party Claim	11.5(a)
Trademark License Agreement	7.1(d)(iii)
Transaction Documents	1.1
Transfer Taxes	13.2
Transferred Employees	10.1(a)
Transition Services Agreement	7.1(d)(ii)
United States	1.1
1.3    Other Definitional and Interpretive Matters. Unless otherwise expressly provided herein, for purposes of this Agreement, the following rules of interpretation shall apply: (a) when calculating the period of time before which, within which or following which any act is to be done or step taken, the date that is the reference date in beginning the calculation of such period shall be excluded (for example, if an action is to be taken within two (2) days of a triggering event and such event occurs on a Tuesday, then the action must be taken by the end of the day on Thursday) and if the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day; (b) any reference to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa; (c) the provision of a Table of Contents, the division into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement and all references in this Agreement to any “Article”, “Section”, “Schedule” or “Exhibit” are to the corresponding Article, Section, Disclosure Schedule or Exhibit of or to this Agreement; (d) unless otherwise specified, references to any statute, rule, regulation or form (including in the definition thereof) shall be deemed to include references to such statute, rule, regulation or form as amended, modified, supplemented or replaced from time to time (and, in the case of any statute, include any rules and regulations promulgated under such statute), and all references to any Section of any statute, rule, regulation or form include any successor to such section; (e) words such as “herein”, “hereinafter”, “hereof”, “hereto” and “hereunder” refer to this Agreement as a whole and not merely to any particular provision of this Agreement; (f) the word “including” and any variation thereof means “including without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it; (g) all references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars and all payments hereunder shall be made in United States dollars; (h) each Party has participated in the drafting of this Agreement, which each Party acknowledges is the result of extensive negotiations among the Parties, and consequently, this Agreement shall be interpreted without reference to any Laws to the effect that any ambiguity in a document be construed against the drafter; and

(i) the language used in this Agreement shall be deemed to be the language chosen by the Parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Party.
1.4    Disclosure Schedules and Exhibits. The disclosure in the Disclosure Schedules shall be deemed to be responsive to and qualify the specific representations and warranties of Seller contained in the corresponding sections of this Agreement and any other sections of this Agreement so long as the relationship between the disclosure and such other sections are reasonably apparent on the face of such disclosure. The inclusion of information in the Disclosure Schedules shall not be construed as or constitute an admission or agreement that a violation, right of termination, default, Liability or other obligation of any kind exists with respect to any item, nor shall it be construed as or constitute an admission or agreement that such information is material to the Company or Seller. In addition, matters reflected in the Disclosure Schedules are not necessarily limited to matters required by this Agreement to be reflected in the Disclosure Schedules. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature. Neither the specifications of any dollar amount in any representation, warranty or covenant contained in this Agreement nor the inclusion of any specific item in the Disclosure Schedules is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no Person shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in the Disclosure Schedules is or is not material for purposes of this Agreement. Further, neither the specification of any item or matter in any representation, warranty or covenant contained in this Agreement nor the inclusion of any specific item in the Disclosure Schedules is intended to imply that such item or matter, or other items or matters, are or are not in the Ordinary Course of Business, and no Person shall use the fact of setting forth or the inclusion of any such items or matter in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in the Disclosure Schedules is or is not in the ordinary course of business for purposes of this Agreement.

ARTICLE 2
PURCHASE AND SALE OF ACQUIRED SHARES

2.1    Purchase and Sale of Acquired Shares. At the Closing, on the terms and subject to the conditions set forth in this Agreement, and in reliance on the respective representations and warranties of the Parties, Seller shall sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase from Seller, all right, title and interest in and to the Acquired Shares, free and clear of all Liens other than any Liens imposed by securities Laws.
ARTICLE 3.
CLOSING; PURCHASE PRICE; PURCHASE PRICE ADJUSTMENT
3.1    Time and Place of Closing. Subject to the satisfaction or waiver of the conditions set forth in Article 7, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely via the exchange of documents and signatures, on a date specified by the Parties, which date will be no later than the third Business Day after the satisfaction or waiver of each condition to the Closing set forth in Article 7 (other than conditions that by their nature are to be satisfied at the Closing), or such other date, time or place as will be mutually agreed upon by the Parties. The actual date of the Closing is the “Closing Date” and the Closing shall be deemed effective as of the Effective Time.

3.2    Purchase Price. At the Closing, Buyer shall pay to Seller an amount equal to One Hundred Sixty-Seven Million Dollars ($167,000,000) (the “Initial Purchase Price”) for the Acquired Shares. The Initial Purchase Price as adjusted by Section 3.3 shall be referred to in this Agreement as the “Purchase Price”). The Initial Purchase Price shall be paid at the Closing by wire transfer to the account of Seller or its designee, pursuant to instructions delivered by Seller to Buyer not less than two (2) Business Days prior to the Closing Date.
3.3    Purchase Price Adjustment.
(a)    Within thirty (30) calendar days following the Closing Date, Buyer will prepare and deliver to Seller a written statement (the “Closing Report”) setting forth a calculation of Net Working Capital as of the Effective Time (“Closing Date Net Working Capital”). The Closing Date Net Working Capital will be prepared in accordance with the same accounting methods, policies, principles, practices and procedures, with consistent classifications, judgments and estimation methodology as set forth on Schedule 1.1(c) or, to the extent applicable, in accordance with any changes to such accounting methods, policies, principles, practices and procedures which are documented in the Company’s books and records prior to the Effective Time, and shall not include any changes in assets or liabilities as a result of purchase accounting adjustments or other changes arising from or resulting as a consequence of the transactions contemplated by the Transaction Documents. The Parties agree that the purpose of preparing the Closing Report and determining Closing Date Net Working Capital pursuant to this Section 3.3 is to measure changes in Net Working Capital against the Target Closing Date Net Working Capital amount, and such processes are not intended to permit the introduction of different judgments, accounting methods, policies, principles, practices, procedures, classifications or estimation methodologies for the purpose of preparing the Closing Report or determining Closing Date Net Working Capital.
(b)    If Seller disputes any items in the Closing Report, Seller will within sixty (60) days after the delivery of the Closing Report (the “Review Period”) deliver written notice to Buyer of any objections thereto, which written notice will specify in reasonable detail the rationale for such disagreement and the amount in dispute. Buyer and Seller will attempt in good faith to reach an agreement as to any matters identified in such written notice as being in dispute. If Seller and Buyer fail to resolve all such matters in dispute within sixty (60) days after Seller’s delivery of such written notice to Buyer, then any matters identified in such written notice that remain in dispute will be finally and conclusively determined by the Philadelphia, Pennsylvania office of Grant Thornton LLP, or if the office of such firm is not available or able to perform the tasks contemplated hereunder, by an independent auditing firm of recognized national standing selected by Buyer and Seller, which firm is not the regular auditing firm of Buyer or Seller or any of their Affiliates (the “Arbiter”). Promptly, but no later than thirty (30) days after its acceptance of its appointment, the Arbiter will determine (based on written presentations of Buyer and Seller and not by independent review; provided that the Arbiter shall have the right (but not the obligation) to ask questions, and seek additional written presentations, of Buyer and Seller) only those matters in dispute and will render a written report as to the disputed matters and the resulting calculation of the final Closing Date Net Working Capital, which report will thereupon be conclusive and binding upon the Parties. In resolving any disputed item, the Arbiter may not assign a value to any item greater than the greatest value for such item claimed by Buyer or Seller, or less than the smallest value for such item claimed by Buyer or Seller. The fees and expenses of the Arbiter will be allocated between Buyer and Seller based on the inverse of the percentage that the Arbiter’s determination (before such allocation) bears to the total amount of the total disputed matters as originally submitted to the Arbiter. For example, if the disputed matters total $1,000 and the Arbiter awards $400 in favor of Seller’s position, then 40% of the fees and expenses of the Arbiter would be borne by Buyer and 60% of such fees and expenses would be borne by Seller. If Seller fails to notify Buyer of any disputes within the Review Period, the Closing Report (including the calculation of Closing Date Net Working

Capital reflected therein) will be conclusive and binding on the Parties upon the expiration of the Review Period. If Seller notifies Buyer of its agreement with any items in the calculation of the Closing Date Net Working Capital, such items will be conclusive and binding on the Parties immediately upon such notice. The Closing Report and the calculation of the Closing Date Net Working Capital, as finally determined pursuant to this Section 3.3, will constitute the “Final Closing Report” and “Final Closing Date Net Working Capital” respectively, for purposes of this Agreement. The date on which the Final Closing Date Net Working Capital is finally determined in accordance with this Section 3.3 is hereinafter referred to as the “Determination Date.”
(c)    If the Target Closing Date Net Working Capital is greater than the Final Closing Date Net Working Capital, then the Purchase Price will be adjusted downward by such amount and promptly following the Determination Date, and in any event within five (5) Business Days after the Determination Date, Seller shall deliver an amount equal to the Target Closing Date Net Working Capital minus the Final Closing Date Net Working Capital to Buyer by wire transfer of immediately available funds to an account or accounts designated in writing by Buyer.
(d)    If the Target Closing Date Net Working Capital is less than the Final Closing Date Net Working Capital, then the Purchase Price will be adjusted upward by such amount and promptly following the Determination Date, and in any event within five (5) Business Days after the Determination Date, Buyer shall deliver an amount equal to the Final Closing Date Net Working Capital minus the Target Closing Date Net Working Capital to Seller by wire transfer of immediately available funds to an account or accounts designated in writing by Seller.
(e)    If the Target Closing Date Net Working Capital is equal to the Final Closing Date Net Working Capital, then no additional amounts will be payable pursuant to the adjustments contemplated by this Section 3.3.
(f)    Any payments made pursuant to this Section 3.3 shall be treated as an adjustment to the Purchase Price by the Parties for Tax purposes, unless otherwise required by Law.
3.4    Withholding Tax. Buyer shall be entitled to deduct and withhold from the Purchase Price all Taxes that Buyer may be required to deduct and withhold under any provision of Tax Law as the result of any change in Tax Law following the date hereof subject to the prior written consent of Seller. All such withheld amounts thereon and timely paid over to the appropriate Governmental Authority shall be treated as delivered to Seller hereunder.
ARTICLE 4.
REPRESENTATIONS AND WARRANTIES OF SELLER WITH RESPECT TO THE COMPANY
Except as set forth on the Disclosure Schedules, as of the date hereof and as of the Closing, Seller represents and warrants to Buyer as follows:
4.1    Organization. The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the Commonwealth of Pennsylvania. The Company is duly qualified, authorized or licensed and is in good standing, or the local equivalent, to do business in each jurisdiction in which it is required to qualify, except as set forth on Schedule 4.1. The Company has the requisite corporate power and authority to execute and deliver each Transaction Document to which it is a party and to consummate the transactions contemplated thereby.

4.2    Capitalization of the Company. The authorized, issued and outstanding shares of the Company are set forth on Schedule 4.2, and all such shares were duly authorized and validly issued, are fully-paid and non-assessable and are owned of record and legally and beneficially by Seller, free and clear of all Liens, except Liens imposed by securities Laws. The Company has not issued any shares or other securities in violation of (a) Law, (b) its articles of incorporation or (c) any preemptive right, purchase option, call option, warrant, right of first refusal, subscription right or any similar right. The Acquired Shares represent the only issued and outstanding shares of the Company. There are no Contracts existing or outstanding which provide for the sale, purchase, redemption or issuance of any shares by the Company or Seller or that relate to the transfer or voting of the shares of the Company. There are no outstanding or authorized equity appreciation, phantom equity, profit participation or similar rights with respect to the shares of the Company.
4.3    Noncontravention. Neither the execution and delivery by Seller or the Company of any Transaction Document to which it is a party, the consummation of the transactions contemplated hereby or thereby, nor the compliance by Seller or the Company with any provisions hereof or thereof, as applicable, will: (a) result in a violation or breach of, or constitute a default under, the articles of incorporation, by-laws or other organizational document of Seller or the Company; (b) except as set forth on Schedule 4.3, conflict with, require any notice under, result in a violation or breach of any material provision, or give any Person the right to declare a default under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, or cause a default under, an acceleration of the maturity or performance of, or the cancellation, termination or modification of, any Material Contract or any Permit held by Seller or the Company affecting the Business Assets or the business of the Company; (c) contravene, conflict with or result in a violation or breach of any Law or Order applicable to the Company or the Seller, or any Order to which Seller is subject, except with respect to required filings under the Antitrust Laws and the expiration of any applicable waiting periods thereunder; or (d) result in the imposition or creation of any Lien (other than a Permitted Lien), upon or with respect to the Acquired Shares or to any of the Business Assets.
4.4    Authorization from Others. No consent, waiver, approval, Order, Permit, or declaration or filing with, or notification to, any Governmental Authority, in each case that would not be material to the operation of the business of the Company, is required with respect to Seller or the Company in connection with the execution of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated by this Agreement or the other Transaction Documents except with respect to required filings under any Antitrust Laws and the expiration of any applicable waiting periods thereunder.
4.5    Intellectual Property.
(a)    “Intellectual Property” means all of the following intangible property and related proprietary rights, interests and protections, however arising, pursuant to the Laws of any jurisdiction throughout the world:
(i)    trademarks, service marks, brand names, logos, trade dress and other proprietary indicia of goods and services, whether registered or unregistered, and all registrations and applications for registration of such trademarks, including intent-to-use applications, all issuances, extensions and renewals of such registrations and applications and the goodwill connected with the use of and symbolized by any of the foregoing;

(ii)    internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority;
(iii)    original works of authorship in any medium of expression, whether or not published, all copyrights (whether registered or unregistered), all registrations and applications for registration of such copyrights, and all issuances, extensions and renewals of such registrations and applications;
(iv)    confidential information, formulas, designs, devices, technology, know-how, research and development, inventions, methods, processes, compositions and other trade secrets, whether or not patentable; and
(v)    patented and patentable designs and inventions, all design, plant and utility patents, letters patent, utility models, pending patent applications and provisional applications and all issuances, divisions, continuations, continuations-in-part, reissues, extensions, reexaminations and renewals of such patents and applications.
“Company Intellectual Property” means Intellectual Property owned by the Company. For the avoidance of doubt, Company Intellectual Property shall not include the Excluded Names
(b)    Schedule 4.5(b) lists all material Company Intellectual Property that is either subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction (collectively, “Intellectual Property Registrations”), including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing. To Seller’s Knowledge, all required filings and fees related to the Intellectual Property Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Intellectual Property Registrations are otherwise in good standing, except for any such failure to file or pay or lack of good standing that is not material to the operation of the business of the Company as currently conducted.
(c)    Except as set forth in Schedule 4.5(c), the Company owns, exclusively or jointly with other Persons, all right, title and interest in and to the Company Intellectual Property that is material to the operation of the business of the Company as currently conducted, free and clear of Liens.
(d)    Schedule 4.5(d) lists all licenses, sublicenses and other agreements in existence as of the date hereof whereby any other Person grants the Company any rights or interests, whether on an exclusive or non-exclusive basis, with respect to any Intellectual Property owned by such other Person that is used in or necessary for the Company’s current or planned business or operations other than (i) non-exclusive licenses for commercially available, off-the-shelf software, (ii) nondisclosure agreements, and (iii) Contracts entered into in the Ordinary Course of Business (collectively, the “Licensed Intellectual Property”). To Seller’s Knowledge, as of the date hereof, all such agreements are valid, binding and enforceable between the Company and the other parties thereto, and the Company and such other parties are in full compliance with the material terms and conditions of such agreements.
(e)    To Seller’s Knowledge, the use of the Company Intellectual Property and Licensed Intellectual Property by the Company, and the Company’s operation of its business (including the manufacture and sale of products during the last three years) as currently conducted and as conducted during the past three (3) years, has not and does not infringe, violate or misappropriate the Intellectual Property of any Person. Additionally, Seller warrants and represents that the operation of the business of the Company as currently conducted and as conducted during the past three (3) years, has not and does not infringe, violate or misappropriate any Intellectual Property or other rights of any kind which Pressure Products, Inc. may have pursuant to Section 8 (Ownership) of that certain Letter Agreement effective May 27, 1993, by and between Pressure Products, Inc. and the Company. Neither the Seller nor the Company has received any communication during the three (3) years prior to the date hereof, and no Action has been instituted, settled or, to Seller’s Knowledge, threatened during such period that alleges any such infringement, violation or misappropriation.
(f)    Schedule 4.5(f) lists all licenses, sublicenses and other agreements in existence as of the date hereof pursuant to which the Company grants rights to any Person with respect to any Company Intellectual Property or Licensed Intellectual Property other that non-exclusive licenses granted in the Ordinary Course of Business. To Seller's Knowledge, as of the date hereof, all such agreements are valid, binding and enforceable between the Company and the other parties thereto, and the Company and such other parties are in full compliance with the material terms and conditions of such agreements. As of the date hereof, to Seller's Knowledge, no Person has, during the two (2) years prior to the date hereof, infringed, violated or misappropriated, or is infringing, violating or misappropriating, any Company Intellectual Property.
4.6    Contracts.
(a)    Except as set forth on Schedule 4.6(a), as of the date hereof, the Company is not a party to any: (i) Contract involving aggregate consideration of more than $[***], excluding any such Contracts that are terminable by the Company without penalty on not more than ninety (90) days’ notice; (ii) Contract in respect of indebtedness for borrowed money of the Company, in each case having an outstanding principal amount in excess of $[***]; (iii) guaranty of the obligations of other Persons (other than the Company) involving the potential expenditure by the Company after the date hereof of more than $[***] in any instance; (iv) Contract which contains a non-compete provision or similar covenant restricting the Company from competing with another Person; (v) Contract creating or relating to any partnership or joint venture or the sharing of revenues, profits, losses, costs or liabilities; (vi) Contract providing for any “earn out,” “performance guarantee” or other similar contingent payment by the Company; (vii) Real Property Lease under which the Company is the lessee and is obligated to make payments of more than $[***] per year; (viii) Contract with any Governmental Authority; (ix) Contract between the Company, on the one hand, and Seller or any of its Affiliates (excluding the Company), on the other hand; (x) Contract that requires the Company to purchase its total requirements of any product or service from a third party; (xi) Contract that provides for the indemnification by the Company of any Person; (xii) Contract for the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise); (xiii) employment agreement or Contract with any independent contractor or consultant (or similar arrangement) which is not terminable by the Company without material penalty or without more than sixty (60) days’ notice; (xiv) license, sublicense or other agreement identified in Section 4.5(d); or (xv) other Contract that is material to the operation of the business of the Company and which is outside the Ordinary Course of Business. The Contracts set forth on Schedule 4.6(a) are collectively referred to herein as the “Material Contracts”. Seller has made available to Buyer a complete and correct copy of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder).
(b)    As of the date hereof, neither the Company nor, to Seller’s Knowledge, any other party thereto is in breach of or default under any term of any Material Contract or has repudiated any term of any Material Contract, except as set forth on Schedule 4.6(b). The Company is not in material breach of or default under and, to Seller’s Knowledge, as of the date hereof no other party thereto is in material breach of or default under any Material Contract. During the one (1) year prior to the date hereof, the Company has not provided or received any written notice of any intention to terminate, any Material Contract. To Seller’s Knowledge, no event or circumstance has occurred during the one (1) year prior to the date hereof that, with notice or lapse of time or both, would constitute a material event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any material right or obligation or the loss of any material benefit thereunder. As of the date hereof, each Material Contract is in full force and effect, and is a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights.
4.7    Litigation and Orders.
(a)    Except as set forth on Schedule 4.7(a), as of the date hereof, no Action is pending or, to Seller’s Knowledge, threatened in writing (i) against or by the Company or Seller (or any Affiliate of the Company or Seller) affecting the Business Assets or the Acquired Shares; or (ii) against or by the Company or Seller (or any Affiliate of the Company or Seller) that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.
(b)    To Seller’s Knowledge, there are no outstanding Orders or unsatisfied judgments, penalties or awards against or affecting the Company or any of its Business Assets, in each case that are material to the operation of the business of the Company.
4.8    Financial Statements.
(a)    Set forth on Schedule 4.8(a) is a copy of (i) the unaudited balance sheet of the Company (the “Interim Balance Sheet”) as of September 30, 2012 (the “Interim Balance Sheet Date”) and the related statement of income for the nine-month period then ended, (ii) the unaudited balance sheet of the Company as of September 30, 2011 and the related statement of income for the nine-month period then ended and (iii) the unaudited balance sheet of the Company as of December 31, 2010 and 2011 and the related statements of income and for the twelve-month periods then ended (collectively, the “Financial Statements”). The Financial Statements are based on the books and records of the Company and have been prepared in all material respects in accordance with Schedule 1.1(c), in each case, as of the respective dates they were prepared.
(b)    As of the date hereof, the Company has no material Liabilities, except (a) those which are adequately reflected or reserved against in the Interim Balance Sheet as of the Interim Balance Sheet Date of the type that would otherwise be required by the accounting principles set forth in Schedule 1.1(c) to be set forth on a balance sheet, (b) those which are set forth on Schedule 4.8(b) and (c) those incurred since the Interim Balance Sheet Date in the Ordinary Course of Business.
4.9    Compliance with Laws; Permits.
(a)    Except as set forth on Schedule 4.9(a), and except with respect to Environmental Laws and Environmental Permits that are the subject of Section 4.14, the Company has complied since December 31, 2008, and currently is in compliance, with all Laws applicable to the Company, the Company’s ownership or operation of its business or the Business Assets except where the failure to comply, individually or in the aggregate, has not or would not reasonably be expected to be material to the operation of the business of the Company.

(b)    Schedule 4.9(b) sets forth a true and correct list of all material Permits, except for Environmental Permits that are the subject of Section 4.14, necessary for the lawful conduct of the Business and the Company and Seller are in material compliance with the terms of all such Permits.
4.10    Absence of Certain Activities. Except as set forth on Schedule 4.10, since the Interim Balance Sheet Date, and other than in the Ordinary Course of Business, there has not been, with respect to the Company, any (a) amendment of the articles of incorporation, bylaws or other organizational document of the Company; (b) declaration or payment of any dividend or distribution on or in respect of any of the Company’s capital stock or redemption, purchase or acquisition of its capital stock; (c) material change in any method of accounting or accounting practice of the Company; (d) entry into any contract that would constitute a Material Contract; (e) incurrence, assumption or guarantee of any indebtedness for borrowed money; (f) transfer, assignment, sale or other disposition of any of the Assets reflected in the Interim Balance Sheet or cancellation of any of the Liabilities reflected in the Interim Balance Sheet; (g) material damage, destruction or loss (whether or not covered by insurance) to the Business Assets; (h) capital investment in, or loan to, any other Person; (i) acceleration, termination, material modification to or cancellation of any Material Contract; (j) material capital expenditure except in the Ordinary Course of Business; (k) transfer, assignment or grant of any exclusive license or exclusive sublicense of any material rights under or with respect to any material Intellectual Property; (l) imposition of any Lien upon any material Business Asset; (m)(i) grant of any material bonus, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of the Transferred Employees or any of the Company’s independent contractors, directors, officers or consultants, other than as provided for in any written agreements or required by applicable Law, or (ii) action to accelerate the vesting or payment of any incentive compensation or similar benefit for any employee, officer, director, independent contractor or consultant of the Company; (n) except as required by applicable Law, adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any Transferred Employee or any officer, director, independent contractor or consultant of the Company; (ii) Company Employee Benefit Plan; (o) adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law; (p) purchase, lease or other acquisition of the right to own, use or lease primarily in the operation of the business of the Company any Assets for an amount in excess of $100,000, except for purchases of inventory or supplies; (q) acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof; (r) action by the Company to make, change or rescind any material Tax election or file any material amended Tax Return except as may be necessary to conform to changes in Tax Laws; or (s) Contract to do any of the foregoing.
4.11    Employees.
(a)    Schedule 4.11(a) sets forth a true and accurate list as of the date hereof of the employees who are employed in connection with the Company’s business (the employees set forth on Schedule 4.11(a), collectively, the “Business Employees”), in each case, identifying names, job title, job location, salary (including, where applicable, current commission or bonus eligibility), date of hire and employer.
(b)    Schedule 4.11(b) sets forth a true and accurate list of all employment Contracts and all retention, severance or similar agreements that provide for annual compensation payments greater than $50,000 applicable to any Business Employee.

(c)    The Company is not a party to any labor, trade union or collective bargaining agreements, memoranda of understanding, settlements or other labor agreements or Contracts with any union, labor organization or other employee representative group, and the Company’s employees are not represented by any union, labor organization or other employee representative group with respect to their employment with the Company. During the three (3) years prior to the date hereof, there have not been any actual or, to Seller’s Knowledge, threatened material arbitrations, material grievances, labor disputes, strikes, lockouts, slowdowns or work stoppages against or affecting the Company.
(d)    Schedule 4.11(d)(i) sets forth a true and accurate list as of the date hereof of each Employee Benefit Plan that is solely maintained, administered or contributed to by the Company (each, a “Company Employee Benefit Plan”). Schedule 4.11(d)(ii) sets forth a true and accurate list of each Employee Benefit Plan not listed on Schedule 4.11(d)(i) that is maintained, administered or sponsored in whole or in part by Seller or any Affiliate of Seller other than the Company, which covers any Business Employees (each, a “Seller Employee Benefit Plan”). With respect to each Company Employee Benefit Plan, Seller has delivered or made available to Buyer complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service (if applicable), the most recent annual report (Form 5500, with all applicable attachments, if applicable), and all related trust agreements, insurance contracts, and other funding arrangements which implement such Company Employee Benefit Plan. With respect to each Seller Employee Benefit Plan, Seller has made available to Buyer a summary of such plan’s benefits.
(e)    During the three (3) years prior to the date hereof, each Company Employee Benefit Plan (and each related trust, if any) has been maintained, funded and administered in all material respects in accordance with its terms, and has complied in form and in operation, in all material respects, with the applicable requirements of ERISA, the Code, and all other applicable Laws.
(f)    All contributions due with respect to the Company Employee Benefit Plans have been made in all material respects within the time periods prescribed by Applicable Law to the applicable Company Employee Benefit Plan and all contributions for any period ending on or before the Closing Date that are not yet due have been made in all material respects to each such Company Employee Benefit Plan or accrued in accordance with the past custom and practice of the Company. All premiums or other payments for all periods ending on or before the Closing Date have been paid in all material respects with respect to each such Company Employee Benefit Plan that is an “employee welfare benefit plan” within the meaning of Section 3(1) of ERISA.
(g)    No Company Employee Benefit Plan is intended to meet the requirements of a ''qualified plan'' under Code §401(a). The Seller Benefit Plan that is intended to be a “qualified plan” under Code §401(a) has received a favorable determination or opinion letter from the IRS and, to Seller’s Knowledge, nothing has occurred that could reasonably be expected to result in the revocation of such letter.
(h)    During the three (3) years prior to the date hereof, there have been no “prohibited transactions” within the meaning of ERISA with respect to any Company Employee Benefit Plan that could reasonably be expected to cause the Company to incur a material Tax or penalty. As of the date hereof, no action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any Company Employee Benefit Plan (other than routine claims for benefits) is pending or, to Seller’s or the Company’s Knowledge, threatened.

(i)    No Company Employee Benefit Plan is subject to Title IV of ERISA or Section 412 of the Code. The Company has not incurred any liability under Title IV of ERISA or Section 412 of the Code and no such liability is expected to occur.
(j)    The Company does not maintain, contribute to or have any Liability or potential Liability with respect to any Employee Benefit Plan or other arrangement providing health, life insurance or other welfare-type benefits for current or future retired or terminated employees of the Company (or their dependents), other than as required by Section 601 of ERISA (“COBRA”) or analogous state law.
(k)    Except as set forth on Schedule 4.11(k), the consummation of the transactions contemplated by this Agreement will not accelerate the time of the payment or vesting of, or increase the amount of, or result in the forfeiture of compensation or benefits under, any Company Employee Benefit Plan.
(l)    To the extent any Company Benefit Plan or other written agreement, contract, or other arrangement between the Company and any of its employees constitutes a “nonqualified deferred compensation plan” subject to Section 409A of the Code, such Company Employee Benefit Plan or other written agreement, contract, or other arrangement complies in form and operation in all material respects with all requirements of Section 409A of the Code. The Company has no actual or potential obligation to reimburse or otherwise “gross-up” any Person for the interest or additional Taxes under Section 409A or 280G of the Code.
4.12    Taxes.
(a)    From January 1, 2009 through the date hereof, all material Tax Returns required to be filed by the Company have been timely and duly filed, and all such Tax Returns are true, complete and correct in all material respects. The Company has paid all material Taxes it is required to have paid under applicable Laws, whether or not shown on such Tax Returns.
(b)    From January 1, 2009 through the date hereof, the Company has withheld and paid over or accrued for all material Taxes required to have been withheld and paid over or accrued for by the Company in connection with amounts paid or owing to any employee, independent contractor, or other third party.
(c)    No stand-alone or separate Tax Returns of the Company are being audited as of the date hereof by any Governmental Authority responsible for enforcement of Tax Laws, nor as of the date hereof has the Company received any written notice of the institution of, or intent to institute, any such audit which has not been completed.
(d)    No waiver or extension of any statute of limitations which has been executed by the Company is in effect with respect to Taxes of the Company assessed on a separate or stand-alone basis other than as a result of extending the due date of any Tax Return.
(e)    The Company is not a party to any agreement, contract, arrangement, or plan that has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Code §280G (or any corresponding provision of state, local, or non-U.S. Tax law) in connection with the transactions contemplated by this Agreement. The Company is not a party to or bound by any tax allocation or sharing agreement, the principal subject matter of which is Taxes.

(f)    For Income Tax purposes, the Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period commencing after the Closing Date (or portion of a Straddle Period ending after the Closing Date) as a result of any: (i) change in Company method of accounting for a taxable period ending on or prior to the Closing Date made prior to the Closing; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. Tax Law) executed by the Company prior to the Closing Date; (iii) election under Code Section 108(i) of the Code made prior to the Closing; or (iv) a distribution of stock by the Company in a transaction prior to the Closing that was intended to be governed in whole or in part by Section 355 or Section 361 of the Code.
(g)    From January 1, 2009 through the date hereof, the Company has not been a party to any “listed transaction,” as defined in Section 6707A(c)(2) of the Code and Treasury Regulation Section 1.6011-4(b)(2).
(h)    Seller is the common parent corporation of the Affiliated Group that includes Seller and Seller is eligible to file the 338(h)(10) Election with respect to the sale by Seller of the Acquired Shares to Buyer hereunder.
4.13    Real Property. Schedule 4.13 contains a true and complete list of all material leases, subleases, licenses and other Contracts to which the Company is a party (a) as lessee or sublessee or (b) as lessor, for the use of and occupancy of any real property (the “Real Property Leases”) and sets forth the address, landlord, rental amount currently being paid and expiration date thereof (the “Leased Real Property”). Seller has delivered or made available to Buyer true, complete and correct copies of all such leases, subleases, licenses and Contracts. The Company is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any leased real property. To Seller’s Knowledge, the Company’s use and operation of the Leased Real Property does not violate in any material respect any applicable Law. To Seller’s Knowledge, no material improvements constituting a part of the Leased Real Property encroach on real property owned or leased by a Person other than the Company or any of its Affiliates. The Company has not assigned, subleased, mortgaged, deeded in trust or otherwise transferred or encumbered any of the real property that is subject to any Real Property Lease in violation of the applicable Real Property Lease. The Company does not own any real property.
4.14    Environmental Matters. The Company is in compliance in all material respects with all applicable Environmental Laws. The Company has obtained all Environmental Permits and is in compliance in all material respects with all such Environmental Permits. Seller has delivered or made available to Buyer accurate copies of the Phase I environmental site assessment reports prepared by MWH Americas, Inc. and dated October 2008 and September 2012 concerning the environmental condition and compliance status of the Company, the Business Assets and the Company’s operations. There have been no releases of Hazardous Materials into the environment arising from the Company’s operations, except for such releases which would not reasonably be expected to give rise to material liability under Environmental Laws. Except as set forth in Schedule 4.14, no written notices of any material violation or non-compliance condition under any Environmental Law have been received by the Company since December 31, 2008, and since that time, no Action against the Company seeking to enforce any Environmental Law has either been commenced or, to Seller’s Knowledge, is currently pending. Notwithstanding any other provision of this Agreement to the contrary, the representations and warranties set forth above in this Section 4.14 shall constitute the sole and exclusive representations and warranties made by Seller with respect to Environmental Laws or environmental matters, and no other representation or warranty contained in any other Section of this Agreement shall be deemed to be made with respect to the subject matter set forth in Section 4.14.

4.15    Assets. The Company has good and valid title to, a valid leasehold interest in or has other legal rights to possess and use, all of the material personal property included in the Business Assets, free and clear of all Liens, other than Permitted Liens; provided, however, that the foregoing shall not be deemed to be a representation or warranty of any kind with respect to any infringement, violation or misappropriation of Intellectual Property (which representations and warranties are addressed exclusively in Section 4.5(e) hereof). The (i) Business Assets, (ii) tangible Assets currently leased by the Company, (iii) Assets set forth on Schedule 4.15, (iv) tangible Assets necessary to perform the services pursuant to the Transition Services Agreement, (v) Assets provided pursuant to the Trademark License Agreement, and (vi) Assets set forth on Schedule 1.1(a), taken together include all of the material tangible Assets that are required to conduct its business as of the date hereof and are sufficient for the operation of the business of the Company in the Ordinary Course of Business.
4.16    Bank Accounts. Schedule 4.16 lists, as of the date hereof, the name of every bank or other financial institution in which the Company maintains an account (whether checking, savings or otherwise), lock box or safe deposit box, the account number of each account and all authorized signatories with respect to such accounts.
4.17    Brokers and Finders; Success Fees. Except for Moelis & Company, Inc. (“Moelis”), no Person has acted, directly or indirectly, as a broker, finder or financial advisor for Seller or the Company in connection with the transactions contemplated by this Agreement, in a manner that would obligate Buyer or the Company to pay such Person any fee or commission or like payment in respect thereof.
4.18    Inventory. All inventory of the Company included in the Business Assets, whether or not reflected on the Interim Balance Sheet, consists of a quality and quantity consistent with the Ordinary Course of Business, except for obsolete, damaged, defective or slow-moving items that have been written off in the Closing Report or written down to fair market value or for which adequate reserves have been established on the Interim Balance Sheet. The Company does not hold any inventory on a consignment basis.
4.19    Accounts Receivable. The accounts receivable reflected on the Interim Balance Sheet and the accounts receivable of the Company arising after the Interim Balance Sheet Date have arisen from the sale of goods or the rendering of services in the Ordinary Course of Business.
4.20    Customers and Suppliers.
(a)    Schedule 4.20(a) identifies (i) the Company’s ten (10) largest customers based on aggregate consideration paid to the Company for goods or services rendered for each of the two (2) most recent fiscal years; and (ii) the amount of consideration paid by each such customer during such periods. Except as set forth on Schedule 4.20(a), no written notice that any such customer has ceased, or intends to cease after the Closing, to use the Company’s goods or services or to otherwise terminate or materially reduce the amount of business (as determined by consideration for goods or services rendered) such customer transacted with the Company during the period from January 1, 2011 through December 31, 2011 has been received by the Company during the twelve (12) month period prior to the date hereof; provided, that for purposes of clarification, the Company makes no representation that the amount of business such customer will conduct with the Company will not decline or that the terms and/or pricing of the goods or services sold to such customer will not change.
(b)    Schedule 4.20(b) identifies (i) the Company’s ten (10) largest suppliers based on aggregate consideration paid for goods or services rendered in an amount for each of the two (2) most recent fiscal years; and (ii) the amount of purchases from each such supplier during such periods.

Except as set forth in Schedule 4.20(b), no written notice that any such supplier has ceased, or intends to cease after the Closing, to supply goods or services to the Company or to otherwise terminate or materially reduce the amount of goods or services made available to the Company during the period from January 1, 2011 through December 31, 2011 has been received by the Company during the twelve (12) month period prior to the date hereof.
4.21    Powers of Attorney. Except as set forth on Schedule 4.21, there are no outstanding powers of attorney executed by or on behalf of the Company.
4.22    Certain Business Relationships with the Company. Except as contemplated herein or as set forth on Schedule 4.22, neither Seller, nor any of its Affiliates, nor the Company, nor any of their respective directors or officers is a party to any material Contract with the Company that will survive the Closing.
4.23    No Other Representations or Warranties. Except for the representations and warranties contained in Article 4 and Article 5, none of Seller, the Company or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller or the Company or any of their Affiliates, including any representation or warranty as to the accuracy or completeness of any information regarding Seller, the Company or any of their Affiliates furnished or made available to Buyer or its Representatives (including the “Teaser” and “Confidential Company Presentations” prepared by Moelis and the Company and any information, documents or material made available to Buyer or its Representatives in the electronic data room maintained in connection with the transactions contemplated hereby, management presentations or in any other form in expectation of the transactions contemplated hereby) or the future revenue, profitability or success of the Company, or any representation or warranty arising from statute or otherwise in Law
ARTICLE 5.
REPRESENTATIONS AND WARRANTIES OF SELLER WITH RESPECT TO SELLER
Except as set forth on the Disclosure Schedules, as of the date hereof and as of the Closing, Seller represents and warrants to Buyer as follows:
5.1    Organization. Seller is a corporation, duly incorporated, validly existing and in good standing under the laws of the State of New Jersey, and has all requisite corporate power and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party and to consummate the transactions contemplated hereby and thereby.
5.2    Authority of Seller. The execution, delivery and performance of this Agreement and any other Transaction Document to which Seller is a party have been duly authorized by all requisite corporate action on the part of Seller. This Agreement and any other Transaction Document to which Seller is a party constitute legal, valid and binding obligations of Seller, and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) are enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity.
5.3    Noncontravention. Neither the execution and delivery by Seller of this Agreement or any other Transaction Document to which Seller is a party, the consummation by Seller of the transactions contemplated hereby or thereby, nor the compliance by Seller with any provisions hereof or thereof will, directly or indirectly: (a) result in a violation or breach of, or constitute a default under, the certificate of incorporation, by-laws or other organizational document of Seller; or (b) conflict with or result in a violation of, or give any Governmental Authority or other Person the right to challenge the transactions contemplated by this Agreement under, any Law applicable to Seller or any Order to which Seller is or may be subject, except with respect to required filings under the Antitrust Laws and the expiration of any applicable waiting periods thereunder.
5.4    Authorization from Others. Except with respect to required filings under any Antitrust Laws and the expiration of any applicable waiting periods thereunder, no consent, waiver, approval, Order, Permit or declaration or filing with, or notification to, any Governmental Authority is required with respect to Seller in connection with the consummation of the transactions contemplated by this Agreement or any other Transaction Document to which Seller is a party, other than such of the foregoing that, if not given or obtained, would not have a Material Adverse Effect.
ARTICLE 6.
REPRESENTATIONS AND WARRANTIES OF BUYER
As of the date hereof and as of the Closing, Buyer represents and warrants to Seller as follows:
6.1    Organization. Buyer is a corporation, duly incorporated, validly existing and in good standing under the laws of the State of Utah, and has all requisite corporate power and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party and to consummate the transactions contemplated hereby and thereby.
6.2    Authority of Buyer. The execution, delivery and performance of this Agreement and any other Transaction Document to which Buyer is a party have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement and any other Transaction Document to which Buyer is a party constitute legal, valid and binding obligations of Buyer, and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) are enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity.
6.3    Noncontravention. Neither the execution and delivery by Buyer of this Agreement or any other Transaction Document to which Buyer is a party, the consummation by Buyer of the transactions contemplated hereby or thereby, nor the compliance by Buyer with any provisions hereof or thereof will, directly or indirectly: (a) result in a violation of the articles of incorporation, by-laws or other organizational document of Buyer; or (b) conflict with or result in a violation of, or give any Governmental Authority or other Person the right to challenge the transactions contemplated by this Agreement or any other Transaction Document under, any Law applicable to Buyer or any Order to which Buyer is or may be subject, except with respect to required filings under the Antitrust Laws and the expiration of any applicable waiting periods thereunder.
6.4    Authorization from Others. Except with respect to required filings under any Antitrust Laws and the expiration of any applicable waiting periods thereunder, no consent, waiver, approval, Order, Permit or declaration or filing with, or notification to, any Governmental Authority is required with respect to Buyer in connection with the execution and delivery of this Agreement or any other Transaction Document to which Buyer is a party.
6.5    Litigation and Orders. There is no Action or Order pending or, to the actual knowledge (after reasonable inquiry) of Fred P. Lampropoulos, Rashelle Perry or Kent W. Stanger, threatened against Buyer or any of its Affiliates to enjoin or otherwise challenge the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document.

6.6    Brokers and Finders; Success Fees. Except for Piper Jaffray & Co., no Person has acted, directly or indirectly, as a broker, finder or financial advisor for Buyer in connection with the transactions contemplated by this Agreement in a manner that would obligate Seller or the Company to pay such Person any fee or commission or like payment in respect thereof.
6.7    Financing. Buyer has delivered to Seller a true and complete copy of the executed commitment letter (excluding the fee letter and pricing related thereto) to Buyer (the “Debt Commitment Letter”) from Wells Fargo Bank, National Association and Wells Fargo Securities, LLC (collectively with their Affiliates, the “Financing Providers”) pursuant to which the Financing Providers have committed to provide Buyer with financing for the transactions contemplated hereby in an aggregate amount of $275,000,000 (the “Debt Financing”). The Debt Commitment Letter is in full force and effect and constitutes the legal, valid and binding obligations of Buyer, and to Buyer’s knowledge, the other parties thereto, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and (ii) general principles of equity. There are no side letters or other Contracts to which Buyer or any of its Affiliates is a party related to the funding or investing, as applicable, of the full amount of the Debt Financing other than as (a) as expressly set forth in the Debt Commitment Letter and (b) customary fee letter(s), engagement letter(s) and non-disclosure agreement(s) which do not impact the conditionality or aggregate amount of the Debt Financing. Except as specifically set forth in the Debt Commitment Letter, (a) there are no other conditions precedent to the obligations of the Financing Providers to fund the Debt Financing and (b) there are no contingencies pursuant to any Contract relating to the transactions contemplated hereby to which Buyer or any of its Affiliates is a party that would permit the Financing Providers to reduce the total amount of the Debt Financing or impose any additional condition precedent to the availability of the Debt Financing. As of the date hereof, Buyer (a) is not aware of any fact or occurrence that makes any of the representations or warranties of Buyer in the Debt Commitment Letter inaccurate in any material respect, and (b) assuming the conditions set forth in Sections 7.1 and Section 7.3 will be satisfied at or before Closing, and assuming compliance in all material respects by the Company and Seller of their respective obligations under this Agreement, has no reason to believe that it will be unable to satisfy on a timely basis any term or condition of closing to be satisfied by it or its Affiliates contained in the Debt Commitment Letter. Buyer has fully paid any and all commitment fees and other fees required by the Debt Commitment Letter to be paid as of the date hereof.
6.8    Solvency. Immediately after giving effect to the transactions contemplated hereby, including, without limitation, the Debt Financing and Buyer’s obligations with respect thereto, Buyer shall be solvent and shall: (a) be able to pay its debts as they become due; (b) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities); and (c) have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of any of Buyer and its Subsidiaries. In connection with the transactions contemplated hereby, Buyer has not incurred, nor plans to incur, debts beyond its ability to pay as they become absolute and matured.
6.9    Due Diligence. Buyer has completed such investigations of the Company as it deems necessary and appropriate, and has received all of the information that it has requested from Seller and the Company in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement.
6.10    Investment Intent. Buyer is acquiring the Acquired Shares for its own account, for investment only, and not with a view to any resale or public distribution thereof. Buyer acknowledges that (a) the Acquired Shares have not been registered under the Securities Act of 1933, as amended (the “Securities

Act”) or any state or foreign securities Laws, (b) there is no public market for the Acquired Shares and there can be no assurance that a public market will develop, and (c) Buyer must bear the economic risk of its investment in the Acquired Shares for an indefinite period of time. Buyer is an “Accredited Investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act.
6.11    No Outside Reliance. Buyer acknowledges and agrees that Seller makes no representations or warranties as to any matter whosoever except as expressly set forth in Article 4 or Article 5. The representations and warranties set forth in Article 4 or Article 5 are made solely by Seller, and neither Seller nor any Affiliate or Representative of Seller shall have any responsibility or liability related or with respect thereto, except in the case of fraud or intentional misrepresentation. Buyer acknowledges and agrees that it (a) has had an opportunity to discuss the business and affairs of the Company with the management of the Company, (b) has had reasonable access to (i) the books and records of the Company and (ii) the electronic dataroom maintained by Seller for purposes of the transactions contemplated by this Agreement, (c) has been afforded the opportunity to ask questions of and receive answers from officers of the Company and Seller and (d) has conducted its own independent investigation of the Company and its business and the transactions contemplated hereby, and has not relied on any representation, warranty or other statement by any person on behalf of Seller, other than the representations and warranties of Seller expressly contained in Article 4 or Article 5 and that all other representations and warranties are specifically disclaimed.
ARTICLE 7.
CONDITIONS
7.1    Conditions to the Obligations of Buyer. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the fulfillment, prior to or at the Closing, of the following conditions (any or all of which may be waived by Buyer in whole or in part to the extent not prohibited by applicable Laws):
(a)    Representations and Warranties. Each of the representations and warranties of Seller contained in Article 4 and Article 5 shall be true, correct and complete in all material respects on and as of the date hereof and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except that those representations and warranties that are qualified by materiality, Material Adverse Effect or similar phrases shall be true and correct in all respects on and as of the date hereof and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date).
(b)    Covenants. Each of the covenants, agreements and obligations of Seller contained in this Agreement and required to be performed or complied with by Seller on or before the Closing Date shall have been performed or complied with in all material respects, except to the extent that any such covenants, agreements and obligations are qualified by materiality, Material Adverse Effect or similar phrases, in which case Seller shall have performed or complied with such covenants, agreements and obligations in all respects on and as of the Closing Date, and Seller shall have delivered all deliverables required pursuant to Section 7.1(d).
(c)    No Material Adverse Effect. Since the date hereof, no Material Adverse Effect shall have occurred.
(d)    Closing Deliveries. At the Closing, Seller shall deliver, or cause to be delivered, to Buyer the following:

(i)    stock certificates evidencing the Acquired Shares, free and clear of Liens, accompanied by duly executed share assignments or other instruments of transfer reasonably acceptable to Buyer;
(ii)    a counterpart of a transition services agreement attached as Exhibit A (the “Transition Services Agreement”), duly executed by Seller;
(iii)    a duly executed counterpart of a trademark license agreement attached as Exhibit B (the “Trademark License Agreement”); and
(iv)    a counterpart of a restrictive covenant agreement attached as Exhibit C (the “Restrictive Covenant Agreement”), duly executed by Seller.
(e)    No Orders. No Order shall be in effect which prohibits the consummation of the transactions contemplated by this Agreement.
(f)    Seller’s Certificate. Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Seller, that each of the conditions set forth in Section 7.1(a) and Section 7.1(b) have been satisfied.
(g)    Board Resolutions of Seller. Buyer shall have received a certificate of the Secretary (or equivalent officer) of Seller certifying that attached thereto are true and complete copies of the resolutions adopted by the board of directors of Seller authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.
(h)    Secretary’s Certificate. Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying the names and signatures of the officers of Seller authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.
(i)    Resignations. Buyer shall have received resignations of all directors of the Company, effective as of the Closing Date, in form and substance reasonably satisfactory to Buyer.
(j)    Good Standing Certificate. Seller shall have delivered to Buyer a certificate of subsistence (good standing) for the Company from the Bureau of Corporations and Charitable Organizations of the Department of State of the Commonwealth of Pennsylvania, dated within twenty (20) days prior to the Closing Date.
(k)    FIRPTA Affidavit. Seller shall have delivered to Buyer a certificate pursuant to Treasury Regulations Section 1.1445-2(b) that Seller is not a foreign person within the meaning of Section 1445 of the Code.
(l)    Form 8023. Seller shall have delivered to Buyer a completed and executed IRS Form 8023.
7.2    Conditions to the Obligations of Seller. The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the fulfillment prior to or at the Closing, of the following conditions (any or all of which may be waived by Seller in whole or in part to the extent not prohibited by applicable Laws):
(a)    Representations and Warranties. Each of the representations and warranties of Buyer contained in Article 6 shall be true, correct and complete in all material respects on and as of the date hereof and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except that those representations and warranties that are qualified by materiality, Material Adverse Effect or similar phrases shall be true and correct in all respects on and as of the date hereof and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date).
(b)    Covenants. Each of the covenants, agreements and obligations of Buyer contained in this Agreement and required to be performed or complied with by Buyer on or before the Closing Date shall have been performed or complied with in all material respects, and Buyer shall have delivered all deliverables required pursuant to Section 7.2(c).
(c)    Buyer Closing Deliveries. At the Closing, Buyer shall deliver or cause to be delivered to Seller the following:
(i)    the Initial Purchase Price by wire transfer of immediately available funds to an account or accounts designated in writing by Seller in accordance with Section 3.2;
(ii)    a counterpart of the Transition Services Agreement and Trademark License Agreement, duly executed by Buyer; and
(iii)    a counterpart of the Restrictive Covenant Agreement, duly executed by Buyer.
(d)    No Orders. No Order shall be in effect which prohibits the consummation of the transactions contemplated by this Agreement.
(e)    Buyer’s Certificate. Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.
(f)    Board Resolutions of Buyer. Seller shall have received a certificate of the Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of the resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.
(g)    Secretary’s Certificate. Seller shall have received a certificate of the Secretary (or equivalent officer) of Buyer certifying the names and signatures of the officers of Buyer authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.

(h)    Good Standing Certificate. Buyer shall have delivered to Seller a Certificate of Existence for Buyer from the Utah Division of Corporations and Commercial Code, dated within twenty (20) days prior to the Closing Date.
7.3    Conditions to Obligations of All Parties. The obligations of each Party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:
(a)    HSR Filing. The filings of Buyer and Seller pursuant to the HSR Act shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated.
(b)    No Order. There shall not be in effect any Law or any final non-appealable Order by a Governmental Authority of competent jurisdiction that has the effect of making the transactions contemplated by this Agreement or any other Transaction Document illegal, or otherwise restrains, enjoins or otherwise prohibits or prevents the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document.
7.4    Waiver of Conditions. Upon the occurrence of the Closing, any condition set forth in this Article 7 which was not satisfied as of the Closing shall be deemed to have been waived as of and after the Closing.
ARTICLE 8.
PRE-CLOSING COVENANTS
From the date hereof until the earlier of the Closing and the date that this Agreement is terminated in accordance with its terms, Buyer and Seller agree and covenant as follows:
8.1    General. Subject to the terms and conditions of this Agreement, from the date hereof to the Closing, or the earlier termination of this Agreement pursuant to Article 12, each of the Parties shall use its commercially reasonable efforts to take all actions and to do all things necessary, proper, or advisable (unless, with respect to any action, another standard of performance is expressly provided for herein, in which case such standard shall apply to such action) in order to consummate and make effective the Transactions (including satisfaction, but not waiver, of the closing conditions set forth in Article 7 herein). Notwithstanding anything to the contrary contained herein, in no event shall Seller or any of its Affiliates be required to expend any money to remedy any breach of any representation or warranty hereunder or to offer or grant any accommodation (financial or otherwise), in each case, to any third party, to obtain any consent required for the consummation of the transactions contemplated hereby or to provide financing to Buyer for the consummation of the transactions contemplated hereby. Notwithstanding the foregoing or anything herein to the contrary, procedures regarding consents, authorizations, orders and approvals from all Governmental Authorities will be exclusively governed by Section 8.3.
8.2    Operation of the Company.
(a)    Except as otherwise contemplated by the Transaction Documents or as otherwise set forth on Schedule 8.2(a), unless Buyer provides its prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, Seller shall, and shall cause the Company to, operate the Company in the Ordinary Course of Business and not take any action specified in Section 4.10.

(b)    Nothing contained in this Agreement will give to Buyer, directly or indirectly, rights to control or direct the operations of the Company prior to the Closing. Prior to the Closing Date, Seller will exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of the Company.
8.3    Governmental Approach.
(a)    Each Party shall use its reasonable best efforts to obtain or cause to be obtained, as promptly as reasonably possible after the date hereof, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to the Transaction Documents. Each Party shall cooperate fully with the other Party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The Parties shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any such required consents, authorizations, orders and approvals. Each Party agrees to make its respective filings pursuant to any applicable Antitrust Laws (the “Antitrust Filings”) with respect to the transactions contemplated by this Agreement within five (5) Business Days after the date hereof and to supply as promptly as reasonably practicable to the appropriate Governmental Authority any additional information and documentary material that may be requested pursuant to any applicable Antitrust Laws to obtain any necessary consents or approvals under such Antitrust Laws (the “Antitrust Approvals”). Each Party shall have the right to review in advance, and, to the extent reasonably practicable, each will consult the other on, all information relating to the other and each of their respective Affiliates that appears in any Antitrust Filings made with, or written materials submitted to, any Governmental Authority in connection with the Transaction Documents and the transactions contemplated thereby; provided that materials may be redacted (i) to remove references concerning the valuation of the Business Assets or other Confidential Information not related exclusively to the Company, (ii) as necessary to comply with contractual arrangements, and (iii) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.
(b)    Without limiting the generality of the Parties’ undertakings pursuant to this Section 8.3, each of the Parties shall, and shall cause each of its Affiliates to, use its reasonable best efforts to: (i) respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by the Transaction Documents, (ii) avoid the entry or enactment of any permanent, preliminary or temporary Order that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by the Transaction Documents and (iii) in the event that any permanent, preliminary or temporary Order is entered, issued or enacted, or becomes reasonably foreseeable to be entered, issued or enacted, in any Action of any kind that would make consummation of the transactions contemplated by the Transaction Documents unlawful or that would materially delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by the Transaction Documents, to resist, vacate, modify, reverse, suspend, prevent, eliminate, avoid or remove such actual, anticipated or threatened Order so as to permit such consummation on a schedule as close as possible to that contemplated by the Transaction Documents.
(c)    Notwithstanding the foregoing, nothing in this Section 8.3 shall require, or shall be construed to require, Buyer or any of its Affiliates to (or to agree to): (i) divest any material Assets of Buyer or such Affiliate (including after the Closing, any of the Business Assets), or (ii) materially modify or waive any term or condition set forth in the Transaction Documents.
(d)    Subject to applicable Law, each Party shall promptly notify the other Party of any communication it or any of its Affiliates receives from any Governmental Authority relating to the transactions contemplated by the Transaction Documents (but, for the avoidance of doubt, not including any interactions between Seller or the Company with Governmental Authorities in the Ordinary Course of Business, any disclosure which is not permitted by Law or any disclosure containing Confidential Information) and permit the other Party to review in advance (and to consider any comments made by the other Party in relation to) any proposed communication by such Party to any Governmental Authority relating to such matters. Neither Party nor its Affiliates shall participate in or agree to participate in any substantive meeting, appearance, telephone call or discussion with any Governmental Authority in respect of any filings, investigation (including any settlement of the investigation), litigation or other inquiry relating to such matters unless it consults with the other Party in advance and, to the extent permitted by such Governmental Authority, gives the other Party the opportunity to attend and participate in such meeting, appearance, telephone call or discussion. Each Party will provide the outside legal counsel for the other Party with copies of all correspondence, filings or communications between them or any of their Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to the transactions contemplated by the Transaction Documents; provided that materials may be redacted (i) to remove references concerning the valuation of the Business Assets or other Confidential Information not related exclusively to the Company, (ii) as necessary to comply with contractual arrangements, and (iii) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.
8.4    Access. Seller will and will cause the Company to (a) afford to Buyer and its Representatives reasonable access to all personnel, properties, assets, premises, books and records, contracts, agreements and other documents and data of the Company and (b) cooperate with Buyer and its Representatives in their investigation of the Company; provided that any such investigation access will be provided or conducted during normal business hours upon reasonable advance notice to Seller, under the supervision of Seller’s personnel and in such a manner as not to unreasonably interfere with the normal operations of the Company; provided further that, notwithstanding anything to the contrary in this Agreement, neither Seller nor the Company nor any of their Affiliates shall be required to disclose any information to Buyer or any of its Affiliates or Representatives if such disclosure would, in Seller’s sole discretion: (i) cause significant competitive harm to Seller, the Company or the operation of the business of the Company if the transactions contemplated by this Agreement are not consummated; (ii) jeopardize any attorney-client or other privilege; or (iii) contravene any applicable Law, fiduciary duty or binding contractual provision. All requests by Buyer for access pursuant to this Section 8.4 shall be submitted or directed exclusively to such individual or individuals as Seller may designate in writing from time to time. Prior to the Closing, without the prior written consent of Seller, which consent Seller shall not withhold unreasonably, none of Buyer or any of its Affiliates or Representatives shall contact any employees of, suppliers to, or customers of, the Company or any other Person with a material business relationship with Seller, the Company or their Affiliates. Buyer shall, and shall cause its Affiliates and Representatives to, abide by the terms of the Confidentiality Agreement with respect to any access or information provided pursuant to this Section 8.4.
8.5    Consents. Seller will, and will cause the Company to, use commercially reasonable efforts to give any notices to third parties and, subject to Section 8.1, obtain any third-party consents required for the consummation of the transactions contemplated hereby.
8.6    Notice of Developments. If Seller determines that any fact, circumstance, event or condition in existence as of or after the date of this Agreement necessitates either a change in its Disclosure Schedules or the addition of a new Disclosure Schedule (where previously there was none), Seller may deliver to Buyer a supplement to its Disclosure Schedules specifying such change or adding such new Disclosure Schedule at any time prior to the Closing. To the extent any information disclosed by Seller pursuant to this Section 8.6 corrects a representation, warranty or statement in this Agreement or its Disclosure Schedule that was or becomes inaccurate, then.

(a)    if the matters disclosed to Buyer in such supplement would not result in the failure of the condition set forth in Section 7.1(a) to occur, then the Disclosure Schedules will be deemed to have been amended and/or modified by the contents of such supplement for all purposes hereunder and Buyer will not be entitled to indemnification pursuant to Article 11 for any misrepresentation or breach of warranty that may be deemed to have been cured by virtue of the disclosure contained in such supplement; or
(b)    if the matters disclosed in the supplement result in the failure of the condition set forth in Section 7.1(a) to occur, then within ten (10) Business Days following its receipt of such supplement, Buyer will provide written notice to the Seller indicating whether Buyer chooses (i) to terminate this Agreement or (ii) to accept and be bound by the matters set forth in such supplement (in the event of the failure of Buyer to deliver a notice within ten (10) Business Days, Buyer will be deemed to have accepted such supplement).
If Buyer chooses (or is deemed to have chosen) to accept and be bound by the matters set forth in such supplement pursuant to Section 8.6(b)(ii), then the Disclosure Schedules will be deemed to have been amended and/or modified by the contents of such supplement for all purposes hereunder and the Buyer will not be entitled to indemnification pursuant to Article 11 for any misrepresentation or breach of warranty that may be deemed to have been cured by virtue of the disclosure contained in such supplement.
8.7    No Solicitation of Other Bids. Seller shall not, and shall not authorize or permit any of its Affiliates (including the Company) or any of its or their Representatives to, directly or indirectly, (a) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (b) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (c) enter into any agreement or other instrument (whether or not binding) regarding an Acquisition Proposal. Seller shall immediately cease and cause to be terminated, and shall cause its Affiliates (including the Company) and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Person conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Buyer) concerning (a) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Company; (b) the issuance or acquisition of shares of capital stock or other equity securities of the Company; or (c) the sale, lease, exchange or other disposition of any significant portion of the Company’s properties or Assets. Seller agrees that the rights and remedies for noncompliance with this Section 8.7 shall include having such provision specifically enforced by any court having equity jurisdiction.
8.8    Financing.
(a)    From the date hereof until the earlier of the Closing Date and the date this Agreement is terminated in accordance with its terms, subject to the limitations set forth below, and unless otherwise agreed by Buyer, Seller will instruct the Company’s management to cooperate with Buyer as reasonably requested by Buyer in connection with the Buyer’s arrangement of any debt financing to be consummated contemporaneous with the Closing in respect of the transactions contemplated by this Agreement; provided, however, that such cooperation does not (i) unreasonably interfere with the normal operation of the business of the Company, (ii) include any actions that Seller or the Company reasonably believes would (A) result in a violation of any agreement or confidentiality agreement or the loss of any legal or other privilege or (B) cause any representation or warranty in this Agreement to be breached or any condition to Closing set forth in Article 7 to fail to be satisfied, (iii) involve approaching landlords or any other bailees or other third parties prior to Closing to discuss landlord waivers, leasehold mortgages, bailee waivers, estoppels or other agreements limiting the rights of such third parties, or (iv) involve consenting to the prefiling of UCC-1s or any other grant of Liens or other encumbrances that result in the Company being responsible to any third parties for any representations or warranties prior to the Closing Date. Notwithstanding Section 8.1 and Section 8.4, such cooperation will include using reasonable best efforts to make appropriate officers available for participation in meetings and due diligence sessions, assistance in the preparation of offering memoranda, private placement memoranda, marketing materials and similar documents, the provision of information reasonably deemed necessary by the Financing Providers in their evaluation of the transactions contemplated by the Debt Commitment Letter and the execution and delivery of any definitive financing documents as may be reasonably requested by Buyer or any prospective lender to Buyer; provided, however, that notwithstanding anything in this Agreement to the contrary, neither Seller nor the Company shall be required to deliver or cause the delivery of any legal opinions or accountants’ cold comfort letters or reliance letters. Buyer agrees that the effectiveness of any documents executed by or on behalf of the Company in connection with the financing for the transactions contemplated by this Agreement shall be subject to, and not effective until, the consummation of the Closing. As a condition to Seller’s obligations pursuant to this Section 8.8, Buyer shall promptly, upon request by Seller, reimburse Seller for all reasonable out-of-pocket costs and expenses (including attorney’s fees and expenses and disbursements) incurred by Seller or the Company in connection with the cooperation of the Company contemplated by this Section 8.8(a) and shall indemnify and hold harmless Seller, the Company and their respective Affiliates and Representatives from and against any and all Losses suffered or incurred by any of them in connection with the arrangement of the Financing and any information (other than information furnished by or on behalf of the Company) used in connection therewith.
(b)    [***]
(c)    For the avoidance of doubt, and notwithstanding anything in this Agreement to the contrary, in order to comply with the standard of reasonable best efforts set forth in paragraph (b) above, neither Buyer nor any of its Affiliates shall be required to threaten, commence or prosecute any legal proceeding against any Financing Provider, and while Seller may seek specific performance from Buyer of its obligations under this Section 8.8, none of Seller, the Company nor any of their respective Affiliates shall be entitled to seek specific performance of the terms set forth in the Debt Commitment Letter.
8.9    Confidentiality. Buyer acknowledges and agrees that the Confidentiality Agreement remains in full force and effect and, in addition, covenants and agrees to keep confidential, in accordance with the provisions of the Confidentiality Agreement, information provided to Buyer, its Affiliates or its or their Representatives pursuant to this Agreement or in connection with the transactions contemplated hereby. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement and the provisions of this Section 8.9 shall nonetheless continue in full force and effect, subject to the terms and conditions thereof.
8.10    Resignations. Seller shall deliver to Buyer written resignations, effective as of the Closing Date, of the directors and officers of the Company requested by Buyer at least five Business Days prior to the Closing.
8.11    Additional Information. Upon reasonable advance notice, Seller shall use commercially reasonable efforts to provide to Buyer certain financial valuation materials related to the Company as reasonably requested by Buyer in connection with the preparation and filing of Buyer’s financial statements and other reports required by the U.S. Securities and Exchange Commission, in each case subject to reasonable coordination with Seller (including with respect to ensuring security and confidentiality in Seller’s discretion) and without unreasonable interference to the operation of Seller’s and its Affiliates’

businesses. Buyer shall reimburse Seller and its Affiliates for all reasonable costs or expenses resulting from the provision of such materials pursuant to this Section 8.11.
ARTICLE 9.
POST-CLOSING COVENANTS
From and after the Closing, Buyer and Seller agree and covenant as follows:
9.1    Access to Records.
(a)    Buyer shall use commercially reasonable efforts to retain (or cause the Company to retain) all books and records of the Company delivered to it hereunder relating to periods prior to the Closing Date for a minimum of seven (7) years after the Closing Date or such longer period to the extent required by applicable requirements of HIPAA or other Law, as in effect from time to time, and during such seven (7) year or longer period, as the case may be, upon reasonable prior written notice, Buyer shall furnish or cause to be furnished to Seller and its Representatives access, during normal business hours and upon not less than five (5) Business Days’ advance written notice, to such information, books and records relating to the Company as is reasonably necessary for Seller’s or any of its Affiliates’ financial reporting, accounting and tax matters. Seller shall have the right to copy any such records at its own expense and without unreasonably disrupting the business of the Company or Buyer. Notwithstanding the foregoing, in the event Buyer or any of its Affiliates desires to destroy any such books and records prior to the expiration of such seven (7) year or longer period, as the case may be, Buyer shall notify Seller in writing of such intention and Seller shall have thirty (30) days to notify Buyer of whether it would like to retain such books and records. In the event Seller delivers such a notice to Buyer within such thirty (30) day period, the Parties shall work together to transfer such books and records to Seller.
(b)    Seller shall use commercially reasonable efforts to retain (and to cause its Affiliates to retain) all books and records which relate to the Company for a minimum of seven (7) years after the Closing Date or such longer period to the extent required by applicable requirements of HIPAA or other Law, as in effect from time to time, and during such seven (7) year or longer period, as the case may be, upon reasonable prior written notice, Seller shall furnish or cause to be furnished to Buyer and its Representatives access, during normal business hours and upon not less than five (5) Business Days’ advance written notice, to such information, books and records relating to the Company as is reasonably necessary for Buyer’s or any of its Affiliates’ financial reporting, accounting and tax matters. Buyer shall have the right to copy any such records at its own expense and without unreasonably disrupting the operation of the business of Seller. Notwithstanding the foregoing, in the event Seller or any of its Affiliates desires to destroy any such books and records prior to the expiration of such seven (7) year or longer period, as the case may be, Seller shall notify Buyer in writing of such intention and Buyer shall have thirty (30) days to notify Seller of whether it would like to retain such books and records. In the event Buyer delivers such a notice to Seller within such thirty (30) day period, the Parties shall work together to transfer such books and records to Buyer.
(c)    Notwithstanding the foregoing provisions, neither Buyer nor Seller shall be obligated to provide the other Party with access to any books or records (including personnel files) pursuant to this Section 9.1 where such access would violate any Law.
9.2    Tax Matters.
(a)    Seller shall indemnify Buyer, the Company and each Buyer Affiliate for, and hold them harmless from and against (i) all Taxes imposed on the Company for any Pre-Closing Tax Period (including the portion of the Straddle Period ending on the Closing Date); (ii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company is or was a member on or prior to the Closing Date (other than any such group which includes Buyer or any of its Affiliates) imposed on the Company as the result of such membership on or before the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local or foreign Law; and (iii) any and all Taxes of any Person (other than the Company) imposed on the Company as a transferee or successor, by contract (other than any contract the principal subject matter of which is not Taxes) or pursuant to any Law, which Taxes are imposed on the Company for Pre-Closing Periods; provided, however, that Seller shall not be required to pay Buyer any amount pursuant to this Section 9.2(a) with respect to Taxes that were reflected as a liability in the Final Closing Date Net Working Capital.
(b)    Buyer and Seller agree that the Company (including each item of the Company’s taxable income, deduction, gain, loss and credit realized in such period and all income from the 338(h)(10) Election) shall be included in the Tax Returns of Seller’s Affiliated Group for each applicable Pre-Closing Period ending on or before the Closing Date (including for the avoidance of doubt the portion of each applicable Straddle Period ending on the Closing Date).
(c)    Seller will cause the Company's Tax Return preparers, at Seller's or its Affiliates' expense, to prepare all stand-alone Income Tax Returns of the Company for all Pre-Closing Tax Periods (other than Straddle Periods) that are first due to be filed after the Closing Date, if any (taking into account all applicable extensions of time for filing) (“Pre-Closing Income Tax Returns”). Each Pre-Closing Income Tax Return shall be prepared in a manner consistent with (i) applicable Laws, (ii) this Agreement, and (iii) to the extent not inconsistent with applicable Laws and this Agreement, the past practice of the Company in preparing its Income Tax Returns. Seller shall deliver each Pre-Closing Income Tax Return to Buyer not less than 30 days prior to the due date thereof for Buyer's review and comment and Buyer shall cause the Company to timely file each such stand-alone Pre-Closing Income Tax Return received from Seller pursuant to this Section 9.2(c).
(d)    Buyer will cause the Company's Tax Return preparers, at Buyer's or its Affiliates' expense, to prepare all stand-alone Tax Returns of the Company for Pre-Closing Tax Periods that are first due to be filed after the Closing Date (other than any Pre-Closing Income Tax Returns), if any (taking into account all applicable extensions of time for filing) (“Buyer Pre-Closing Tax Returns”). Each Buyer Pre-Closing Tax Return shall be prepared in a manner consistent with (i) applicable Laws, (ii) this Agreement, and (iii) to the extent not inconsistent with applicable Laws and this Agreement, the past practice of the Company in preparing its Tax Returns. In the case of any Buyer Pre-Closing Tax Return that is an Income Tax Return, Buyer shall deliver to Seller (i) such stand-alone Buyer Pre-Closing Income Tax Return and (ii) a statement (the “Allocation Statement”) setting forth in reasonable detail the computation of the portion of the Income Tax reflected on such Buyer Pre-Closing Tax Return allocated in accordance with Section 9.2(g) to the portion of the Straddle Period for which such Buyer Pre-Closing Tax Return is prepared ending on the Closing Date not less than 30 days prior to the due date for such Buyer Pre-Closing Tax Return for Seller’s review and comment. In case Seller and Buyer are unable to resolve any dispute regarding a Buyer Pre-Closing Return or any Allocation Statement, such dispute shall be resolved by the Arbiter using the procedures set forth in Section 3.3(b). The Buyer shall cause the Company to timely file each Buyer Pre-Closing Income Tax Return as finally prepared pursuant to this Section 9.2(d).
(e)    Except as provided in Section 9.2(f), Buyer and Seller will cooperate fully, and will cause their respective Affiliates to cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any Action regarding Taxes of, or with respect to, the Company or the transactions contemplated by this Agreement. Such cooperation will include the retention and (upon the other Party's request) the provision of records and information reasonably relevant to any such Action and making employees and advisors available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Notwithstanding Section 9.1, Buyer and Seller will retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (including any extensions thereof) for the relevant taxable periods. Buyer and Seller further agree, upon request, to provide the other with all information that either Party may be required to report pursuant to Section 6043A of the Code or Treasury Regulations promulgated thereunder (or any similar provision of state, local or foreign Tax Law).
(f)    Buyer will promptly notify Seller in writing upon receipt by Buyer or any of its Affiliate (including, following the Closing, for the avoidance of doubt, the Company) of a written notice of any pending or threatened Tax audit or assessment for which Buyer may be entitled to recovery under this Agreement (“Tax Contest Claim”); provided, however, that no failure or delay by Buyer to provide notice of a Tax Contest Claim will reduce or otherwise affect the obligation of Seller hereunder except and to the extent that the defense of such Tax Contest Claim is prejudiced thereby. Buyer and Seller will cooperate with each other in the conduct of any Tax Contest Claim. Seller will have the right to control the Tax Contest Claim, at Seller’s expense, if Seller provides to Buyer written notice electing to control such Tax Contest Claim (such claim, a “Seller Tax Contest Claim”). With respect to all Seller Tax Contest Claims, (i) Seller will keep Buyer reasonably informed regarding the progress and substantive aspects of any Seller Tax Contest Claim, and (ii) Buyer will be entitled to participate in such Seller Tax Contest Claim, including having an opportunity to comment on any written materials prepared in connection with such Seller Tax Contest Claim and attending any conferences relating to such Seller Tax Contest Claim, at Buyer’s own expense. In the event of any conflict between the provisions of this Section 9.2(f) and Section 11.5, this Section 9.2(f) will control.
(g)    To the extent permitted by applicable Law, the Parties agree to elect to treat the Closing Date as the last day of a taxable period for the Company. In the case of any taxable period of the Company that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes (other than property or ad valorem Taxes) for the portion of such Straddle Period ending on the Closing Date will be determined based on an interim closing of the books as of the Closing Date. In the case of any property or ad valorem Taxes that are payable for a Straddle Period, the portion of such Tax which relates to the portion of such Straddle Period ending on the Closing Date will be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period.
(h)    Buyer shall not, and shall not permit any of its Affiliates (including following the Closing, for the avoidance of doubt, the Company), to (i) file, amend, re-file, or enter into any voluntary disclosure with respect to, any Tax Return of the Company that was due on or before the Closing Date, (ii) amend any Income Tax Return that was prepared pursuant to Section 9.2(c) or Section 9.2(d), (iii) extend or waive, or cause to be extended or waived, any statute of limitations or other period of assessment for any Tax of the Company related to any taxable period (or portion thereof) ending on or before the Closing Date, or (iv) take any action with respect to Tax matters on the Closing Date that is out of the Ordinary Course of Business without the prior written approval of Seller, which may be withheld in the Seller’s sole discretion.
(i)    Seller and Buyer agree to make an election under Code Section 338(h)(10) with respect to the purchase of the Acquired Shares pursuant to this Agreement (the “338(h)(10) Election”). The Parties shall timely and properly file all Tax Returns in accordance with the 338(h)(10) Election and not take any position for Tax purposes that is inconsistent therewith. Seller and Buyer shall make the 338(h)(10) Election by timely filing with the IRS the completed IRS Form 8023 in form and substance reasonably satisfactory to the Parties. For all Income Tax purposes, Seller and Buyer will report the sale of the Acquired Shares under this Agreement consistent with the 338(h)(10) Election under any substantially similar applicable state or local Income Tax Law and shall take no position contrary thereto.
(j)    Seller shall be entitled to any Tax refunds or credits for the overpayment of Taxes that are received by Buyer or any of its Affiliates (including following the Closing, for the avoidance of doubt, the Company) following the Closing attributable to Taxes of the Company paid by Seller pursuant to this Agreement or included as a liability in Final Closing Net Working Capital or paid by the Company prior to the Closing, unless such refund or credit is included as an asset in the Final Closing Date Net Working Capital and Buyer shall pay over to Seller any such refund or the amount of any such credit within five (5) days after actual receipt of such refund or credit against Taxes. After the Closing, at the sole expense of Seller, Buyer shall cause the Company to continue to work in good faith and use its reasonable best efforts as directed by Seller to diligently prosecute any Tax refund claims in order to legally maximize and obtain any such Tax refunds. Seller shall indemnify Buyer for any Taxes imposed on Buyer, the Company or their Affiliates as a result of any subsequent disallowance of such previously paid refund or credit.
(k)    Any agreement, the primary purpose of which is the sharing or allocation of Taxes or Tax attributes, between the (i) Company, on the one hand, and (ii) Seller, GE or its Affiliates (other than the Company) on the other hand, shall terminate as of the Closing Date (but only to the extent that it applies to the Company) without any continuing obligation to make or right to receive any payment by the Company thereunder.
9.3    Excluded Names. The Parties acknowledge and agree that except as expressly provided in the Trademark License Agreement, the Company has no right, title or interest in any Excluded Name and no interest in or right to use the Excluded Names is being assigned, licensed, transferred or otherwise conveyed to Buyer or to the Company pursuant to this Agreement or the transactions contemplated hereby. In furtherance of the foregoing, effective immediately after the Closing and except as otherwise expressly provided in the Trademark License Agreement, Buyer shall take all action reasonably necessary to change the name of the Company in order to eliminate use by Buyer or any of its Affiliates, including the Company, of any Excluded Name except as expressly set forth in this Agreement. Except as expressly set forth in the Trademark License Agreement, as of the Closing Date, Buyer and its Affiliates (including the Company) will stop using the Excluded Names, including in any form in connection with the Company, including by removing, permanently obliterating or covering all references to the Excluded Names that appear on any Business Asset. Neither Buyer nor any of its Affiliates (including the Company following the Closing) will register, attempt to register or assist another in registering the Excluded Names anywhere in the world as a trademark, service mark, trade name, corporate name, assumed name, domain name or any other indication of source.
9.4    Further Assurances. In case at any time after the Closing Date any further action is reasonably necessary to carry out the purposes of this Agreement, each of the Parties will (and will cause its Affiliates to) take such further action (including the execution and delivery of such further instruments and documents) as the other Party may reasonably request, at the sole cost and expense of the requesting Party (unless otherwise specified herein). In furtherance, and not by way of limitation, of the foregoing, if after the Closing, Seller discovers that any of the Assets of the Company that do not exclusively relate to the Company’s business were inadvertently or mistakenly transferred to Buyer with the Company instead of being set forth on Schedule 1.1(a), then Buyer will cooperate with Seller to transfer or assign such Assets to Seller (or its designee) and execute and deliver any amendments or supplements to this Agreement or the

Disclosure Schedules, as applicable, to reflect such assets as excluded from the Business Assets effective as of the Closing Date.
9.5    Intercompany Payables and Receivables. Buyer and Seller acknowledge and agree that, as of the Closing Date, except for the arrangements set forth on Schedule 9.5 describing certain payables that shall become obligations of Buyer after the Closing, all intercompany account balances, cash pooling arrangements and other liabilities between the Company, on the one hand, and Seller and its Affiliates (other than the Company), on the other hand (excluding the arrangements set forth on Schedule 9.5, “Intercompany Balances”), shall be eliminated, either through the capitalization, dividend, payment and/or cancellation of such Intercompany Balances or otherwise, such that, as of the Closing Date and thereafter, except amounts pursuant to the terms of the Transaction Documents, (a) no amounts shall be payable to the Company by Seller or any of its Affiliates (other than the Company) in respect of any Intercompany Balances, as the case may be, and (b) neither Buyer nor the Company shall have any claim, action or other right against Seller with respect to any funds, accounts or other assets (or the proceeds thereof) that were subject to or arose out of any Intercompany Balances on or prior to the Closing Date.
9.6    Insurance.
(a)    From and after the Closing Date, the Company shall cease to be insured by, have access or availability to, be entitled to make claims on, be entitled to claim benefits from or seek coverage under any of GE’s or its subsidiaries or its Affiliates’ insurance policies or any of their self-insured programs (hereinafter, for purposes of this Section 9.6, “GE” shall include, where appropriate to the context, its subsidiaries and/or Affiliates), other than with respect to any properly reported claim, act, omission, event, circumstance, occurrence or loss prior to the Closing Date.
(b)    Seller and its applicable Affiliates shall retain exclusive right to control all of their insurance policies and programs, and the benefits payable thereunder, including the right to exhaust, settle, release, commute, buy-back or otherwise resolve disputes with respect to any of its insurance policies and programs and to amend, modify or waive any rights under any such insurance policies and programs, notwithstanding whether any such policies or programs apply to any liabilities and/or claims that Buyer has made or could make in the future; provided, that Buyer shall cooperate with Seller and its Affiliates and share such information as is reasonably necessary in order to permit GE to manage and conduct its insurance matters as GE deems appropriate and that Buyer hereby gives consent for GE to inform any affected insurer of this agreement and to provide such insurer with a copy hereof. In addition, Buyer shall pursue rights of recovery against third parties with respect to claims or losses for which Buyer has the ability to mitigate via contract or tort and shall cooperate with GE with respect to pursuit of such rights. The order of priority of any such recoveries shall inure first to GE to reimburse any and all costs incurred by GE directly or indirectly as a result of such claims or losses.
(c)    At Closing, Buyer is required to have in effect all insurance programs to comply with any and all of Buyer’s contractual and statutory obligations.
(d)    With respect to any claim payments made on all open, closed and re-opened claims covered under GE’s workers’ compensation, domestic or international employers’ liability insurance policies and/or comparable workers’ compensation self-insurance, state or country programs, Seller will reimburse Buyer for all claim payments arising from occurrences prior to the Closing Date and any catastrophic coverage charges, overhead, claim handling and administrative costs, taxes, surcharges, state assessments, reinsurance cost and other related costs relating to Transferred Employees and former employees, whether such claims are made by employees of the Company or third parties. Any payments, costs or adjustments required to be made by Seller pursuant to this or any other provisions of this Section 9.6 shall be billed quarterly and payable within thirty (30) days from receipt of invoice by wire transfer of immediately available funds to the account designated in writing by GE.
(e)    [***]
(f)    Nothing in this Agreement is intended to waive or abrogate in any way GE’s own rights to insurance coverage for any liability, whether relating to the operation of the business of the Company or otherwise.
For the avoidance of doubt, with respect to any and all reimbursements due from Buyer pursuant to this Section 9.6, such reimbursements will not be interrelated with any Purchase Price Adjustment.
9.7    Confidentiality. From and after the Closing, Seller shall, and shall cause its Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all confidential information concerning the Company, except for such information that (a) is or becomes generally available to the public other than as a result of a disclosure by Seller, any of its Affiliates or their respective Representatives; or (b) becomes available to Seller, any of its Affiliates or their respective Representatives on a non-confidential basis from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Seller or any of its Affiliates or their respective Representatives are required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand, or similar legal process) to disclose any such confidential information, Seller shall promptly notify Buyer in writing so that Buyer may seek an appropriate protective order or waive Seller’s compliance with the provisions of this Section 9.7. If, absent the entry of a protective order or the receipt of a waiver pursuant to this Section 9.7, Seller, its Affiliates or their respective Representatives are, in the opinion of their legal counsel legally compelled to disclose such confidential information pursuant to the preceding sentence, such Person may disclose such confidential information to the extent required without liability under this Agreement and such Person shall exercise its reasonable efforts to obtain reliable assurance that confidential treatment will be accorded any such confidential information so furnished.
ARTICLE 10.
EMPLOYEES
10.1    Employment and Benefit Plan Matters.
(a)    Continuation of Employment. Buyer shall cause the Company to continue to employ on the Closing Date all Business Employees set forth on Schedule 4.11(a) (as may be updated by Seller with Buyer’s consent not to be unreasonably withheld not later than five (5) days prior to the Closing) who are actively employed (including each such Business Employee on vacation, holiday, jury duty or other similar absence) other than any Excluded Employees, (collectively, the “Transferred Employees”). Buyer also shall, or shall cause its Affiliates to, offer re-instatement or employment as a successor employer, as the case may be, to each Business Employee set forth on Schedule 4.11(a) who is not actively employed immediately prior to the Closing Date and who has a right of re-instatement per any Employee Benefit Plan or applicable Law (collectively, “Inactive Business Employees”), in each case promptly upon his or her return from any leave or other absence. Any Inactive Business Employee shall be treated as a Transferred Employee upon his or her return to, or commencement of, active employment with Buyer or its Affiliates. For purposes of this Agreement, “successor employer” means an employer who employs any Transferred Employees and provides those employees with comparable pay and the benefits required hereby. Neither Buyer nor any of its Affiliates shall be obligated, however, to continue to employ any Transferred Employee for any specific period of time following the Closing Date, subject to applicable Law.
(b)    Terms and Conditions of Employment. For a period of at least [***] following the Closing Date, each Transferred Employee shall be entitled to receive while in the employ of Buyer, the Company or any of their Affiliates at least the same salary and wages, and not less favorable opportunities in amounts and performance conditions with respect to incentive compensation bonus opportunities and other material terms and conditions of employment as were provided to such employee immediately prior to the Closing Date. The term “other material terms and conditions” in the preceding sentence is limited to practices, which, if changed or eliminated, could reasonably give rise to a claim for monetary damages under applicable Law or Contract. In addition, for a period of at least [***] following the Closing Date, Buyer shall, or shall cause its Affiliates to, provide the Transferred Employees with substantially equivalent employee benefits having a comparable aggregate employer-provided value to all benefits provided to such employee under the applicable Seller Employee Benefit Plans and the Company Employee Benefit Plans in effect immediately prior to the Closing Date.
(c)    [***]
(d)    Individual Employee Agreements. The Company shall retain exclusive responsibility on and after the Closing Date for all individual employment, retention, termination, severance and other similar agreements (collectively, “Employee Agreements”) between the Company and any Transferred Employee.
(e)    Vacation and Paid Time Off. Buyer shall be responsible for providing vacation benefits to Transferred Employees for so long as they are employed with Buyer or its Affiliates that are at least as favorable as those provided under the applicable vacation program of Buyer or its Affiliates; provided, however, that each Transferred Employee shall be entitled annually to at least the number of annual vacation days such Transferred Employee was entitled to under the applicable vacation program of Seller, the Company or their respective Affiliates immediately prior to the Closing Date. Effective as of the Closing Date, Buyer shall, or shall cause its Affiliates to, assume or retain, as the case may be, all obligations of Seller, the Company and their respective Affiliates for the accrued, unused vacation and paid time off of the Transferred Employees, and shall reimburse Seller or its Affiliates for any accrued and unused vacation and paid time off required to be paid by any of them to any Transferred Employees or former employees of the Company. Neither Seller nor any of its Affiliates shall have any obligation or liability to pay or provide any vacation or paid time off payments claimed by any Business Employee on or after the Closing Date.
(f)    [***]
(g)    Credit for Service. To the extent permitted by applicable Law, Buyer shall, or shall cause its Affiliates to, credit the Transferred Employees for service earned on and prior to the Closing Date with Seller and its Affiliates (including the Company), or any of their respective predecessors, in addition to service earned with Buyer and its Affiliates on or after the Closing Date, (i) to the extent that service is relevant for purposes of eligibility, vesting or the calculation of vacation, sick days, severance, layoff and similar benefits (but not for purposes of defined benefit pension benefit accruals) under any retirement or other employee benefit plan, program or arrangement of Buyer or any of its Affiliates for the benefit of the Transferred Employees on or after the Closing Date and (ii) for such additional purposes as may be required by applicable Law; provided that nothing herein shall result in a duplication of benefits with respect to the Transferred Employees.
(h)    [***]

(i)    No Obligation to Continue Employment. Nothing in this Agreement shall require or be construed or interpreted as requiring Buyer or any of its Affiliates to continue the employment of any of the Transferred Employees following the Closing Date, or to prevent Buyer or any of its Affiliates from changing the terms and conditions of employment of any of the Transferred Employees following the Closing Date. Without limiting the generality of Section 13.11, this Section 10.1 is not intended to confer upon any Transferred Employee any rights or remedies hereunder. Nothing in this Agreement shall be deemed to confer upon any Person (or any beneficiary thereof) any rights under or with respect to any plan, program or arrangement described in or contemplated by this Section 10.1, and each Person (and any beneficiary thereof) shall be entitled to look only to the express terms of any such plan, program or arrangement for his or her rights thereunder. Notwithstanding the foregoing, nothing contained herein, whether express or implied, shall be treated as an amendment or other modification of any Company Employee Benefit Plan or shall limit the right of Buyer, the Company or any of their Affiliates, to amend, terminate or otherwise modify any such plan following the Closing Date. In the event that (i) a party other than the Company or any of its Affiliates makes a claim or takes action to enforce any provision in this Agreement as an amendment to any Company Employee Benefit Plan, and (ii) such provision is deemed to be an amendment to such Company Employee Benefit Plan even though not explicitly designated as such in this Agreement, then such provision shall lapse retroactively and shall have no amendatory effect.
10.2    Seller Employee Benefit Plans.
(a)    No Assumption or Transfer of Seller Employee Benefit Plans. Except as otherwise specifically provided in this Agreement, Buyer and its Affiliates shall not assume any obligations under or liabilities with respect to, or receive any right or interest in any trusts relating to, any assets of or any insurance, administration or other contracts pertaining to any of the Seller Employee Benefit Plans. All Transferred Employees will cease, effective as of the Closing Date, any participation in and any benefit accrual under each of the Seller Employee Benefit Plans. Seller and its Affiliates shall take all necessary actions to effect such cessation of Transferred Employees under the Seller Employee Benefit Plans and covenants to Buyer to retain and discharge all obligations and liabilities under or with respect to the Seller Employee Benefit Plans, including the payment of all benefits due thereunder, whether incurred before, on or following the Closing Date.
(b)    Inactive Business Employees covered by a Seller Employee Benefit Plan immediately prior to the Closing Date may continue to participate in such plan until the earlier of (i) the date of such employee’s commencement of or return to active employment with Buyer or its Affiliates, if applicable; or (ii) the date such employee ceases to be eligible for such coverage. Notwithstanding Section 10.2(a), Buyer shall reimburse Seller promptly for all expenses of any kind incurred by Seller or its Affiliates for covering any Inactive Employees following the Closing Date upon receipt of periodic billing for such amounts including, notwithstanding Section 10.2(a), any such expenses incurred under any Seller Employee Benefit Plan; provided, however, that such reimbursement by Buyer shall not exceed, per Inactive Employee, an amount to be mutually agreed to by Buyer and Seller in good faith.
10.3    Company Employee Benefit Plans. Buyer shall cause the Company to continue sponsorship of, and all obligations with respect to, each Company Employee Benefit Plan and discharge all obligations attributable to the Transferred Employees (including their eligible spouses, dependents and beneficiaries) under each Company Employee Benefit Plan as of the Closing Date.
10.4    Impermissibility; Good Faith. In the event that any provision hereof is not permissible under any Law or practice, the Parties agree that they shall in good faith take such actions as are permissible under such Law or practice to carry out to the fullest extent possible the purposes of such provision.
10.5    Restrictive Covenants Relating to Employees. Buyer and its Affiliates shall not, for a period one (1) year, directly or indirectly, induce or attempt to induce to leave the employ of Seller or its Affiliates any person who (a) at the time occupies, or at any time during the preceding twelve (12) months occupied, a position assigned to the executive band or higher position and working on matters relating to the operation of the business of the Company, whether or not such employee is a full-time or a temporary employee of Seller or its Affiliates, and whether or not such employment is pursuant to written agreement, or (b) is set forth on Schedule 10.5. Notwithstanding the limitations of the preceding sentence applicable to particular categories of employees of Seller and its Affiliates (collectively, the “Restricted Employees”), such limitations shall not prohibit Buyer and its Affiliates from: (i) soliciting or hiring any Restricted Employee after the termination of such employee’s employment at any time after the Closing by Seller or its Affiliates, (ii) placing public advertisements or conducting any other form of general solicitation that is not specifically targeted towards the Restricted Employees, including the use of an independent employment agency or search firm whose efforts are not specifically directed at Restricted Employees, or (iii) soliciting specifically identified Restricted Employees with the prior written consent of Seller or any of its Affiliates.
10.6    Cooperation and Assistance.
(a)    Mutual Cooperation by Seller and Buyer. After the Closing Date, Seller and Buyer shall, and each shall cause their respective Affiliates to, cooperate with the other party and its Affiliates to provide such current information regarding the Business Employees or former employees of the Company on an ongoing basis as may be necessary to facilitate determinations of eligibility for, and payments of benefits to, such employees (and their spouses and dependents, as applicable) under the Seller Employee Benefit Plans and the Company Benefit Plans, as applicable.
(b)    Claims Assistance. Buyer shall, and shall cause its Affiliates to, permit Transferred Employees to provide such assistance to Seller and its Affiliates as may reasonably be required in respect of claims against Seller or its Affiliates, whether asserted or threatened, to the extent that, (i) a Transferred Employee has knowledge of relevant facts or issues, or (ii) a Transferred Employee’s assistance is reasonably necessary in respect of any such claim; provided, however, that such assistance shall not unreasonably interfere with a Transferred Employee’s performance of his or her duties and responsibilities with the Company, Buyer or any of their respective Affiliates.
10.7    Employee Data Protection.
(a)    “GE Personal Data” includes any information relating to an identified or identifiable natural person that (i) is obtained by Buyer or its Affiliates from Seller or any of its Affiliates or Representatives, (ii) is processed by Buyer or its Affiliates on behalf of Seller or its Affiliates, (iii) pertains to the personnel of Seller or its Affiliates, or (iv) is created by Buyer or its Affiliates based on (i), (ii), or (iii) above.
(b)    Buyer shall, and shall cause its Affiliates to, comply with all applicable Laws regarding the maintenance, use, sharing and processing of GE Personal Data, including (i) compliance with any applicable requirements to provide notice to, or obtain consent from, the data subject for processing of the data after the Closing Date, and (ii) taking any other steps necessary to ensure compliance with local data protection Laws, including but not limited to, the execution of any separate agreements with Seller or its Affiliates to facilitate the lawful processing of certain GE Personal Data (such agreements to be executed before or after the Closing Date, as necessary).

(c)    Buyer shall, and shall cause its Affiliates to, share and otherwise process GE Personal Data only on a need-to-know basis, only as legally permitted and only to the extent necessary to (i) continue the operation of the Company, consistent with historical practices, (ii) perform its obligations under the Transaction Documents or (iii) conform to Seller’s or its Affiliates further written instructions. Buyer and its Affiliates shall use reasonable, technical and organizational measures to ensure the security and confidentiality of GE Personal Data in order to prevent, among other things, accidental, unauthorized or unlawful destruction, modification, disclosure, access or loss. Buyer agrees that, before the Closing Date, neither it nor its Affiliates shall disclose any GE Personal Data to third parties without the express written approval of Seller or its Affiliates, unless required by applicable Law. Buyer or one of its Affiliates shall immediately inform Seller or one of its Affiliates of any breach of this security and confidentiality undertaking, unless prohibited from doing so by applicable Law.
ARTICLE 11.
INDEMNIFICATION
11.1    Survival. Survival. The representations and warranties contained in Article 4, Article 5 and Article 6 of this Agreement will survive and continue in full force and effect until the date that is [***] after the Closing Date, except that the representations and warranties contained in Section 4.1 (Organization), Section 4.2 (Capitalization of the Company), the first sentence of Section 4.15 (Assets), Section 4.17 (Brokers and Finders; Success Fees), Section 5.1 (Organization), Section 5.2 (Authority of Seller), Section 6.1 (Organization), Section 6.2 (Authority of Buyer) and Section 6.6 (Brokers and Finders; Success Fees) (collectively, the “Fundamental Reps”) shall survive and continue in full force and effect until [***], the representations and warranties contained in Section 4.14 (Environmental Matters) shall survive and continue in full force and effect until [***] and the representations and warranties contained in Section 4.11 (Employees) and Section 4.12 (Taxes) shall survive and continue in full force and effect until [***], provided that any representation, warranty, covenant, agreement or other provision in respect of which indemnity is required under Section 11.2 or under Section 11.3, and the indemnity with respect thereto, shall survive (with respect to any claim that has been made) the time at which it would otherwise terminate pursuant to this Section 11.1 if written notice of a breach thereof giving rise to such right of indemnity shall have been given to the Person against whom such indemnity may be sought prior to such time and such notice describes in reasonable detail the alleged breach and factual basis therefore. All covenants and agreements of the Parties contained herein shall survive the Closing indefinitely or for the period explicitly stated therein.
11.2    Indemnification by Seller. From and after the Closing, subject to the terms and conditions of this Article 11, Seller agrees to reimburse, defend, indemnify and hold harmless Buyer and its Affiliates (including the Company) and their respective Representatives (collectively, the “Buyer Indemnified Parties”) from, against and in respect of any and all actual out of pocket losses, liabilities, damages, judgments, awards, interest, penalties, fines, costs or expenses (including reasonable attorneys’ fees) (each a “Loss” and collectively, “Losses”) resulting from, or that exist or arise due to any of the following (collectively, “Buyer Claims”):
(a)    prior to their expiration in accordance with Section 11.1, any inaccuracy or breach of any representation or warranty of Seller contained in Article 4 or Article 5 (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which shall be determined with reference to such specified date); and
(b)    any breach of or failure by Seller to perform or comply with its covenants or agreements contained in this Agreement.

11.3    Indemnification by Buyer. From and after the Closing, subject to the terms and conditions of this Article 11, Buyer agrees to reimburse, defend, indemnify and hold harmless Seller and its Affiliates and their Representatives (collectively, the “Seller Indemnified Parties”) from, against and in respect of any and all Losses resulting from, or that exist or arise due to, any of the following (collectively, “Seller Claims”):
(a)    prior to their expiration in accordance with Section 11.1, any inaccuracy or breach of any representation or warranty of Buyer contained in Article 6 (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which shall be determined with reference to such specified date);
(b)    any breach of or failure by Buyer to perform or comply with its covenants or agreements contained in this Agreement; and
(c)    except for the portion of any valid claim with respect to which Seller is obligated to indemnify Buyer pursuant to Section 11.2, the operation of the business of the Company after the Closing.
11.4    Indemnification Proceeds. Notwithstanding anything to the contrary contained in this Agreement, the indemnification obligations of the Parties set forth in Section 11.2 and Section 11.3 shall be subject to the following limitations:
(a)    The indemnification obligations of Seller set forth in Section 11.2 shall be limited as follows:
(i)    a Buyer Indemnified Party shall not be entitled to indemnification pursuant to Section 11.2(a) (other than with respect to the Fundamental Reps) unless and until the aggregate amount of all Losses incurred by all Buyer Indemnified Parties that otherwise would be payable pursuant to Section 11.2(a) exceeds [***] (the “Basket Amount”), provided that if such Basket Amount is met, then Seller will be liable for all such Losses in excess of the Basket Amount;
(ii)    the amount that a Buyer Indemnified Party is able to recover with respect to any Loss under Section 11.2(a) (other than with respect to the Fundamental Reps) is limited to, and will not exceed,[***]; and
(iii)    the aggregate amount that the Buyer Indemnified Parties are able to recover with respect to the Fundamental Reps is limited to the Purchase Price.
(b)    The indemnification obligations of Buyer set forth in Section 11.3 shall be limited as follows:
(i)    a Seller Indemnified Party shall not be entitled to indemnification pursuant to Section 11.3(a) (other than with respect to the Fundamental Reps) unless and until the aggregate amount of all Losses incurred by all Seller Indemnified Parties that otherwise would be payable pursuant to Section 11.3(a) exceeds the Basket Amount, provided that if such Basket Amount is met, then Buyer will be liable for all such Losses in excess of the Basket Amount; and

(ii)    the amount that a Seller Indemnified Party is able to recover with respect to any Loss under Section 11.3(a) (other than with respect to the Fundamental Reps) is limited to, and will not exceed, [***].
(c)    For purposes of this Article 11, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.
(d)    Notwithstanding anything to the contrary set forth in this Section 11.4, none of the limitations on the indemnification obligations of the Parties shall apply to claims based on actual, knowing and intentional fraud.
11.5    Procedure.
(a)    A Person entitled to indemnification hereunder (an “Indemnified Party”) will give the Person from whom indemnification is sought (an “Indemnifying Party”) written notice of any matter that an Indemnified Party has determined has given or may give rise to a claim for indemnification under this Agreement (an “Indemnification Claim”), prior to the expiration of any applicable survival period set forth in Section 11.1 and, in the event of a claim by a third party, within thirty (30) days after receiving written notice from a third party which may give rise to an Indemnification Claim (a “Third Party Claim”). Such notice will state the nature of the claim, the amount of the Loss, if known, the method of computation thereof, and contain a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises; provided, however, that the failure to provide the aforementioned information in such notice will not relieve the Indemnifying Party from any of its obligations under this Article 11, except to the extent, and then only to the extent, that the Indemnifying Party is prejudiced by such failure, including by forfeiture of its rights or defenses by reason of such failure.
(b)    Following receipt of a notice of a Third Party Claim in accordance with Section 11.5(a), the Indemnifying Party may assume and thereafter conduct the defense of the Third Party Claim with counsel of the Indemnifying Party’s choice by providing written notice of such election to the Indemnified Party; provided, however, that if the Indemnifying Party is Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that seeks an injunction or other equitable relief against the Indemnified Party. The Indemnifying Party’s assumption of such defense will not be deemed to be an acknowledgment of the Indemnifying Party’s obligation to indemnify the Indemnified Party hereunder against any Losses that may result from such Third Party Claim. In the event the Indemnifying Party exercises the right to undertake any such defense against any such Third Party Claim as provided above, then the Indemnified Party will cooperate in all reasonable respects with the conduct of such defense by the Indemnifying Party. In the event the Indemnified Party is, directly or indirectly, conducting the defense against any Third Party Claim, then the Indemnifying Party will cooperate in all respects with the conduct of such defense by the Indemnified Party. The party controlling the defense will consider in good faith any recommendation made by the other party with respect to the defense of such Third Party Claim. If the Indemnifying Party is controlling the defense of such Third Party Claim, the Indemnifying Party will not approve of the entry of any judgment or enter into, or offer to enter into, any settlement or compromise with respect to the Third Party Claim without the Indemnified Party’s prior written approval, unless the terms of such judgment, settlement or compromise provide for a complete, unconditional release of the Indemnified Party for any Liability arising out of such Third Party Claim, without any equitable or injunctive relief against the Indemnified Party. If the Indemnified Party is controlling the defense of such Third Party Claim, the Indemnified Party will not approve of the entry of any judgment or enter into, or offer to enter into, any settlement or compromise with respect to the Third Party Claim without the Indemnifying

Party’s prior written consent if the Indemnifying Party will have any Liability with respect to such judgment, settlement or compromise or the underlying Third Party Claim.
(c)    Following receipt of a notice of an Indemnification Claim under this Agreement in accordance with Section 11.5(a) (other than a Third Party Claim which is governed by Section 11.5(b)), the Indemnifying Party will have sixty (60) days from the date it receives notice of such claim (the “Dispute Period”) to make such investigation of the claim as the Indemnifying Party deems necessary or advisable. For purposes of such investigation, the Indemnified Party will make available to the Indemnifying Party all the information reasonably related to such claim relied upon by, or in the possession or control of, the Indemnified Party to substantiate such claim. If the Indemnifying Party disagrees with the validity or amount of all or a portion of such Indemnification Claim made by the Indemnified Party, the Indemnifying Party will deliver to the Indemnified Party written notice thereof (the “Dispute Notice”) prior to the expiration of the Dispute Period. If no Dispute Notice is sent by the Indemnifying Party within the Dispute Period or if the Indemnifying Party provides notice that it does not have a dispute with respect to such Indemnification Claim, then such claim will be deemed approved and consented to by the Indemnifying Party (such claim being referred to herein as an “Approved Indemnification Claim”). Subject to the limitations in this Article 11, the Indemnifying Party will pay the amount of the Approved Indemnification Claim by wire transfer of immediately available funds to the account designated in writing by the Indemnified Party within five (5) Business Days after such claim is determined to be an Approved Indemnification Claim. If a Dispute Notice is received by the Indemnified Party within the Dispute Period and the Indemnifying Party and the Indemnified Party do not agree to the validity and/or amount of such disputed claim, no payment will be made to the Indemnified Party until such disputed claim is resolved, whether by adjudication of such matter, agreement between the Indemnified Party and the Indemnifying Party or otherwise (and upon any such resolution, such Indemnification Claim will be deemed to be an Approved Indemnification Claim and subject to the payment procedures set forth in the preceding sentences).
(d)    Notwithstanding anything herein to the contrary, procedures regarding Indemnification Claims attributable to Taxes will be exclusively governed by Section 9.2.
(e)    All indemnification payments made pursuant to this Article 11 will be treated as adjustments to the Purchase Price, unless otherwise required by applicable Law.
(f)    Upon making an indemnity payment pursuant to this Agreement, the Indemnifying Party will, to the extent of such payment, be subrogated to all rights of the Indemnified Party against any third party in respect of the Losses to which the payment related, whether by insurance coverage, contribution claims, or otherwise. Without limiting the generality of any other provision hereof, the Indemnified Party will duly execute upon request all instruments reasonably necessary to evidence and perfect the above described subrogation rights.
11.6    Limitation on Liability. Notwithstanding any other provisions of this Agreement, the right of Indemnified Parties to indemnification for Losses under Section 11.2 or Section 11.3, as applicable, shall be subject to the following provisions:
(a)    Each Person entitled to indemnification hereunder shall take all reasonable steps to mitigate its Losses after becoming aware of any event which could reasonably be likely to give rise to any Losses that are indemnifiable or recoverable hereunder or in connection herewith. No Indemnifying Party shall be liable for any Losses to the extent that such Losses suffered by any Indemnified Party (i) are reflected in the Final Closing Date Net Working Capital, (ii) result from the operation of the Company after the Closing, (iii) result from, exist or arise due to any actions taken or not taken by the Indemnified Party or its Affiliates or any event or occurrence after the Closing, (iv) relate to any Taxable period (or portion thereof) beginning on or after the Effective Time or (v) are due to the unavailability, in any Taxable period (or portion thereof) beginning on or after the Effective Time, of any Tax attribute.
(b)    Payments by an Indemnifying Party pursuant to Section 11.2 or Section 11.3 in respect of any Loss shall be reduced by an amount equal to any Tax benefit realized or reasonably expected to be realized as a result of such Loss by the Indemnified Party, unless otherwise required by Law.
(c)    Losses shall not include (i) any special, incidental, consequential or punitive damages except to the extent such damages are payable to third parties, (ii) any amount calculated based upon any diminution in value or any multiple (whether of earnings, book value, cash flow or otherwise), (iii) any indirect damages (including business interruption, loss of future revenue, income or profits or loss of business reputation or opportunity).
(d)    Payments by an Indemnifying Party pursuant to Section 11.2 or Section 11.3 in respect of any Loss shall be limited to the amount of any Liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment actually received by the Indemnified Part in respect of any such claim, less any related costs and expenses, including the aggregate cost of pursuing any related insurance claims and any related increases in insurance premiums or other chargebacks. Promptly after the realization of any insurance proceeds, indemnity, contribution or other similar payment, the Indemnified Party shall reimburse the Indemnifying Party for such reduction in Losses for which the Indemnified Party was indemnified prior to the realized of reduction of such Losses.
(e)    Except as set forth in Section 8.7, Section 9.5, Section 9.6, Section 9.7, Section 10.2 and Section 10.5, the Parties acknowledge and agree that from and after the Closing their sole and exclusive remedy with respect to any and all claims for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to this Agreement and the subject matter hereof shall be pursuant to the indemnification provisions set forth in this Article 11 (subject to all limitations contained herein). In furtherance of the foregoing, from and after the Closing, each Party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action (including any statutory rights to contribution or indemnification) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other Parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any theory whatsoever, under any Law, contract, tort or otherwise (including any action pursuant to the Comprehensive Environmental Response, Compensation and Liability Act or any analogous foreign, state or local Law, or any similar rules of law embodied in the common law), except pursuant to the indemnification provisions set forth in this Article 11 (subject to all limitations contained herein). Notwithstanding the foregoing, nothing in this Section 11.6(e) shall limit any Party’s ability to make any claims for fraud, criminal conduct or willful misconduct with respect to a representation or warranty contained herein or claims seeking equitable relief in accordance with Section 13.12.
ARTICLE 12.
TERMINATION
12.1    Termination. Subject to Section 12.2, this Agreement may be terminated and the transactions contemplated by this Agreement abandoned at any time prior to the Closing:
(a)    by mutual written consent of Seller and Buyer;

(b)    by Buyer or Seller on or after the date that is one hundred eighty (180) days after the date hereof (the “End Date”), if the Closing shall not have occurred by the close of business on such date; provided, however, that the right to terminate this Agreement under this Section 12.1(b) shall not be available to any Party that has breached any provision of or any of its obligations under this Agreement in a manner that has contributed to the failure of the Closing to occur on or before the End Date;
(c)    by Buyer or Seller, if there shall be in effect a final nonappealable Order of a Governmental Authority of competent jurisdiction or other Law restraining, enjoining, making illegal or otherwise prohibiting the consummation of the transactions contemplated hereby; provided, however, that the right to terminate this Agreement pursuant to this Section 12.1(c) shall not be available to any such Party who has failed to perform its obligations under this Agreement with respect to resisting, resolving or removing such applicable Order or Laws;
(d)    by Buyer, if Buyer is not then in material breach of any provision of this Agreement, if there has been a breach by Seller of any of its representations or warranties, covenants, obligations or agreements set forth in this Agreement (subject to all qualifications and exceptions contained therein) such that the conditions to Buyer’s obligation to effect the Closing as set forth in Section 7.1(a) or Section 7.1(b) would not be satisfied, and such violation or breach has not been waived by Buyer or cured by Seller by the End Date; or
(e)    by Seller, if Seller is not then in material breach of any provision of this Agreement, if there has been a breach by Buyer of any of its representations or warranties, covenants, obligations or agreements set forth in this Agreement (subject to all qualifications and exceptions contained therein) such that the conditions to Seller’s obligation to effect the Closing as set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied, and such violation or breach has not been waived by Seller or cured by Buyer within thirty (30) days of the occurrence of such breach (provided that neither a breach by Buyer of Section 8.8 nor the failure by Buyer to deliver the Purchase Price at the Closing by the date Closing is required to have occurred pursuant to Section 3.1, shall be subject to cure unless otherwise expressly agreed to in writing by Seller).
12.2    Effect of Termination.
(a)    In the event of termination of this Agreement as provided in Section 8.6 or Section 12.1, this Agreement shall forthwith become void and have no further force and effect (other than the provisions of Section 8.8(a), Article 12 (Termination) and Article 13 (Miscellaneous) (other than Section 13.2 (Transfer Taxes)) and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement, and there shall be no liability on the part of Buyer, the Company or Seller to one another, except in the case of fraud, intentional misrepresentation or willful breach prior to the time of such termination. For purposes of clarification, the parties agree that if Buyer does not close the transactions contemplated hereby in circumstances in which all of the closing conditions set forth in Section 7.1 and Section 7.3 have been satisfied or waived by the Seller, such election shall be deemed to be a willful breach of this Agreement.
(b)    [***]
ARTICLE 13.
MISCELLANEOUS
13.1    Assignment. This Agreement will be binding upon and inure to the benefit of the respective successors and permitted assigns of the Parties. Neither this Agreement nor any of the rights,

interests or obligations provided by this Agreement may be assigned by either Party (whether by operation of Law or otherwise) without the prior written consent of (a) Seller, in the case of a proposed assignment by Buyer, and (b) Buyer, in the case of a proposed assignment by Seller; provided, that Buyer may, without prior written consent of Sellers, (i) assign any or all of its rights hereunder to one or more of its Affiliates, (ii) designate one or more of its Affiliates to perform its obligations hereunder or (iii) after the Closing, assign its rights, but not its obligations, under this Agreement to any of its, or any of its Affiliate’s, financing sources, including, without limitation, any Financing Provider (in any or all of which cases described in subclauses (i), (ii) or (iii), Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder). No assignment shall relieve the assigning party of its obligations hereunder.
13.2    Transfer Taxes. Any and all documentary, transfer, sales and use, registration and stamp Taxes and any other similar Taxes imposed in connection with the transactions contemplated by this Agreement (together, “Transfer Taxes”) shall be borne by Seller. Buyer and Seller shall reasonably cooperate with one another to lawfully minimize such Transfer Taxes and to file all Tax Returns required to be filed in connection with all Transfer Taxes.
13.3    Expenses. Except as provided in Section 13.2, each Party will pay its own costs and expenses, including legal and accounting expenses, incurred in connection with this Agreement and the transactions contemplated hereby, whether or not the Closing shall have occurred.
13.4    Press Releases and Communications. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Buyer and Seller. Thereafter, neither Seller nor the Company nor Buyer shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other Parties (which consent shall not be unreasonably withheld or delayed). Notwithstanding the foregoing or any provision to the contrary in the Confidentiality Agreement, any Party and its Affiliates may make any public disclosure such Party or its Affiliates believes in good faith is required by applicable Law or by the applicable rules of any stock exchange or quotation system on which such Party or its Affiliates lists or trades any securities, in which case the disclosing Party will use its reasonable best efforts to (a) advise the other Party prior to making such disclosure and (b) provide such other Party a reasonable time to review and comment upon such release and consider in good faith any comments with respect thereto.
13.5    Notices.
(a)    Any notice, request, instruction or other document to be given hereunder will be sent in writing and delivered personally, sent by reputable, overnight courier service (charges paid by sender), or by facsimile, according to the instructions set forth below. Such notices will be deemed given: at the time delivered by hand, if personally delivered; on the day of delivery if during normal business hours (or on the following Business Day if not sent during normal business hours), if sent by reputable, overnight courier service; and on the day when confirmation of successful transmission is received by the sending facsimile machine if during normal business hours (or on the following Business Day if not sent during normal business hours), if sent by facsimile.

If to Buyer, to:	Merit Medical Systems, Inc. 1600 West Merit Parkway South Jordan, Utah 84095 Attention: Fred P. Lampropoulos Facsimile: (801) 253-1688 Email: fred@merit.com

With a copy (which will not constitute notice) to:	Merit Medical Systems, Inc. 1600 West Merit Parkway South Jordan, Utah 84095 Attention: Rashelle Perry Facsimile: (801) 253-1688 Email: rperry@merit.com

If to Seller, to:	GE Healthcare 9900 W Innovation Dr. Wauwatosa, WI 53226 Attention: General Counsel, Healthcare Systems Facsimile: (414) 721-3903

With copies (which will not constitute notice) to:	GE Healthcare 9900 W Innovation Dr. Wauwatosa, WI 53226 Attention: General Counsel, Business Development Facsimile: (414) 721-3903

Paul Hastings LLP
191 N. Wacker Drive, 30th Floor
Chicago, IL 60606
Attention: Thaddeus J. Malik
   Richard S. Radnay
Facsimile: (312) 499-6100
Email: thaddeusmalik@paulhastings.com
   richardradnay@paulhastings.com

or to such other address or to the attention of such other party that the recipient party has specified by prior written notice to the sending party in accordance with the preceding.
13.6    Entire Agreement; Modifications. This Agreement (including the Disclosure Schedules) and the Transaction Documents constitute and contain the entire agreement and understanding of the Parties with respect to the subject matter hereof and thereof and supersede any and all prior negotiations, correspondence, understandings and agreements (whether written or oral) among the Parties respecting the subject matter hereof and thereof. Subject to Section 8.6, this Agreement may be amended, supplemented or changed, and any provision hereof can be waived, only by written agreement signed by the Parties; provided that no amendment to any provision of this Agreement to which any Financing Provider or any other party to the Debt Commitment Letter is a third-party beneficiary shall be effective against such party without such party's prior written consent (unless such amendment is not materially adverse to such party).

It is expressly understood that this Agreement shall govern the transactions contemplated hereby as a whole and that the Transaction Documents shall not be construed as amendments or variations of this Agreement but rather shall be complemented by and interpreted in light of this Agreement. In the event that a provision of any Transaction Document conflicts with or contradicts any term of this Agreement, the terms of this Agreement will prevail.
13.7    Waiver. The waiver by any Party of a breach of any term or provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.
13.8    Governing Law. This Agreement, including the determination of the third-party rights of the Financing Providers under this Agreement, shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and performed entirely in Delaware, without regard to any Law that would result in the application of the laws of another jurisdiction.
13.9    Severability. If any one or more of the provisions contained in this Agreement is held invalid, illegal or unenforceable by a Governmental Authority in any respect, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired. If the final judgment of a court of competent jurisdiction or other Governmental Authority declares that any term or provision hereof is invalid, illegal or unenforceable, the Parties agree that the court or other Governmental Authority making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, illegal or unenforceable term or provision with a term or provision that is valid, legal and enforceable and that comes closest to expressing the intention of the invalid, illegal or unenforceable term or provision.
13.10    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument. Facsimiles or other electronic copies of signatures shall be deemed to be originals.
13.11    Third Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Except as set forth in Section 10.2 and with respect to Buyer Indemnified Parties and Seller Indemnified Parties pursuant to Article 11, nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person not a party to this Agreement, including any Affiliates of any Party provided that, notwithstanding the foregoing, Buyer’s lenders, agents, arrangers and the other parties to the Debt Commitment Letter are third party beneficiaries of Section 8.1, Section 8.8, Section 13.1 (to the extent of assignment as collateral), Section 13.6, Section 13.8, Section13.12(d), Section 13.14 and Section 13.15, and shall be entitled to enforce the provisions of such sections to the extent applicable to such Persons.
13.12    Remedies.
(a)    From and after the date hereof until the Closing, the sole and exclusive remedy of each Party in the event of a breach of any representation or warranty set forth in this Agreement by another Party shall be (i) termination of this Agreement and the effect thereof in accordance with Article 12 or (ii) specific performance in accordance with this Section 13.12. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, it is agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement.
(b)    Notwithstanding anything herein to the contrary, it is acknowledged and agreed that Seller shall be entitled to specific performance of Buyer’s obligations to pay the Initial Purchase Price and to consummate the Closing only in the event that each of the following conditions has been satisfied: (i) all of the conditions set forth in Section 7.1 and Section 7.3 have been satisfied (in each case, other than those to be satisfied at the Closing itself), and Buyer fails to complete the Closing by the date the Closing is required to have occurred pursuant to this Agreement, including Section 3.1, (ii) the Debt Financing (or, if alternative financing is being used in accordance with Section 8.8, such alternative financing) has been funded or will be funded at the Closing and (iii) Seller has confirmed in a written notice delivered to Buyer that if specific performance is granted and the Debt Financing (or alternative financing, to the extent described above) is funded, together with any remaining portion of the Initial Purchase Price, Seller stands ready, willing and able for the Closing to occur. For the avoidance of doubt, while Seller may pursue both a grant of specific performance as and only to the extent expressly permitted by this Section 13.12 and the payment of the Termination Fee (only to the extent expressly permitted by Section 12.2(b)), under no circumstances shall Buyer be obligated to both specifically perform the terms of this Agreement and pay the Termination Fee.
(c)    The right of specific enforcement is an integral part of the transactions contemplated hereby and each Party hereby agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement by such Party, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such Party under this Agreement all in accordance with the terms of this Section 13.12. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with such order or injunction all in accordance with the terms of this Section 13.12.
(d)    In the event that (i) in accordance with this Section 13.12, Seller has been granted specific performance and the Closing has occurred or (ii) Buyer has paid to Seller the Termination Fee pursuant to Section 12.2(b), such grant of specific performance together with the occurrence of the Closing or payment of the Termination Fee shall be the sole and exclusive remedy of Seller and the Company or any of their Affiliates against Buyer or any of its Affiliates or the Financing Providers and any of their respective Representatives (collectively, the “Buyer Related Parties”) and, upon grant of such remedy, none of the Buyer Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the Debt Commitment Letter, or any agreements contemplated by either of them with respect to the transactions contemplated thereby, other than any liability or obligation pursuant to the Confidentiality Agreement; provided that, with respect to Buyer, the foregoing will not apply (i.e., such grant of specific performance together with the occurrence of the Closing or payment of the Termination Fee shall not be the sole and exclusive remedy of Seller and the Company or any of their Affiliates against Buyer) in the case of fraud, intentional misrepresentation or willful breach or in the event there has been or is a breach by Buyer of any of its representations or warranties, covenants, obligations or agreements set forth in this Agreement.
13.13    No Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement may only be brought against the entities that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. Except to the extent a named Party (and then only to the extent of the specific obligations undertaken by such named Party in this Agreement and not otherwise), no past, present or future director, officer, employee, incorporator, authorized person, member, partner, stockholder, Affiliate, agent, attorney or their respective Affiliates shall have any Liability (whether in contract or tort) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of either Seller or Buyer under this Agreement (whether for indemnification or otherwise) of or for any claim based on, in respect of, or by reason of, the transactions contemplated by this Agreement.
13.14    Consent to Jurisdiction.
(a)    Each of the parties to this Agreement consents to submit to the non-exclusive personal jurisdiction of any federal court sitting in the State of Delaware in any action or proceeding arising out of or relating to this Agreement or any Transaction Document, and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each Party agrees not to assert in any action or proceeding arising out of or relating to this Agreement or any Transaction Document that such venue in the State of Delaware is improper, and waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto.
(b)    Notwithstanding anything to the contrary contained in this Agreement, including, without limitation, this Section 13.14, each of the parties to this Agreement agrees that it will not bring or support any action, cause of action, claim, cross-claim, third party claim or any claim or any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Buyer’s lenders, agents and arrangers and the other parties to the Debt Commitment Letter and their respective Affiliates in any way relating to this Agreement or any of the transactions contemplated hereby, in any forum other than the Supreme Court of New York, County of New York or, if under applicable law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof).
13.15    Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES HERETO HEREBY WAIVES AND COVENANTS THAT NEITHER IT NOR ANY OF ITS AFFILIATES SHALL ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, ACTION, CLAIM, CAUSE OF ACTION, SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS OR THE SUBJECT MATTER OF SUCH AGREEMENTS OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING, WITHOUT LIMITATION, THE DEBT FINANCING AND THE DEBT COMMITMENT LETTER), IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. BUYER ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY SELLER THAT THIS SECTION 13.15 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH SELLER IS RELYING AND WILL RELY IN ENTERING INTO THE TRANSACTION DOCUMENTS AND ANY OTHER AGREEMENTS RELATING HERETO OR CONTEMPLATED HEREBY. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 13.15 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.
13.16    Time of the Essence. Time is of the essence with respect to the transactions contemplated by the Transaction Documents.

13.17    Provision Respecting Legal Representation. Each of the Parties to this Agreement hereby agrees, on its own behalf and on behalf of its directors, members, partners, officers, employees and Affiliates, that Paul Hastings LLP may serve as counsel to Seller, on the one hand, and the Company, on the other hand, in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and that, following consummation of the transactions contemplated by the Transaction Documents, Paul Hastings LLP (or any successor) may serve as counsel to Seller or any director, member, partner, officer, employee or any Affiliate of Seller, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement notwithstanding such prior representation of the Company and each of the Parties hereto hereby consents thereto and waives any conflict of interest arising therefrom, and each of such parties shall cause any Affiliate thereof to consent to waive any conflict of interest arising from such representation.
REMAINDER OF PAGE INTENTIONALLY LEFT BLANK;
SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, this Agreement has been duly executed on behalf of each of the Parties as of the date and year first above written.

SELLER:	BUYER:
VITAL SIGNS, INC.	MERIT MEDICAL SYSTEMS, INC.

By:_________________________________ Name: Thomas C. Gentile, III Title: President & CEO, Healthcare Systems	By:_________________________________ Name: Fred P. Lampropoulos Title: President and Chief Executive Officer

[Signature Page to Stock Purchase Agreement]

EXHIBIT A

Exhibit A

Transition Services Agreement

FORM OF
TRANSITION SERVICES AGREEMENT
This TRANSITION SERVICES AGREEMENT (this “Agreement”) is entered into as of [__________], 2012 by and between Vital Signs, Inc., a New Jersey corporation (“Seller”), and Merit Medical Systems, Inc., a Utah corporation (“Buyer”), (Seller and Buyer, each a “Party” and together, the “Parties”).
WHEREAS, pursuant to that certain Stock Purchase Agreement, dated as of November 26, 2012 (as amended, modified or supplemented from time to time in accordance with its terms, the “Purchase Agreement”), by and between the Parties, Buyer shall purchase from Seller all of the issued and outstanding shares of Thomas Medical Products, Inc., a Pennsylvania corporation (the “Company”).
WHEREAS, in connection with, and as a condition to consummating, the transactions contemplated by the Purchase Agreement, Seller and Buyer have agreed that Seller will provide to Buyer certain transition services with respect to the orderly transition of the Company to Buyer.
NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and for other good and valuable consideration, the value, receipt and sufficiency of which are hereby acknowledged, each of Seller and Buyer agrees as follows:
Section 1.    Definitions. Capitalized terms used but not defined herein have the meanings given to such terms in the Purchase Agreement.
Section 2.    Transition Services. During the Term (as defined in Section 5(a)), Seller will provide, or cause one or more of its Affiliates or third parties to provide, to Buyer with respect to the Company, upon the terms and subject to the conditions hereof, the services more particularly described in Appendix A (collectively, the “Transition Services”). Buyer and its Affiliates will adhere to any conditions or policies applicable to its use of the Transition Services as set forth in this Agreement or in Appendix A.
Section 3.    Nature of the Transition Services.
(a)    Level of Service. Seller will use reasonable commercial efforts to perform the Transition Services in the manner and at a relative level of service substantially similar to that provided by Seller with respect to the Company during the six month period immediately prior to the Closing Date; provided, however, that, subject to Section 3(b) of this Agreement, nothing in this Agreement will require Seller to favor Buyer or any of its Affiliates, including the Company, after the Closing, over its own business operations or those of its Affiliates.

(b)    Priorities. Seller shall have the right and sole discretion to establish priorities, as between Seller and its Affiliates, on the one hand, and Buyer and its Affiliates, including the Company after the Closing, on the other hand, as to the provision of any Transition Service; provided, that Seller shall use commercially reasonable efforts to maintain sufficient resources to perform the Transition Services in accordance with this Agreement, and provided further that such prioritization shall be consistent with Seller’s practices during the six month period immediately prior to the Closing Date. Seller will use reasonable efforts to promptly advise Buyer of any Transition Services which will be interrupted or delayed as a result of such prioritization.
(c)    Level of Use. Buyer will use reasonable commercial efforts to end its or any of its Affiliates’ reliance on the Transition Services as soon as reasonably possible following the Closing Date. Buyer’s or any of its Affiliates’ use of any Transition Service will not be greater than the level of use required by the Company during the six month period immediately prior to the Closing Date. In no event will Buyer or its Affiliates be entitled to increase its use of any of the Transition Services above such level of use without the prior written consent of Seller.
(d)    Use of Services. Seller shall provide the Transition Services only to the Company and only for substantially the same purpose and in substantially the same manner as the Company used such Transition Services immediately prior to the Closing Date. Buyer shall not, and shall cause its Affiliates not to, and shall not permit its or any of its Affiliates’ employees, agents or affiliates to, resell any Transition Services to any third party or permit the use of any Transition Services by any third party.
(e)    Third Parties; Compliance with Law. It is understood and agreed that Seller has been retaining, and may continue to retain, third party service providers to provide some of the Transition Services. In addition, Seller shall have the right to hire other third party subcontractors to provide all or part of any Transition Service. In the event any third party consent, waiver or approval is required for Seller or its Affiliates or its or their designees to provide any Transition Services and such consent, waiver or approval is not obtained, notwithstanding anything to the contrary herein, neither Seller nor any of its Affiliates shall be obligated to provide any such Transition Services or to obtain replacement services. Neither Seller nor its Affiliates shall be required to obtain any consent, waiver or approval of any third party in order to provide any Transition Services. Neither Seller nor any of its Affiliates shall be obligated to provide any Transition Services which, if provided, would violate any Law.
(f)    Access. Buyer and its Affiliates shall make available on a timely basis to Seller, or such other Person providing the Transition Services, all information and materials reasonably requested by such Person to enable it to provide the Transition Services. During the Term, Buyer and its Affiliates shall provide the employees and agents of Seller, or such other Person providing the Transition Services, with all necessary access to provide the Transition Services, provided that such access does not unreasonably interfere with the normal operations of the Company.
(g)    Maintenance. Seller and its Affiliates shall have the right to shut down temporarily for maintenance purposes the operation of any systems providing any Transition Service whenever in its judgment, reasonably exercised, such action is necessary or advisable. Seller will use commercially reasonable efforts to give Buyer advance notice of any such shutdown. With respect to the Transition Services dependent on the operation of such systems, Seller shall be relieved of its obligations hereunder to provide such Transition Services during the period that such systems are so shut down in compliance with this Agreement, but shall use commercially reasonable efforts to minimize each period of shutdown and to schedule each shutdown so as not to materially disrupt the operation of the Company by Buyer. Buyer acknowledges that certain Transition Services included in the Transition Services have historically been subjected to network delays outside Seller’s direct control and that the Transition Services may be affected by such network delays in the same manner; provided, however, that Seller and its Affiliates shall seek to avoid such delays in equal priority that it avoided such delays prior to the Closing.
(h)    Modifications. Seller may modify a Transition Service to the extent the same modification (including, with respect to the cost, scope, timing and quality of such Transition Service) is made with respect to the entirety of Seller’s provision of such Transition Service to itself, its Affiliates and any other Person to whom Seller or its Affiliates provide such Transition Service; provided, however, that, in such event, Buyer may terminate such Transition Service immediately upon notice to Seller. Buyer’s responsibilities set forth herein shall be amended as necessary to conform to any such modifications made pursuant to this Section 3(h) and Buyer shall use commercially reasonable efforts to comply with any such amendments. Subject to the terms in this Agreement, in providing its Transition Services hereunder, Seller may use any information systems, hardware, software, processes and procedures it deems necessary or desirable in its reasonable discretion.
(i)    No Professional Services. Notwithstanding anything to the contrary contained in this Agreement, none of Seller or any of its Affiliates, or any of their respective Representatives, shall be obligated to provide, or shall be deemed to be providing, any legal, financial, accounting, insurance or tax advice to Buyer or any of its Affiliates, or any of their respective Representatives, pursuant to this Agreement, as part of or in connection with the Transition Services provided hereunder or otherwise.
(j)    No Reporting Obligations. Notwithstanding anything to the contrary contained in this Agreement, none of Seller or any of its Affiliates, or any of their respective Representatives, shall be obligated, pursuant to this Agreement, as part of or in connection with the Transition Services provided hereunder, as a result of storing or maintaining any data referred to herein, or otherwise, to prepare or deliver any notification or report to any Governmental Authority or other Person on behalf of Buyer or any of its Affiliates, or any of their respective Representatives.
Section 4.    No Obligation to Continue to Use Services; Partial Termination. Buyer will have no obligation to continue to use any of the Transition Services and may terminate any Transition Service, in whole or in part, by giving Seller not less than thirty (30) days’ prior written notice of its desire to terminate any particular Transition Service, in whole or in part (the “Termination Notice”). As soon as reasonably practicable following receipt of the Termination Notice (but no later than fifteen (15) days prior to the effective date of the termination as specified in a Termination Notice (the “Effective Date”)), Seller will advise Buyer whether the termination of such Transition Service will require the termination or partial termination of any other Transition Services from the same third party provider that are related to or dependent upon the Transition Service Buyer seeks to terminate, or will result in any early termination costs related to third party providers that would be payable as a result of Buyer terminating such service prior to the full term of such Transition Service (which third party costs, if any, will be borne by Buyer). If such third party costs would be triggered as a result of such termination, then Buyer may withdraw its Termination Notice within ten (10) days after receipt of such notice from Seller, and upon such withdrawal, the Transition Services shall continue to be provided by Seller without interruption; provided that Seller has not, at Buyer’s request, delivered a termination notice to any third party provider of such Transition Services. If Buyer does not withdraw the Termination Notice prior to Effective Date, such termination will be final and binding and shall be deemed effective as of the Effective Date. Upon such termination or the expiration of the Term of such Transition Service as set forth in Appendix A, Buyer’s obligation to pay any fees applicable to the provision of such terminated or expired Transition Service (or part thereof) with respect to the period following the Effective Date, and Seller’s obligation to provide such terminated or expired Transition Service (or part thereof) with respect to the period following the Effective Date, will terminate.
Section 5.    Term, Termination, Transition and Extension.
(a)    Term. Subject to Section 4 and the remainder of this Section 5, the term of this Agreement will commence on the date hereof and continue with respect to each of the Transition Services until the earlier of (i) the expiration of the applicable time period for such Transition Service as set forth in Appendix A or (ii) the termination of the final Transition Service pursuant to Section 4 (the “Term”). The last date in the Term is referred to herein as the “Termination Date.”
(b)    Termination. Notwithstanding the foregoing, this Agreement may be terminated by Seller, (i) upon ten (10) days’ written notice if Buyer breaches or is in default of any payment obligation and does not cure such breach or default within such ten (10) day period; (ii) upon thirty (30) days’ written notice if Buyer breaches or is in default of any provision of this Agreement (other than payment obligations) and does not cure such breach or default within such thirty (30) day period; (iii) immediately by giving written notice to Buyer if (A) Buyer ceases to do business as a going concern without an assignment of its rights and obligations to a successor in interest; (B) Buyer applies for, or consents to, the appointment of a trustee, receiver or other custodian, or makes an assignment for the benefit of creditors; (C) Buyer becomes insolvent or generally fails to pay, or admits in writing its inability to pay, its debts as they become due; (D) Buyer commences or has commenced against it any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceedings and, if such case or proceeding is commenced against it, such case or proceeding is not dismissed within sixty (60) days thereafter; or (E) any substantial part of Buyer’s property is or becomes subject to any levy, seizure, assignment or sale for or by any creditor or governmental agency without being released or satisfied within ten (10) days thereafter; or (iv) as to any particular Transition Service, pursuant to Section 4 of this Agreement.
(c)    Effect of Termination. Upon the termination of this Agreement or the expiration of the Term, all rights and obligation of the Parties will immediately cease and terminate, and no Party will have any further obligation to the other Party with respect to this Agreement, except (i) for charges accrued but unpaid (whether invoiced or not) as of the date of such termination or expiration, (ii) as set forth in the provisions of this Agreement that are specifically designated herein as surviving such termination or expiration, and (iii) for the rights and obligations pursuant to Sections 5, 6, 8, 10, 11 and 12, which will survive such termination or expiration.
(d)    Transition; Extension of Services. Buyer shall assure that its Affiliates use commercially reasonable efforts to transition from using the Transition Services provided by Seller under this Agreement during the Term. Seller and Buyer agree that they shall use commercially reasonable efforts to assist each other with the development of transition plans to assure a smooth and orderly transition. In the event that Buyer, despite its reasonable efforts to do so, is unable to complete the transition from the provision of any of the Transition Service(s) within the time specified, Buyer may request an extension of the Term for such Transition Service(s) by providing a written request to Seller at least thirty (30) days prior to the effective date of the termination of such Transition Service. The provision of any of the Transition Service(s) shall only be extended beyond the Term applicable to such Transition Service(s) upon mutual written consent of the Parties. Buyer acknowledges that the fees to be charged by Seller and/or its Affiliates pursuant to any such agreement may not be the same as those charged under this Agreement. Neither Party shall have any obligation to enter into or negotiate any such agreement.
Section 6.    Fees; Taxes.
(a)    Charges for Transition Services. The charges for the Transition Services are set forth in Appendix A. Such charges are based on certain assumptions acknowledged and agreed to by the Parties regarding the underlying costs of providing the Transition Services. If events occur that cause a material change in the underlying costs of providing the Transition Services (either increasing or decreasing such costs), Seller and Buyer hereby agree to re-negotiate in good faith the pricing provisions of Appendix A in order to (i) provide for a proper refund to Buyer if Seller has already been paid for the Transition Services and the charges therefor have been overestimated, (ii) provide for a proper supplemental payment to Seller if Seller has already been paid for the Transition Services and the charges therefor have been underestimated and (iii) adjust the charges that Buyer will be required to pay going forward for the continued provision of the Transition Services.
(b)    Extensions. To the extent the Term applicable to any Transition Service(s) is extended in accordance with the terms of this Agreement, the charges for such Transition Service(s) will be increased by fifty percent (50%) for the first month of any such extension and by twenty-five percent (25%) (of the then-current charges) for each additional month thereafter.
(c)    Payment. Except as otherwise expressly provided herein, Seller shall invoice Buyer in U.S. dollars monthly in arrears for the Transition Services. Buyer shall pay within thirty (30) days after receipt of any invoice any amounts due thereunder. Buyer shall not withhold any payments to Seller under this Agreement.
(d)    Payment Processing. Buyer agrees to pay a finance charge on past due amounts equal to the Prime Rate (as defined below) plus 2% per annum or, if lower, the maximum rate permitted by applicable Law. For purposes of this Agreement, the term “Prime Rate” means the prime rate as published in the Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received. All payments hereunder will be payable to Seller pursuant to the wire transfer instructions set forth in Appendix A attached hereto.
(e)    Suspension or Termination of Services. In addition to the foregoing, to the extent that any amounts owed for Transition Services are not paid in accordance with the terms of Appendix A, Seller may immediately suspend or terminate provision of the Transition Services. Any suspension or termination by Seller of the Transition Services in accordance with this Section 6(e) shall not relieve Buyer or any of its Affiliates of its obligations to pay the amounts required under this Agreement. The obligations of Buyer to pay any and all fees for the Transition Services provided hereunder shall survive the suspension or termination of the Transition Services or the termination of this Agreement.
(f)    Taxes. Buyer will be responsible for all sales or use Taxes imposed or assessed as a result of the provision of Transition Services by Seller or any of its Affiliates or any third party, as applicable.
Section 7.    Transition Management. During the Term, Scott Treml shall act as Seller’s representative with respect to that Transition Service (such individual, the “Transition Service Representative”) and will manage and coordinate delivery of the applicable Transition Service. Seller may, in its discretion, select other individuals to serve in the capacity of the Transition Service Representative by delivering written notice to Buyer. The Transition Service Representative may rely on instructions provided by any individual representing Buyer or its Affiliates in connection with the provision of Transition Services hereunder.
Section 8.    Proprietary Rights; Software.
(a)    Third-Party Software. All fees and expenses arising in connection with obtaining the consents, approvals or authorizations of any third parties with respect to software that is used in connection with the provision of any Transition Services hereunder shall be paid by Buyer.
(b)    Seller Intellectual Property. Any software, development tools, know-how, methodologies, processes, technologies or algorithms or any other Intellectual Property owned by Seller or any of its Affiliates and which may during the Term be operated or used by Seller or its Affiliates in connection with the performance of the Transition Services hereunder, will remain Seller’s or its Affiliate’s property and neither Buyer nor any Affiliate of Buyer will have any rights or interests therein.
(c)    Proprietary Rights. Except as otherwise expressly set forth in Appendix A, nothing in this Agreement will be deemed or considered to grant to Buyer or any of its Affiliates a license (whether express or implied) of any intellectual property or proprietary rights owned or licensed by Seller or its Affiliates, or otherwise grant or transfer any rights therein to Buyer or any of its Affiliates. Seller and its Affiliates hereby reserve any and all rights under any intellectual property and proprietary rights not expressly granted to Buyer or any of its Affiliates (if any) in Appendix A.

(d)    Buyer Intellectual Property. Buyer, on behalf of itself and its Affiliates, hereby grants Seller and its Affiliates a non-exclusive, worldwide, royalty-free license to use any software, development tools, know-how, methodologies, processes, technologies or algorithms or any other Intellectual Property owned by Buyer or its Affiliates solely for the purpose of providing the Transition Services.
Section 9.    IT Services.
(a)    Information Policies. While using any data processing or communications services of Seller or its Affiliates (whether or not identified in Appendix A), Buyer will, and will cause the operation of any of its businesses to, adhere in all respects to Seller’s and its Affiliates’ corporate information policies (including polices with respect to the protection of proprietary information and other policies regarding the use of computing resources) as in effect from time to time.
(b)    Computing Capacity. If Buyer, in connection with the operation of any of its businesses, increases its use of Seller’s and its Affiliates’ CPU and network systems and such increased use contributes to the need for Seller to purchase additional computing capacity, Buyer will reimburse Seller for the costs of obtaining such additional computing capacity; provided, however, that Seller will notify Buyer in advance of the purchase of such additional capacity to allow Buyer to respond and possibly discontinue or reduce its use of certain of Seller’s systems prior to such purchase of additional computing capacity.
Section 10.    Limitation on Warranty; Limitation on Liability.
(a)    LIMITATION ON WARRANTY. BUYER HEREBY ACKNOWLEDGES AND AGREES THAT SELLER HAS AGREED TO PROVIDE THE TRANSITION SERVICES HEREUNDER SOLELY AS AN ACCOMMODATION TO BUYER AND THAT SUCH TRANSITION SERVICES ARE PROVIDED ON THE BASIS AND IN THE MANNER PROVIDED IN THIS AGREEMENT, INCLUDING ON AN “AS IS” AND “WITH ALL FAULTS” BASIS, SUCH THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER SELLER NOR ITS AFFILIATES MAKES ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY WITH RESPECT TO THE TRANSITION SERVICES OR THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE OR USE, TITLE, NON-INFRINGEMENT, ACCURACY, AVAILABILITY, TIMELINESS, COMPLETENESS OR THE RESULTS TO BE OBTAINED FROM SUCH TRANSITION SERVICES, AND SELLER AND ITS AFFILIATES HEREBY DISCLAIM THE SAME. NEITHER SELLER NOR ANY OF ITS AFFILIATES GUARANTEES OR WARRANTS THE CORRECTNESS, COMPLETENESS, CURRENTNESS, MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF ANY DATA PROVIDED TO BUYER OR ANY OF ITS AFFILIATES.
(b)    Limitation of Liability.

(i)    NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL SELLER OR ANY OF ITS AFFILIATES HAVE ANY LIABILITY IN RESPECT OF A CLAIM ARISING OUT OF ANY PUNITIVE, EXEMPLARY OR OTHER SPECIAL DAMAGES, OR ANY INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING BUSINESS INTERRUPTION OR LOSS OF CUSTOMERS, GOODWILL, USE, INCOME, PROFITS OR ANTICIPATED PROFITS, BUSINESS OR BUSINESS OPPORTUNITY, SAVINGS, DATA OR BUSINESS REPUTATION), REGARDLESS OF WHETHER SUCH DAMAGES ARE BASED IN CONTRACT, BREACH OF WARRANTY, TORT, NEGLIGENCE OR ANY OTHER THEORY, AND REGARDLESS OF WHETHER SELLER OR ANY OF ITS AFFILIATES HAS BEEN ADVISED OF, KNEW OF OR SHOULD HAVE KNOWN OF, ANTICIPATED OR FORESEEN THE POSSIBILITY OF SUCH DAMAGES.
(ii)    BUYER ACKNOWLEDGES SELLER IS NOT IN THE BUSINESS OF PROVIDING SERVICES OF THE TYPE CONTEMPLATED BY THIS AGREEMENT, AND THAT THE TRANSITION SERVICES ARE TO BE PROVIDED ON A TEMPORARY BASIS TO BUYER WITH RESPECT TO THE COMPANY TO ASSIST WITH THE ORDERLY TRANSITION OF THE COMPANY FROM SELLER’S OTHER BUSINESSES AND OPERATIONS TO BUYER. ACCORDINGLY, SELLER’S MAXIMUM LIABILITY TO BUYER ARISING UNDER OR IN RELATION TO THIS AGREEMENT OR ANY OF THE TRANSITION SERVICES PROVIDED HEREUNDER WILL BE LIMITED TO AN AMOUNT EQUAL TO THE AMOUNT PAID BY BUYER FOR THE APPLICABLE TRANSITION SERVICE OR, AT BUYER’S OPTION, A RE-DELIVERY (OR DELIVERY) OF THE APPLICABLE TRANSITION SERVICE; PROVIDED, HOWEVER, THAT THE FOREGOING LIMITATION ON LIABILITY IN THIS SECTION 10(b)(ii) WILL NOT APPLY TO ANY CLAIMS BY BUYER ARISING AS A RESULT OF SELLER’S GROSS NEGLIGENCE OR FRAUDULENT ACTIONS.
(c)    Indemnity. Buyer agrees to indemnify, defend and hold harmless Seller, its Affiliates and their respective Representatives (collectively, the “Indemnified Parties”) from and against any liability, cost, damage, expense or loss (including court costs and reasonable attorneys’ fees) which any of the Indemnified Parties may sustain or incur by reason of any claim, demand, suit or recovery by any Person resulting from (i) acts or omissions committed by Seller or its Affiliates in providing the Transition Services pursuant to instructions from Buyer with respect to such Transition Services or (ii) any alleged or actual misappropriation or infringement on the Intellectual Property rights of any Person. The provisions of Section 11.5 of the Purchase Agreement (Procedure) shall apply mutatis mutandis to this Agreement.
(d)    Reperformance. Buyer shall promptly notify Seller in writing of any error or defect in the provision of any Transition Service. In the event of any error or defect in the provision of any Transition Service by Seller or any of its Affiliates or any other Person, Seller may, at Buyer’s option, correct such error or defect or reperform such Transition Service at Seller’s expense.
(e)    Survival. This Section 10 shall survive any termination or expiration of this Agreement for any reason.

Section 11.    Dispute Resolution. In the event of any dispute, claim, question or disagreement between the Parties arising from or relating to this Agreement or the breach thereof, the Parties shall use their commercially reasonable efforts to settle the dispute, claim, question or disagreement. To this effect, the Representatives of Buyer and the applicable Transition Service Representative shall consult and negotiate with each other in good faith and, recognizing their mutual interests, attempt to reach a just and equitable solution satisfactory to both Parties. If they do not reach such solution within a period of thirty (30) days of the applicable Transition Service Representative’s first notification of the dispute, then either Party may, upon written notice to the other, escalate the dispute to officers of each Party, which officers shall initially be [___________] with respect to Seller and [___________] with respect to Buyer, or such officers as are designated by each Party.
Section 12.    General.
(a)    Amendment; Successors and Assigns. This Agreement may be amended only by the execution and delivery of a written instrument by or on behalf of Seller and Buyer. Neither this Agreement nor any of the rights, interests or obligations provided by this Agreement may be assigned by either of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Party; provided, however, that, subject to Section 3(e), Seller may delegate its duties hereunder to such third parties as may be qualified to provide the Transition Services so long as such delegation does not result in increased costs to Buyer for such Transition Services. Subject to the preceding sentence, this Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.
(b)    Entire Agreement. This Agreement, Appendix A and the other documents referred to herein collectively constitute and contain the entire agreement and understanding of the Parties with respect to the subject matter hereof and thereof and supersede any and all prior negotiations, correspondence, understandings and agreements (whether written or oral) among the Parties respecting the subject matter hereof and thereof.
(c)    Force Majeure. Neither Party will be liable to the other for any loss, claim or damage as a result of any delay or failure in the performance of any obligation hereunder, directly or indirectly caused by or resulting from any act or event beyond such Party’s control, including: acts of the government; acts of God; acts of third persons; strikes, embargoes, delays in the mail, transportation and delivery; power failures and shortages; fires; floods; epidemics and unusually severe weather conditions; or other causes beyond the control of such Party; provided, however, that no event of force majeure shall relieve Buyer from its payment obligations under this Agreement with respect to the Transition Services actually performed hereunder.
(d)    Construction. The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction will be applied against any Party. The use of the word “including” in this Agreement means “including without limitation” and is intended by the Parties to be by way of example rather than limitation. Appendix A will be construed with, and as an integral part of, this Agreement to the same extent as if set forth verbatim herein.

(e)    No Conflict. In the event of any conflict or inconsistency between the terms of this Agreement and the terms of the Purchase Agreement, the terms of the Purchase Agreement will prevail. Without limiting the foregoing, the Parties agree that the rights and remedies set forth in this Agreement are the sole rights and remedies of the Parties under this Agreement and that Section 11 of the Purchase Agreement does not apply to this Agreement, except as expressly stated herein.
(f)    Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement or any portion hereof is held to be prohibited by or invalid under applicable Law, such provision or portion hereof will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or this Agreement.
(g)    No Third-Party Beneficiary. Except to the extent expressly set forth herein with respect to Affiliates of Seller, this Agreement shall not create or be deemed to create any third party beneficiary rights in any Person not a party to this Agreement and their respective successors and permitted assigns and the Indemnified Parties under Section 10(c).
(h)    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument. Facsimiles or other electronic copies of signatures shall be deemed to be originals.
(i)    Notices. Any notice, request, instruction or other document to be given hereunder will be sent in writing and delivered personally, sent by reputable, overnight courier service (charges paid by sender), or by facsimile, according to the instructions set forth below. Such notices will be deemed given: at the time delivered by hand, if personally delivered; on the day of delivery if during normal business hours (or on the following Business Day if not sent during normal business hours), if sent by reputable, overnight courier service; and on the day when confirmation of successful transmission is received by the sending facsimile machine if during normal business hours (or on the following Business Day if not sent during normal business hours), if sent by facsimile.

If to Buyer, to:	Merit Medical Systems, Inc. 1600 West Merit Parkway South Jordan, Utah 84095 Attention: Fred P. Lampropoulos Facsimile: 801-253-1688 Email: fred@merit.com

With a copy (which will not constitute notice) to:	Merit Medical Systems, Inc. 1600 West Merit Parkway South Jordan, Utah 84095 Attention: Rashelle Perry Facsimile: 801-253-1688 Email: rperry@merit.com

If to Seller, to:	GE Healthcare 9900 W Innovation Dr. Wauwatosa, WI 53226 Attention: General Counsel, Healthcare Systems Facsimile: (414) 721-3903

With copies (which will not constitute notice) to:	GE Healthcare 9900 W Innovation Dr. Wauwatosa, WI 53226 Attention: General Counsel, Business Development Facsimile: (414) 721-3903

Paul Hastings LLP
191 N. Wacker Drive, 30th Floor
Chicago, IL 60606
Attention: Thaddeus J. Malik
                    Richard S. Radnay
Facsimile: (312) 499-6100
Email: thaddeusmalik@paulhastings.com
              richardradnay@paulhastings.com

or to such other address or to the attention of such other party that the recipient party has specified by prior written notice to the sending party in accordance with the preceding.
(j)    Relationship of the Parties. Buyer acknowledges and agrees that this Agreement does not create a fiduciary relationship, partnership, joint venture or relationship of trust or agency between the Parties or their Affiliates and that all Transition Services are provided by Seller, its Affiliates and their designees as an independent contractor. In matters relating to this Agreement, each Party will be solely responsible for the acts of its employees and agents and such employees or agents will not be considered employees or agents of any other Party. No Party will have any right, power or authority to create any obligation, express or implied, on behalf of any other Party except to the extent expressly provided herein.

(k)    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and performed entirely in New York, without regard to any Law that would result in the application of the laws of another jurisdiction.
(l)    Compliance with Laws. Each Party will comply with all applicable Laws governing the Transition Services to be provided hereunder. No Party will take any action in violation of any Law that could result in liability being imposed on the other Party. Seller shall promptly notify Buyer of any compliance problems in connection with the Transition Services of which Seller becomes aware.
(m)    Confidentiality. Buyer acknowledges that, in the course of Seller providing the Transition Services, Buyer and its Representatives may become aware of Confidential Information and that its use of such Confidential Information, or communication of such Confidential Information to third parties, could be detrimental to Seller and its Affiliates. Buyer covenants that from and after the Closing Date, it shall, and shall cause its Affiliates and Representatives to, maintain in confidence and not disclose or use such Confidential Information without Seller’s prior written consent. If Buyer or any of its Affiliates or Representatives are requested or required (as by subpoena, civil investigative demand or similar process) to disclose any such Confidential Information, Buyer will promptly notify Seller in order to permit Seller to seek a protective order or take other appropriate action. In such circumstances, Buyer will participate in Seller’s efforts to obtain a protective order or other reasonable assurance that confidential treatment will be accorded such Confidential Information. If, in the absence of a protective order, Buyer or any of its Affiliates or Representatives are, in the written opinion of Buyer’s counsel, compelled as a matter of Law to disclose such Confidential Information, then Buyer or such Affiliate or Representative may disclose to the party compelling disclosure or as it orders only that part of such Confidential Information as is required by Law to be disclosed and will use reasonable efforts to obtain confidential treatment therefor. Upon Seller’s request, Buyer will return and cause its Affiliates and Representatives to return to Seller all such Confidential Information provided by or on behalf of Seller and destroy all Confidential Information prepared by Buyer or its Affiliates or Representatives.
(n)    Expenses. Except as otherwise specified in this Agreement, each of Buyer and Seller will bear their own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby, whether or not such transactions are consummated.
(o)    Extension of Time; Waiver. The Parties may extend the time for performance of or waive compliance with, any of the covenants, agreements or conditions of the other Party, and may waive any breach of such other Party. No agreement extending or waiving any provision of this Agreement will be valid or binding unless it is in writing and is executed and delivered by or on behalf of the Party against which it is sought to be enforced. No failure on the part of any Party to exercise, or any delay in exercising any right hereunder, will be deemed a waiver thereof, nor will any single or partial exercise preclude any further or other exercise of such or any other right.

(p)    Services after Termination. Except as provided in Section 5(d), if Buyer desires to continue to obtain from Seller any Transition Services after the expiration or termination of this Agreement or the applicable Term for such Transition Service as set forth in Appendix A, Buyer may request that Seller do so pursuant to a mutually acceptable agreement between the Parties. Buyer acknowledges that the fees to be charged by Seller pursuant to any such agreement may not be the same as those charged under this Agreement and that such charges will include profit and fee components that are not included in the charges under this Agreement. Neither Party shall have any obligation to enter into or negotiate any such agreement.
(q)    Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and will not constitute a part of this Agreement.
(r)    No Offset. Buyer’s obligations under Section 6 shall not be subject to offset or reduction for any reason, including by reason of any actual or alleged breach of any provision contained in this Agreement or any right or alleged right to indemnification or recovery hereunder.
(s)    Incorporation of Terms of Purchase Agreement. The provisions of Sections 9.3 (Excluded Names), 13.13 (No Recourse), 13.14 (Consent to Jurisdiction) and 13.15 (Waiver of Jury Trial) of the Purchase Agreement shall apply mutatis mutandis to this Agreement.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK;
SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, this Agreement has been duly executed on behalf of each of the Parties as of the date and year first above written.

SELLER:	BUYER:
VITAL SIGNS, INC.	MERIT MEDICAL SYSTEMS, INC.

By:_________________________________ Name: Title:	By:_________________________________ Name: Title:

Exhibit B

Trademark License Agreement
FORM OF
TRADEMARK LICENSE AGREEMENT

This Trademark License Agreement (this “Agreement”), dated as of ___________, is made and entered into by and between Monogram Licensing Inc., a Delaware corporation and Monogram Licensing International Inc., a Delaware corporation (collectively, “Licensor”), and Merit Medical Systems, Inc. (“MMS”), a Utah corporation and Thomas Medical Products, Inc., a Pennsylvania corporation (“TMP”, and together with MMS, “Licensee”).
WHEREAS, Vital Signs, Inc., a New Jersey corporation (“VSI”), and Licensee are, on even date herewith, entering into that certain Stock Purchase Agreement (“SPA”), pursuant to which VSI has agreed to sell to Licensee, and Licensee has agreed to purchase from VSI, the Acquired Shares (as that term is defined in the SPA) of TMP;
WHEREAS, the SPA requires the execution and delivery of this Agreement by the Parties (as defined below); and
WHEREAS, in connection with the transactions contemplated by the SPA, Licensor desires to grant to Licensee a license to use the Licensed Marks (as defined below) in accordance with the terms, and subject to the conditions, set forth herein.
NOW THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, Licensor and Licensee agree as follows:
1.DEFINITIONS
Unless otherwise defined herein, all capitalized terms used herein have the meanings ascribed to such terms in the SPA. The following terms as used in this Agreement have the meanings set forth in this Section 1:

1.1 “Collateral” means operation manuals, instruction documents, shipping materials, labels, boxes and packaging.

1.2 “Effective Date” means the date of this Agreement.

1.3 “Licensed Marks” means and is limited to the Marks shown in Exhibit A attached hereto.

1.4 “Marks” means trademarks, service marks, house marks, trade names, service names, taglines, slogans, industrial designs, brand names, brand marks, trade dress rights, Internet domain names, identifying symbols, logos, emblems, signs or insignia, meta tags, Website search terms and key words, including all goodwill associated with the foregoing.

1.5 “Party” means Licensor and Licensee individually, and “Parties” means Licensor and Licensee collectively.

1.6 “Products” means those products of TMP with associated Collateral displaying the Licensed Marks as of the Effective Date.

1.7 “Standards of Quality” means:
(i)at least the same standards of quality, appearance, service and other standards that are observed immediately prior to the Effective Date by TMP in the manufacture, marketing and sale of the Products, provided that the foregoing standards shall be at least substantially the same as the standards that Licensee observes in its manufacture, marketing and sale of any products similar to the Products; and
(ii)additional standards, if any, which Licensor may otherwise reasonably specify or approve in writing from time to time, which additional standards shall supersede the standards referred to in Section 1.7(i) to the extent of any conflict therewith.

2.LICENSE

2.1 Licensed Marks. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee a non-exclusive, non-transferable, royalty-free, fully paid up license, with no right to sublicense, to use the Licensed Marks during the Term (as defined below) on Collateral for the Products, but only to the extent and in the same manner as the Licensed Marks had been used on Collateral for the Products by TMP prior to the Effective Date, in each case in strict accordance with the Standards of Quality, and only in those territories in which TMP previously marketed and sold Products with associated Collateral displaying the Licensed Marks. For purposes of clarity, Licensee may only use the Licensed Marks on Collateral associated with Products and shall not affix, inscribe or otherwise use the Licensed Marks on any Products.

2.2 Licensed Tag. Notwithstanding the license granted in Section 2.1, Licensee, immediately after the Effective Date, on its website(s) and other electronic media, shall either (a) delete the tag “a GE Healthcare Company” or (b) use the tag-line “formerly a GE Healthcare Company” (the “Licensed Tag”) in connection with the names “Thomas Medical”, “Thomas Medical Products” or “Thomas Medical Products Inc.” Licensee may only use the Licensed Tag for a period of up to three (3) months from the Effective Date, which period may be extended upon the mutual written agreement of the Parties for up to an additional one (1) month period. Upon expiration of the period described in the previous sentence, Licensee shall immediately cease all use of the Licensed Tag and shall have no further right to use the Licensed Tag.

2.3 Materials. TMP may use its website and any existing office supplies, stationary, brochures, business cards, purchase orders, operating manuals, instructional documents, and shipping materials that contain the Licensed Marks (collectively, the “Materials”) for a period of sixty (60) days following the Effective Date, provided that to the extent TMP uses any such Materials, TMP shall (a) use only the Materials in inventory as of the Effective Date, (b) conspicuously state on the Materials that TMP is no longer operated by GE or its Affiliates and (c) except as otherwise provided herein, not order or utilize in any manner any additional office supplies, stationary, brochures, business cards, purchase orders, operating manuals, instructional documents or shipping materials that contain Licensed Marks. Without limiting the foregoing, in no event will TMP or any of its Affiliates use the Licensed Marks on the Materials in any way other than in a manner generally consistent with TMP's use of the Licensed Marks immediately prior to the Effective Date.

2.4 For all Products manufactured or produced by Licensee with associated Collateral displaying the Licensed Marks, Licensee shall, within 20 days of the third monthly anniversary of the Effective Date, provide Licensor with a status report, summarizing Licensee's use of the Licensed Marks during such three-month period, including, without limitation, the product model and lot codes for each such Product. Licensee shall also provide such information to Licensor within 20 days of the sixth monthly anniversary of the Effective Date.

2.5 For all Products manufactured or produced by Licensee with associated Collateral displaying the Licensed Marks, Licensee will notify its customers receiving such Products that TMP is no longer affiliated with GE and that the Products were not manufactured or produced by GE.

2.6 Any rights not granted to Licensee in this Agreement are specifically reserved by and for Licensor. Licensee hereby accepts this grant of license, subject to the terms and conditions set forth in this Agreement.

3.EXAMINATION OF PRODUCTS

3.1 Licensee shall use the Licensed Marks only in connection with the Products and in strict accordance with all of the Standards of Quality for such Products. Licensor shall have the right to supervise and control the use of the Licensed Marks by Licensee with respect to the nature and quality of the Products for the purpose of protecting and maintaining the goodwill associated with the Licensed Marks and the reputation of Licensor, General Electric Company (“GE”), and their Affiliates.

3.2 All Products shall meet all requirements of the Standards of Quality and shall comply with all applicable Laws and industry and safety standards. Licensee shall maintain a documented quality plan and testing and inspection data for Products reasonably acceptable to Licensor. Licensee shall submit such plan and data to Licensor upon its request. If Licensor determines that any such quality plan or data, in its reasonable judgment, is not sufficient to ensure that Products will meet the Standards of Quality, Licensor shall notify Licensee of such insufficiency and the reasons therefor. If Licensee fails to implement a quality plan acceptable to Licensor within twenty (20) days of such notice, then Licensor shall have the right to terminate this Agreement at any time upon notice to Licensee.

3.3 In order to promote adherence to the Standards of Quality and for the purpose of protecting and maintaining the goodwill associated with the Licensed Marks and the reputation of Licensor, Licensor shall have the right to obtain from Licensee, upon reasonable notice, reasonable information as to the nature and quality of the Products and the manner in which the Licensed Marks are used in connection with the Products. Licensor and its authorized representatives shall have the right at any time during the term of this Agreement, during regular business hours, and on reasonable notice to visit the offices and facilities of Licensee where Products are manufactured, packaged, marketed, promoted, sold or serviced in order to conduct a reasonable inspection and examination of such offices and facilities solely with respect to the Products, use of the Licensed Marks, and compliance with this Agreement. Licensee agrees to furnish Licensor, from time to time as reasonably requested by Licensor, representative samples of all Products to which the Licensed Marks are affixed and representative samples showing all other uses of the Licensed Marks by Licensee. Upon Licensor's reasonable request, and upon reasonable notice, Licensee shall permit Licensor to promptly examine and audit documents, books and records pertaining specifically to the manufacture, packaging, marketing, promoting, sale, servicing, quality, performance, and other characteristics of the Products as Licensor may reasonably require to verify that the Products meet the Standards of Quality and that Licensee's use of the Licensed Marks complies with Licensee's obligations under this Agreement. In conducting any such inspection or audit under this Section 3.3, Licensor shall take all steps reasonably required by Licensee to minimize disruption to Licensee's business and to avoid disclosure of Licensee's confidential and proprietary information and materials, including executing reasonable nondisclosure agreements, provided that such steps and agreements shall not prevent Licensor from pursuing any claims that it may have in connection with this Agreement.

3.4 If, at any time, the manufacture, assembly, packaging, marketing, promotion, sale, other commercialization, offering, servicing, quality or performance of any Products fail, in the sole opinion of Licensor, to conform to the Standards of Quality or any other requirement of this Agreement, and Licensor notifies Licensee of such failure, Licensee shall take all necessary steps to bring such Products into conformance with the Standards of Quality and other requirements of this Agreement. If Licensee fails to cure such non-conformities within twenty (20) days of such notice of nonconformity, then Licensee shall promptly cease manufacturing, assembling, packaging, marketing, promoting, selling, other commercializing, offering and servicing such non-conforming Products under the Licensed Marks.

4.USE OF LICENSED MARKS

4.1 Under the license and rights granted herein, Licensee is authorized to use the Licensed Marks only as provided in Section 2, and only if TMP used the Licensed Marks in such manner immediately prior to the Effective Date.

4.2 Licensee shall comply with the rules and practices set forth from time to time by Licensor with respect to the appearance and manner of use of the Licensed Marks, including such rules and practices set forth in GE's Brand Central Guidelines located at http://www.gebrandcentral.com/brand/design_library/, which rules and practices are provided or otherwise made available to the Licensee in written or electronic form. In using the Licensed Marks, Licensee shall indicate that the Licensed Marks are registered trademarks of GE, and conspicuously state in connection with all uses of the Licensed Marks that the business of TMP and the Products are no longer provided by GE or its Affiliates. Any use of the Licensed Marks not specifically provided for by such rules and practices (including any uses not contemplated by such rules and practices, any uses in contravention of such rules and practices and any clarifications of such rules and practices) shall be adopted by Licensee only upon prior written approval by Licensor.

4.3 Licensee shall comply with all applicable Laws pertaining to the Licensed Marks, including those pertaining to the proper use and designation of Marks and pertaining to the offering, manufacture, distribution, promotion and sale of Products.

4.4 Licensee shall immediately cease use of the Licensed Marks upon notice from Licensor to Licensee that, in the good faith opinion of Licensor, such use of the Licensed Marks might result in an adverse claim against either Licensor, GE or their Affiliates or Licensee. Licensee shall comply fully and promptly with all guidelines adopted from time to time by Licensor for the purpose of distinguishing the Licensed Marks and preventing confusion of itself and another entity, which the Licensor provides Licensee written notice of.

4.5 If, in the sole discretion of Licensor, it is required or advisable for the purpose of making this Agreement enforceable, or for the purpose of maintaining, enhancing or protecting Licensor's rights in the Licensed Marks in some countries, to record this Agreement or to enter Licensee as a registered or authorized user of the Licensed Marks, Licensor will attend (at Licensee's reasonable expense) to such recording or entry. Licensee shall promptly execute and deliver to Licensor such additional instruments or documentation as Licensor may reasonably request, including execution and delivery of substitute or short-form license agreements with terms consistent with (and to the extent legally permissible in the applicable jurisdiction, identical to) this Agreement for recordation or registration in specified countries in the event that this Agreement shall be deemed by Licensor to be unsuitable for recordation or entry in such countries.

The terms and conditions of this Agreement (and not the terms and conditions of such substitute or short-form license agreements entered into for recording or entry purposes) shall be binding between Licensor and Licensee throughout the world and shall govern and control any controversy that may arise with respect to each party's rights and obligations hereunder; provided, however, that if specific terms and conditions of any such substitute or short-form license agreement differ from the comparable terms and conditions of this Agreement and only if enforcement of the comparable terms and conditions of this Agreement pursuant to this provision either would be uncertain or improper under the Laws of the applicable country or would adversely affect Licensor's rights in and to the Licensed Marks in such country, then the specific terms and conditions of the substitute or short-form license agreement shall be controlling in such country.

4.6 Licensee shall supply Licensor with such information concerning sales and other dispositions of Products as Licensor may reasonably request in order for Licensor to acquire, maintain and renew registrations of the Licensed Marks, to record this Agreement, to enter Licensee as a registered or authorized user of the Licensed Marks or for any purpose reasonably related to Licensor's maintenance and protection of the Licensed Marks. Licensee shall fully cooperate with Licensor's reasonable requests in the execution, filing, and prosecution of any registration of a Licensed Mark or copyright relating to the Licensed Marks that Licensor may desire to obtain.

4.7 Notwithstanding Section 2.1, Licensee will not use the Licensed Marks, nor may any particular Product be marketed, distributed, offered for sale, sold, or otherwise commercialized: (i) in any jurisdiction where the Licensed Marks have not been registered, until an appropriate Mark search has been conducted (at Licensee's expense) and an application to register the particular Licensed Mark in the relevant Mark class(es) for Products has been filed in such jurisdiction (at Licensee's expense), or Licensor determines in good faith on advice of its trademark counsel that it would be preferable not to seek to register such Licensed Mark in such jurisdiction but that there is no material impediment to the use of such Licensed Mark therein, or Licensor determines in good faith on advice of its trademark counsel that use of such Licensed Mark without registration is not likely to adversely affect Licensor's rights in and to such Licensed Mark in such jurisdiction; and (ii) in a jurisdiction where entry of Licensee as a registered or authorized user is required by Law, prior to the execution of an appropriate registered user agreement or similar agreement and the filing thereof with the appropriate governmental agency. Not in limitation of the foregoing, in the event that Licensor determines that Licensee is using the Licensed Marks in a jurisdiction where such Licensed Marks are not registered in the appropriate Mark class(es) for Products, Licensor at its sole discretion shall have the option to require such registration at Licensee's expense. Licensor will own all right, title and interest in and to any and all registrations and applications for registration of the Licensed Marks, whether filed before or after the Effective Date.

4.8 Licensee shall not enter into any agreements relating to the placement of paid listings for “keyword” or similar Website searches that consist of the Licensed Marks either alone or in combination with other words or phrases. Upon expiration or termination of this Agreement, Licensee shall assign any agreements relating to the placement of listings in response to Website search terms and key words that include the Licensed Marks to Licensor, unless such agreements by their own terms are non-assignable, in which case Licensee shall terminate such agreements.

5.OWNERSHIP AND VALIDITY OF LICENSED MARKS

5.1 Licensee admits the validity, and Licensor's ownership, of the Licensed Marks and agrees that any and all goodwill, rights or interests that might be acquired by the use of the Licensed Marks by Licensee shall inure to the sole benefit of Licensor. If Licensee obtains rights or interests in the Licensed Marks, Licensee shall transfer those rights or interests to Licensor upon request by Licensor. Licensee admits and agrees that, as between Licensor and Licensee, Licensee has been extended only a mere permissive right to use the Licensed Marks as provided in this Agreement which is not coupled with any ownership interest.

5.2 Licensee agrees not to: (i) use or register in any jurisdiction any Marks confusingly similar to, or consisting in whole or in part of, the Licensed Marks; or (ii) register the Licensed Marks in any jurisdiction, without in each case the express prior written consent of Licensor. Whenever Licensee becomes aware of any confusion or risk thereof between a Mark used by Licensee and a Licensed Mark, Licensee shall take appropriate steps to promptly remedy or avoid such confusion or risk of confusion.

5.3 Licensee shall give Licensor notice promptly of any infringements of the Licensed Marks know to or presumed by Licensee. Licensee shall render to Licensor full and prompt cooperation (and, subject to Section 4, at Licensor's expense) for the enforcement and protection of the Licensed Marks. Licensor shall retain all rights to bring all actions and proceedings in connection with infringement or misuse of the Licensed Marks at its sole discretion. If Licensor decides to enforce the Licensed Marks against an infringer, all costs incurred and recoveries made shall be for the account of Licensor.

5.4 Licensee will not at any time during the Term, and any time thereafter for as long as Licensor shall own any rights in the Licensed Marks, do or cause to be done any act or thing disparaging, disputing, attacking, challenging, impairing, diluting, or in any way tending to harm the reputation or goodwill associated with Licensor, GE or their Affiliates or any of the Licensed Marks.

5.5 Licensee has no right, and shall not represent that it has any right, to bind or obligate Licensor in any way.

6.TERM AND TERMINATION

6.1 Unless sooner terminated pursuant to any provision of this Section 6, the initial term of the license granted in Section 2.1 with respect to the Collateral for Products shall expire and terminate upon the earlier of (i) six (6) months from the Effective Date or (ii) the date upon which Licensee has no Collateral for such Product bearing a Licensed Mark; provided that, the Parties may mutually agree in writing to extend the term of the license for the Collateral with respect to a particular Product for a period of up to two (2) years from the Effective Date. Upon the expiration of a license granted in Section 2.1 for the Collateral with respect to a particular Product in accordance with the first sentence of this Section 6.1, Licensee will notify Licensor that Licensee has no Collateral for such Product bearing any of the Licensed Marks, including by removing, permanently obliterating or covering all Licensed Marks that appear on any Collateral to such Products, and will provide Licensee with copies of revised Collateral for all Product models. Unless sooner terminated pursuant to any provision of this Section 6, the term (“Term”) of this Agreement shall commence on the Effective Date and continue until the expiration of the license granted in Section 2.1 with respect to the Collateral for all Products.

6.2 Licensor may immediately terminate this Agreement by giving a written notice of termination to Licensee, if Licensee breaches any representation, warranty or covenant of this Agreement or the SPA and fails to cure such breach to the satisfaction of Licensor within twenty (20) days after written notice of the breach is provided by Licensor.

6.3 This Agreement shall automatically terminate upon notice to Licensee in its entirety upon any of the following events with respect to Licensee:
(i)any merger or consolidation of Licensee with an unrelated third party;

(ii)the sale of all or substantially all of the assets of Licensee to an unrelated third party; or
(iii)a change of control of Licensee whereby any unrelated third party acquires fifty percent (50%) or more of the outstanding voting securities of Licensee or the power, directly or indirectly, to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) of Licensee.

6.4 This Agreement shall automatically terminate without notice in the event Licensee commences, or has commenced against it, proceedings under bankruptcy, insolvency or debtor's relief laws or similar laws in any other jurisdiction, which proceedings are not dismissed within thirty (30) days; Licensee makes a general assignment for the benefit of its creditors; or Licensee ceases operations or is liquidated or dissolved.

6.5 The following provisions of this Agreement shall survive any termination or expiration of this Agreement: Sections 5, 6.5, 7 and 8. Upon termination or expiration of this Agreement, all licenses granted to Licensee herein shall immediately terminate and Licensee shall immediately cease all use of the Licensed Marks, and shall remove the Licensed Marks from the Collateral for any yet unsold Products bearing the Licensed Marks.

7.INDEMNIFICATION; DISCLAIMER OF WARRANTIES AND ASSUMPTION OF RISK

7.1 Licensee shall fully indemnify and hold harmless Licensor, GE and their Affiliates and their directors, officers, partners, employees and agents from and against any and all claims, losses, damages, liabilities, costs (including reasonable attorneys' fees), and expenses asserted against or suffered by any such party and arising out of or relating to this Agreement or the performance, rendering, offering to perform or render, manufacture, sale, offering for sale, promotion or other disposition of Products by Licensee under the Licensed Marks, whether or not such Products conform to the required Standards of Quality and whether or not Licensor has specifically approved the design or sale of Products.

7.2 EACH PARTY AGREES AND ACKNOWLEDGES THAT THE LICENSED MARKS ARE LICENSED HEREUNDER AS IS, WITH ALL FAULTS, WITHOUT WARRANTY OF ANY KIND, AND SUBJECT TO ALL EXISTING LICENSES AND RIGHTS GRANTED, AND THAT LICENSOR DOES NOT MAKE, AND LICENSOR HEREBY SPECIFICALLY DISCLAIMS, ANY REPRESENTATION OR WARRANTIES, EXPRESS OR IMPLIED, INCLUDING OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

7.3 Licensee hereby assumes all risk and liability resulting from Licensee's use of the Licensed Marks.

8.MISCELLANEOUS PROVISIONS

8.1 Assignment. This Agreement will be binding upon and inure to the benefit of the respective successors and permitted assigns of the Parties. Neither this Agreement nor any of the rights, interests or obligations provided by this Agreement may be assigned by either Party (whether by operation of Law or otherwise) without the prior written consent of (a) Licensor, in the case of a proposed assignment by Licensee, and (b) Licensee, in the case of a proposed assignment by Licensor; provided, however, that either Party may, upon notice to the other Party but without the consent of the other Party, assign any or all of its rights and interests hereunder to one or more of its Affiliates.

8.2 Expenses. Except as provided in this Agreement, each Party will pay its own costs and expenses, including legal and accounting expenses, related to the transactions provided for herein, irrespective of when incurred.

8.3 Notices. Any notice, request, instruction or other document to be given hereunder will be sent in writing and delivered personally, sent by reputable, overnight courier service (charges paid by sender), or by facsimile, according to the instructions set forth below. Such notices will be deemed given: at the time delivered by hand, if personally delivered; on the day of delivery if during normal business hours (or on the following Business Day (as defined in the SPA) if not sent during normal business hours), if sent by reputable, overnight courier service; and on the day when confirmation of successful transmission is received by the sending facsimile machine if during normal business hours (or on the following Business Day if not sent during normal business hours), if sent by facsimile.

If to Licensee, to:	Merit Medical Systems, Inc. 1600 West Merit Parkway South Jordan, Utah 84095 Attention: Fred P. Lampropoulos Facsimile: ___________________ Email: fred@merit.com

If to Licensor, to:	Monogram Licensing, Inc. & Monogram Licensing International, Inc. 3135 Easton Turnpike Fairfield, CT 06828 Attention: General Counsel

or to such other address or to the attention of such other Party that the recipient Party has specified by prior written notice to the sending Party in accordance with the preceding.
8.4 Entire Agreement; Modifications. This Agreement, along with the SPA, constitutes and contains the entire agreement and understanding of the Parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, understandings and agreements (whether written or oral) among the Parties respecting the subject matter hereof. This Agreement may be amended, supplemented or changed, and any provision hereof can be waived, only by written agreement signed by the Parties. In the event of a conflict between a provision of the SPA and a provision of this Agreement, the provision in this Agreement shall control.

8.5 Waiver. The waiver by any Party of a breach of any term or provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

8.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and performed entirely in New York, without regard to any Law that would result in the application of the laws of another jurisdiction.

8.7 Severability. If any one or more of the provisions contained in this Agreement is held invalid, illegal or unenforceable by a Governmental Authority (as defined in the SPA) in any respect, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired. If the final judgment of a court of competent jurisdiction or other Governmental Authority declares that any term or provision hereof is invalid, illegal or unenforceable, the Parties agree that the court or other Governmental Authority making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, illegal or unenforceable term or provision with a term or provision that is valid, legal and enforceable and that comes closest to expressing the intention of the invalid, illegal or unenforceable term or provision.

8.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument. Facsimiles or other electronic copies of signatures shall be deemed to be originals.

8.9 Third Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Except with respect to GE and its Affiliates, nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person not a party to this Agreement, including any Affiliates of any Party.

8.10 Consent to Jurisdiction. Each of the Parties to this Agreement irrevocably and unconditionally consents to submit to the exclusive jurisdiction of any federal court sitting in the State of New York in any action, suit or proceeding arising out of or relating to this Agreement, and agrees that all claims in respect of the action, suit or proceeding shall be heard and determined in any federal court sitting in the State of New York (and agrees not to commence any action, suit, or proceeding relating thereto except in a federal court sitting in the State of New York). Each Party to this Agreement irrevocably and unconditionally waives, and agrees not to assert, by way of motion, as a defense, or otherwise, in any action, suit or proceeding arising out of or relating to this Agreement, any claim that it is not personally subject to the jurisdiction of the federal court sitting in the State of New York for any reason whatsoever, that such action, suit or proceeding is brought in an inconvenient forum or that the venue of such action, suit or proceeding in the State of New York is improper, or the subject matter thereof may not be enforced in or by the federal courts sitting in the State of New York, and waives any bond, surety or other security that might be required of any other Party with respect thereto.

8.11 Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES HERETO HEREBY WAIVES AND COVENANTS THAT NEITHER IT NOR ANY OF ITS AFFILIATES SHALL ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, ACTION, CLAIM, CAUSE OF ACTION, SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER OF THIS AGREEMENTS, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. LICENSEE ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY LICENSOR THAT THIS SECTION 8.11 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH SELLER IS RELYING AND WILL RELY IN ENTERING INTO THE TRANSACTION DOCUMENTS AND ANY OTHER AGREEMENTS RELATING HERETO OR CONTEMPLATED HEREBY. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS

SECTION 8.11 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

8.12 Time of the Essence. Time is of the essence with respect to the transactions contemplated by this Agreement.
[Signature Page Follows.]

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their duly authorized representatives as of the Effective Date.
Monogram Licensing Inc.

By________________________________
Name:
Title:
Monogram Licensing International Inc.

By________________________________
Name:
Title:
Merit Medical Systems, Inc.

By________________________________
Name:
Title:
Thomas Medical Products, Inc.

By________________________________
Name:
Title:

EXHIBIT A
Licensed Marks

1. GE

2.
3.

4. GE Healthcare

5. Formerly a GE Healthcare Company

Exhibit C

Restrictive Covenant Agreement

FORM OF
RESTRICTIVE COVENANT AGREEMENT

This RESTRICTIVE COVENANT AGREEMENT (this “Agreement”) is entered into as of [__________], 2012 by and between Vital Signs, Inc., a New Jersey corporation (“Seller”), and Merit Medical Systems, Inc., a Utah corporation (“Buyer”), (Seller and Buyer, each a “Party” and together, the “Parties”).
WHEREAS, pursuant to that certain Stock Purchase Agreement, dated as of November 26, 2012 (as amended, modified or supplemented from time to time in accordance with its terms, the “Purchase Agreement”), by and between the Parties, concurrent with the execution hereof, Buyer has purchased from Seller all of the issued and outstanding shares of Thomas Medical Products, Inc., a Pennsylvania corporation (the “Company”).
WHEREAS, Buyer would not have consummated the transactions contemplated by the Purchase Agreement without entering into this Agreement with Seller for the benefit of Buyer and the Company. Seller's obligations pursuant to this Agreement are an integral part of the transaction contemplated by the Purchase Agreement.
NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and for other good and valuable consideration, the value, receipt and sufficiency of which are hereby acknowledged, each of Seller and Buyer agrees as follows:
Section 1.    Definitions. Capitalized terms used but not defined herein have the meanings given to such terms in the Purchase Agreement. For purposes of this Agreement, the following terms shall have the meanings set below whenever used in this Agreement:
(a)“De Minimis Business” means (i) any minority equity investment by any GEHC Controlled Subsidiary in any Person (A) in which GEHC Controlled Subsidiaries collectively hold not more than thirty-five percent (35%) of the outstanding voting securities or similar equity interests, to the extent such equity interests do not give the GEHC Controlled Subsidiaries the right to designate a majority (or such higher amount constituting a Controlling number) of the members of the board of directors (or similar governing body) of such Person, or (B) in which the amount invested by the GEHC Controlled Subsidiaries collectively is less than $20,000,000, (ii) any business activity that would otherwise violate Section 2(a) that is carried on by an After-Acquired Business or an After-Acquired Company, but only if, the revenues derived from the Restricted Activities by such After-Acquired Business or After-Acquired Company, at the time of such acquisition or at any time during the eighteen (18) month period thereafter, constitute less than thirty-five percent (35%) of the gross revenues of such After-Acquired Business or After-Acquired Company for the most recently completed fiscal year, or (iii) any business activity conducted by GEHC Controlled Subsidiaries that is ancillary to the conduct of their principal businesses, it being understood that the Restricted Activities will be deemed ancillary to a principal business if the Restricted Activities are not conducted as a separate profitable business offering and comprise not more than twenty percent (20%) of the value measured by the net profit of the business activities of which it forms a part.
(b)“Existing Business Activities” means any business (other than the Restricted Activities) conducted or investment held by one or more GEHC Controlled Subsidiaries, or contemplated by any existing contract, agreement, obligation, commitment, undertaking or formally submitted bid or proposal for any of the foregoing applicable to one or more GEHC Controlled Subsidiaries, on the date of this Agreement and any natural extensions thereof. For the avoidance of doubt, the following activities shall be deemed “Existing Business Activities” for purposes of this Agreement: (i) any activities of the GEHC Controlled Subsidiaries consisting of the design, development, manufacturing, marketing, distribution, sale and service of diagnostic catheters and/or the ICE Technology; and (ii) any activities by Seller or any of its Affiliates in connection with investments in or by any pension, retirement or other employee benefit plans, funds or similar arrangements.
(c)“GEHC” means General Electric Company, a New York corporation (“GE”), acting through or on behalf of its GE Healthcare division (and for avoidance of doubt does not include General Electric Company acting through or on behalf of any business unit or division other than its GE Healthcare division).
(d)“GEHC Controlled Subsidiary” means any Subsidiary of GE to the extent it is operated and managed as part of GE's GE Healthcare division.
(e)[***]
(f)[***]
(g)“Restricted Activities”means the ownership, operation or management of a business that manufactures products of the same type as the *** as sold by the Company as of the Closing Date.

Section 2.    Non-Competition.
a.Except as permitted by this Section 2, for a period of [***], Seller shall not, and shall cause the GEHC Controlled Subsidiaries not to, engage in the Restricted Activities in the United States, Canada, Portugal, Spain, France, Italy, Germany, the United Kingdom, Ireland, Norway, Sweden, Finland, Netherlands, Belgium, Luxembourg, Switzerland and Austria, without obtaining Buyer's prior written consent (such consent not to be unreasonably withheld, delayed or conditioned).

b.Notwithstanding the provisions of, and without implicitly agreeing that the following activities would be subject to the provisions of Section 2(a), nothing in this Agreement shall preclude, prohibit or restrict Seller or any of its Affiliates (whether a GEHC Controlled Subsidiary or otherwise) from engaging in any manner in any (i) Existing Business Activities, (ii) De Minimis Business or (iii) business activity that would otherwise violate Section 2(a) that is acquired from any Person (an “After-Acquired Business”) or is carried on by any Person that is acquired by a GEHC Controlled Subsidiary, in each case after the Closing Date (an “After-Acquired Company”); provided, that with respect to clause (iii), so long as (A) [***] after the purchase or other acquisition of the After-Acquired Business or the After-Acquired Company, the

applicable GEHC Controlled Subsidiary signs a definitive agreement to divest, and subsequently divests the relevant portion of the business or securities of the After-Acquired Business or the After-Acquired Company, or (B) at the expiration of such [***], the business of the After-Acquired Business or the After-Acquired Company complies with this Section 2(b) (without reference to clause (iii) of this Section 2(b)).

c.This Section 2 shall cease to be applicable to any Person at such time as it is no longer a GEHC Controlled Subsidiary, and shall not apply to any Person that purchases assets, operations or a business from a GEHC Controlled Subsidiary, if such Person is not a GEHC Controlled Subsidiary after such transaction is consummated.

Section 3.    Confidentiality. The Parties will, and will cause their respective Affiliates and Representatives (including in the case of Buyer following Closing, the Company) to, maintain the confidentiality of the existence and terms of this Agreement and will not, and will cause their respective Affiliates and Representatives not to, issue or cause the publication of any press release or other public announcement with respect to this Agreement without the prior written consent of the other Party.
Section 4.    Assignment. This Agreement will be binding upon and inure to the benefit of the respective successors and permitted assigns of the Parties. Neither this Agreement nor any of the rights, interests or obligations provided by this Agreement may be assigned by either Party (whether by operation of Law or otherwise) without the prior written consent of the other Party. No assignment shall relieve the assigning Party of its obligations hereunder.
Section 5.    Notices. Any notice, request, instruction or other document to be given hereunder will be sent in writing and delivered personally, sent by reputable, overnight courier service (charges paid by sender), or by facsimile, according to the instructions set forth below. Such notices will be deemed given: at the time delivered by hand, if personally delivered; on the day of delivery if during normal business hours (or on the following Business Day if not sent during normal business hours), if sent by reputable, overnight courier service; and on the day when confirmation of successful transmission is received by the sending facsimile machine if during normal business hours (or on the following Business Day if not sent during normal business hours), if sent by facsimile.

If to Buyer, to:	Merit Medical Systems, Inc. 1600 West Merit Parkway South Jordan, Utah 84095 Attention: Fred P. Lampropoulos Facsimile: (801) 253-1688 Email: fred@merit.com

With a copy (which will not constitute notice) to:	Merit Medical Systems, Inc. 1600 West Merit Parkway South Jordan, Utah 84095 Attention: Rashelle Perry Facsimile: (801) 253-1688 Email: rperry@merit.com

If to Seller, to:	GE Healthcare 9900 W Innovation Dr. Wauwatosa, WI 53226 Attention: General Counsel, Healthcare Systems Facsimile: (414) 721-3903

With copies (which will not constitute notice) to:	GE Healthcare 9900 W Innovation Dr. Wauwatosa, WI 53226 Attention: General Counsel, Business Development Facsimile: (414) 721-3903

Paul Hastings LLP 191 N. Wacker Drive, 30th Floor Chicago, IL 60606 Attention:Thaddeus J. Malik Richard S. Radnay Facsimile:(312) 499-6100 Email:thaddeusmalik@paulhastings.com richardradnay@paulhastings.com or to such other address or to the attention of such other party that the recipient party has specified by prior written notice to the sending party in accordance with the preceding.
Section 6.    Entire Agreement; Modifications. This Agreement constitutes and contains the entire agreement and understanding of the Parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, understandings and agreements (whether written or oral) among the Parties respecting the subject matter hereof and thereof. Subject to Section 4, this Agreement may be amended, supplemented or changed, and any provision hereof can be waived, only by written agreement signed by the Parties. Notwithstanding anything to the contrary in Section 13.6 of the Purchase Agreement, in the event that a provision of any Transaction Document conflicts with or contradicts any term of this Agreement, the terms of this Agreement will prevail.

Section 7.    Waiver. The waiver by any Party of a breach of any term or provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.
Section 8.    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and performed entirely in Delaware, without regard to any Law that would result in the application of the laws of another jurisdiction.
Section 9.    Severability. If any one or more of the provisions contained in this Agreement is held invalid, illegal or unenforceable by a Governmental Authority in any respect, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired. If the final judgment of a court of competent jurisdiction or other Governmental Authority declares that any term or provision hereof is invalid, illegal or unenforceable, the Parties agree that the court or other Governmental Authority making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, illegal or unenforceable term or provision with a term or provision that is valid, legal and enforceable and that comes closest to expressing the intention of the invalid, illegal or unenforceable term or provision.
Section 10.    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument. Facsimiles or other electronic copies of signatures shall be deemed to be originals.
Section 11.    Third Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person not a party to this Agreement, including any Affiliates of any Party.
Section 12.    No Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement may only be brought against the entities that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. Except to the extent a named Party (and then only to the extent of the specific obligations undertaken by such named Party in this Agreement and not otherwise), no past, present or future director, officer, employee, incorporator, authorized person, member, partner, stockholder, Affiliate, agent, attorney or their respective Affiliates shall have any Liability (whether in contract or tort) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of either Seller or Buyer under this Agreement (whether for indemnification or otherwise) of or for any claim based on, in respect of, or by reason of, the transactions contemplated by this Agreement.

Section 13.    Consent to Jurisdiction. Each of the Parties consents to submit to the non-exclusive personal jurisdiction of any federal court sitting in the State of Delaware in any action or proceeding arising out of or relating to this Agreement or any Transaction Document, and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each Party agrees not to assert in any action or proceeding arising out of or relating to this Agreement or any Transaction Document that such venue in the State of Delaware is improper, and waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto.
Section 14.    Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES HEREBY WAIVES AND COVENANTS THAT NEITHER IT NOR ANY OF ITS AFFILIATES SHALL ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, ACTION, CLAIM, CAUSE OF ACTION, SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS OR THE SUBJECT MATTER OF SUCH AGREEMENTS OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. BUYER ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY SELLER THAT THIS SECTION 14 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH SELLER IS RELYING AND WILL RELY IN ENTERING INTO THE TRANSACTION DOCUMENTS AND ANY OTHER AGREEMENTS RELATING HERETO OR CONTEMPLATED HEREBY. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 14 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK;
SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, this Agreement has been duly executed on behalf of each of the Parties as of the date and year first above written.

SELLER:	BUYER:
VITAL SIGNS, INC.	MERIT MEDICAL SYSTEMS, INC.

By:_________________________________ Name: Title:	By:_________________________________ Name: Title:

Exhibit A

[***]